EXHIBIT 10.44

EXECUTION COPY

CONTRIBUTION AGREEMENT

DATED AS OF DECEMBER 8, 2009

(i)

(ii)

(iii)

EXHIBITS
A	—	Form of LP Purchase Agreement
B	—	Form of Member Guarantee
C	—	Net Working Capital Line Items
D	—	Net Operating Income Line Items
E	—	New Company Agreement
F	—	Form of DL Tax Matters Agreement
G	—	Form of LVP Tax Matters Agreement

ANNEXES:
A	—	Other Group Companies Contributed Interests
B	—	Company Contributed Interests
C	—	Legal Description of St. Augustine Land
D	—	Applicable Percentage Interest
E	—	Certain Obligations
F	—	Company Knowledge Parties

(iv)

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of December 8, 2009, is made by and among Simon Property Group, Inc., a Delaware corporation (“Parent REIT”), Simon Property Group, L.P., a Delaware limited partnership (“Parent OP”), Marco Capital Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent OP (“Parent Sub,” and together with Parent REIT and Parent OP, the “Parent Parties”), Lightstone Value Plus REIT, LP, a Delaware limited partnership (“LVP OP”), Pro-DFJV Holdings LLC, a Delaware limited liability company (“Pro-DFJV”), Lightstone Holdings, LLC, a Delaware limited liability company (“Lightstone Holdings”), Lightstone Prime, LLC, a Delaware limited liability company (“Lightstone Prime”), BRM, LLC, a New Jersey limited liability company (“BRM”), Lightstone Real Property Ventures Limited Liability Company, a New Jersey limited liability company (“LRPV”), PR Lightstone Manager, LLC, a Delaware limited liability company (“PR Manager”), Prime Outlets Acquisition Company LLC, a Delaware limited liability company (the “Company”) and solely for purposes of Section 4.3(b), Section 6.13, Section 6.16, Section 7.2(b), Article 10 (with respect to any alleged breach of Section 4.3(b), Section 6.13, Section 6.16 or Section 7.2(b)), Article 11 and Article 12, Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation (“LVP REIT”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, Lightstone Holdings, Pro-DFJV, LVP OP, BRM, LRPV and PR Manager own the membership interests in Ewell, Mill Run and Barceloneta, in each case as set forth opposite their respective names on Annex A (such membership interests, the “Other Group Companies Contributed Interests”);

WHEREAS, Lightstone Prime, LVP OP and Pro-DFJV own all of the outstanding membership interests in the Company, in each case as set forth opposite their respective names on Annex B (such membership interests, the “Company Contributed Interests” and, with the Other Group Companies Contributed Interests, the “Contributed Interests”);

WHEREAS, LVP OP owns all of the outstanding membership interests of St. Augustine (the “St. Augustine Interests”) and a related parcel of unimproved land described on Annex C (with all structures, improvements and fixtures located thereon and all rights of way, other rights, privileges, licenses, easements and appurtenances belonging or appertaining thereto, the “St. Augustine Land”);

WHEREAS, certain of the Contributors have agreed to enter into this Agreement to, subject to the terms and conditions hereof, contribute all of the Company Contributed Interests to Parent Sub;

WHEREAS, certain of the Contributors have agreed to enter into this Agreement to, subject to the terms and conditions hereof, contribute all of the Other Group Companies Contributed Interests to Parent Sub;

WHEREAS, LVP OP has agreed to enter into this Agreement to, subject to the terms and conditions hereof, sell all of the St. Augustine Interests and the St. Augustine Land to Parent Sub; and

WHEREAS, concurrently with the execution hereof, Parent OP and Parent Sub have entered into a master purchase and sale agreement in the form attached as Exhibit A (the “LP Purchase Agreement”) with each of the members of Mill Run and Ewell that is not a Contributor (collectively, the “Other Members”), pursuant to which Parent Sub has agreed, subject to the terms and conditions of the LP Purchase Agreement, to purchase, concurrently with the Closing, all of the membership interests of Mill Run and Ewell owned by the Other Members.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1     Certain Definitions

As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.3(d)(ii).

“Actual Adjustment” means (a) the Aggregate Consideration Value as finally determined pursuant to Section 2.3(d), minus (b) the Estimated Aggregate Consideration Value.  For the avoidance of doubt, the Actual Adjustment may be a positive amount or a negative amount.

“Actual Value” has the meaning set forth in Section 2.3(d)(iii)(C).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Consideration Dispute Notice” has the meaning set forth in Section 2.3(d)(ii).

“Aggregate Consideration Value” means (i) the Enterprise Value, increased by (ii) the Net Working Capital Adjustment (if a positive number), decreased by (iii) the absolute value of the Net Working Capital Adjustment (if a negative number), decreased by (iv) the amount of Closing Date Funded Indebtedness, decreased by (v) the Company Transaction Expenses, decreased by (vi) the Minority Cash Amount, decreased by (vii) the St. Augustine Cash Amount.  For the avoidance of doubt, no item (or element thereof) shall be included more than once in any of the foregoing clauses in the calculation of the Aggregate Consideration Value.  For illustrative purposes, attached as Schedule 1.1(A) is a hypothetical calculation of the Aggregate Consideration Value.

“Aggregate Unit Value” means the product of (i) the Parent Closing Price and (ii) the number of Parent OP Common Units constituting the Unit Consideration.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternate Financing” has the meaning set forth in Section 6.5(c).

“Applicable Percentage Interest” means, with respect to any Contributor, the percentage interest set forth opposite such Contributor’s name on Annex D (as such Annex D may be updated from time to time prior to Closing, with notice to the Parent Parties, by the Representative).

“Barceloneta” means PR Barceloneta LLC, a New Jersey limited liability company.

“BRM” has the meaning set forth in the preamble to this Agreement.

“Brokerage Agreements” has the meaning set forth in Section 3.16(i).

“Budget” means the operating budget of the Group Companies for the year-ended December 31, 2010 (or, in respect of any period prior to January 1, 2010, the operating budget of the Group Companies for the year ended December 31, 2009), in each case as set forth in Schedule 1.1(B).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City and Indianapolis, Indiana are open for the general transaction of business.

“Claim” has the meaning set forth in Section 11.1(a)(iv).

“Claim Arbitrator” has the meaning set forth in Section 2.3(f)(ii).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to the Closing (and determined without giving effect to the Contemplated Transactions).

“CMBS Transfer Restrictions” means restrictions on transfer or alienation or similar encumbrances contained in the terms of any Funded Indebtedness.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Consent Fees” means the fees (including deferred financing fees) payable by the Group Companies at or (to the extent agreed by such Group Company prior to the Closing) after the Closing to any lender, agent or servicer solely in order to (x) obtain the Required Consents or (y) effect the repayment of the Floating Rate Debt (to the extent being repaid by the Group Companies or the Parent Parties at, or promptly following, Closing); provided, that “Company Consent Fees” shall not include (i) any amount for repayment of Funded Indebtedness, (ii) any amount that the Parent Parties are obligated to pay, or, except as set forth on Annex E, the costs of any actions the Parent Parties are required to take, in each case in accordance with Annex E, or (iii) any amounts funded into any escrow or any costs associated with the establishment of additional collateral for a loan as to which the Group Companies or Parent Parties have the benefit after the Closing.

“Company Contributed Interests” has the meaning set forth in the recitals to this Agreement.

“Company Ground Leases” has the meaning set forth in Section 3.16(b).

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company IP Licenses” has the meaning set forth in Section 3.12(b).

“Company Knowledge Parties” means the persons set forth on Annex F.

“Company Leases” has the meaning set forth in Section 3.16(f).

“Company LLC Agreement” means the Company’s limited liability agreement (as amended from time to time).

“Company Material Adverse Effect” means a material adverse effect upon the financial condition, business, or results of operations of the Group Companies, taken as a whole; provided, however, that any adverse effect arising from or related to the following shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) conditions affecting or changes in the national, international or any regional economy in general, the financial, credit, securities or banking markets or conditions in general (including any disruption thereof), interest rates, currency or exchange rates or the price of any commodity, security or market index (unless such matters have a materially disproportionate impact on the Group Companies, taken as a whole, relative to other participants in the industries and markets in which the Group Companies participate), (ii) any national, international or regional political or social conditions, including, without limitation, the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, the occurrence or results of any primary or general elections, the occurrence or threatened occurrence of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national or international calamity (except to the extent directed at or physically impacting any of the Group Companies or their respective properties or assets), (iii) seasonal fluctuations in the business of any Group Company consistent in scope with seasonal fluctuations over the preceding five (5) years, (iv) generally applicable changes in legal or regulatory conditions, (v) changes or proposed changes in any Laws, including changes or proposed changes in Laws applicable to any Group Company or any of their respective properties, assets or liabilities, or in applicable accounting or Tax regulations or principles or interpretations thereof, including GAAP, (vi) any matter set forth in the Company Schedules or the 2008 Audited Financial Statements (other than any change in the footnotes thereto from the 2008 Unaudited Financial Statements), (vii) any change that is generally applicable to any industry or market in which any of the Group Companies operates, including any weakening of the real estate or retail shopping industries in general (unless such changes have a materially disproportionate impact on the Group Companies, taken as a whole, relative to other participants in the industries and markets in which the Group Companies participate); (viii) the announcement, performance or existence of this Agreement, the identity of the parties hereto or any of their respective Affiliates, representatives or financing sources, the taking of any action to the extent required by this Agreement, the failure to take any action prohibited by this Agreement, or the pendency or contemplated consummation of Contemplated Transactions, including the loss of any current or prospective tenants, lessees, customers, employees, financing sources, investors, landlords, partners, suppliers or vendors of any Group Company due to any of the foregoing in this clause (viii), (ix) any failure by any Group Company to meet any projections, forecasts or revenue or earnings predictions for any period, provided, however, that the facts or occurrences giving rise or contributing to such failure may, unless otherwise excluded by another clause in this definition of “Company Material Adverse Effect,” be deemed to constitute, or be taken into account in determining whether there has been, a “Company Material Adverse Effect” or whether a “Company Material Adverse Effect” would be reasonably likely to occur; (x) any actions taken, or not taken, with the written consent or written waiver, or at the written request, of Parent REIT, Parent OP or Parent Sub; (xi) any Known Claim (including the matters underlying such Known Claim), the value of which was not disputed by the Contributors or, if disputed, was included in the process of calculating a Known Claim; or (xii) any matter for which any Person, other than the Group Companies, shall have liability following the Closing pursuant to the terms of the Tax Matters Agreements.

“Company Membership Interests” has the meaning ascribed to the term “Membership Interests” in the Company LLC Agreement.

“Company Owned Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Permits” has the meaning set forth in Section 3.9(a).

“Company Released Matters” has the meaning set forth in Section 7.2(a).

“Company Released Parties” has the meaning set forth in Section 7.2(a).

“Company Releasing Parties” has the meaning set forth in Section 7.2(a).

“Company Schedules” has the meaning set forth in Article 3.

“Company Title Insurance Policies” has the meaning set forth in Section 3.16(q).

“Company Transaction Expenses” means, without duplication, (i) the expenses of the Group Companies incurred in connection with the negotiation and consummation of this Agreement and the other Transaction Documents (or any alternative transaction) that are either payable as of immediately prior to, at or after the Closing or that are contingent upon the consummation of the Contemplated Transactions, including attorney fees, financial advisor fees, accountant fees, and including, for the avoidance of doubt, the fees and expenses of the Persons set forth on Schedule 1.1(C), (ii) the Company Consent Fees, (iii) the Company Transaction Taxes and (iv) the Severance, Employment and Shut-Down Costs.

“Company Transaction Taxes” means any Transaction Taxes (a) payable by the Group Companies at or after the Closing and/or (b) paid or payable by Parent OP or any Affiliate thereof (other than any Group Company) prior to, at or after the Closing.

“Confidentiality Agreement” means the confidentiality agreement, dated August 19, 2009, by and between the Company and Parent REIT.

“Contemplated Transactions” means the Contributions and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any written loan agreement, indenture, letter of credit (including related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, franchise, power of attorney, purchase order, lease and other agreement, license, contract, binding arrangement or understanding, obligation, or instrument, in each case as amended, supplemented, waived or otherwise modified.

“Contributed Interests” has the meaning set forth in the recitals to this Agreement.

“Contributions” has the meaning set forth in Section 2.1.

“Contributor Released Matters” has the meaning set forth in Section 7.2(b).

“Contributor Released Parties” has the meaning set forth in Section 7.2(b).

“Contributor Releasing Parties” has the meaning set forth in Section 7.2(b).

“Contributors” means Lightstone Holdings, Lightstone Prime, BRM, LRPV, PR Manager, LVP OP and Pro-DFJV.

“DL Parties” means Lightstone Holdings, Lightstone Prime, BRM, LRPV and PR Manager.

“DL Tax Matters Agreement” means a Tax Matters Agreement to be entered into at or before the Closing in the form attached as Exhibit F hereto among Parent REIT, Parent OP, New Company, the Company, Lightstone Holdings, Lightstone Prime, BRM, LRPV and David Lichtenstein, with final schedules and exhibits to be agreed upon in good faith by the parties thereto.

“Employee” means each current (including those on layoff, disability or leave of absence, whether paid or unpaid), former, or retired employee, officer, consultant, independent contractor providing individual services, agent or director of a Group Company or the Prime Manager.

“Employee Agreement” means each management, employment, severance, consulting, non-compete, confidentiality, change-in-control or similar agreement or contract between any Group Company and any Employee pursuant to which any Group Company or the Prime Manager has or may have any liability as of the date hereof.

“Employee Benefit Plan” means each plan, program, policy, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement benefits, fringe benefits or other employee benefits of any kind, funded or unfunded, written or oral, including, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and each “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, maintained or contributed to, or required to be maintained or contributed to, by any Group Company or any ERISA Affiliate for the benefit of any Employee of any Group Company or the Prime Manager as of the date hereof.

“Enterprise Value” means two billion, three hundred twenty five million dollars ($2,325,000,000), subject to adjustment pursuant to Section 2.3(a).

“Environmental Laws” has the meaning set forth in Section 3.11(a)(i).

“Environmental Permits” has the meaning set forth in Section 3.11(a)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each trade or business which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any of the Group Companies or the Prime Manager within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with any of the Group Companies or the Prime Manager under Section 414(o) of the Code, or is under “common control” with any of the Group Companies or the Prime Manager, within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” means an escrow agent to be mutually agreed upon by Parent OP and the Representative in good faith.

“Escrow Agreement” means an escrow agreement to be entered into on the Closing Date by the Representative, Parent OP and the Escrow Agent in a form as the Representative, Parent OP and the Escrow Agent shall reasonably agree in good faith, which agreement shall not modify any of the rights or obligations of the parties hereto in any material respect and which agreement shall provide that the Representative and Parent OP shall each bear 50% of the fees and expenses of the Escrow Agent.

“Escrow Cash” means the sum of the Working Capital Escrow Amount and the Known Claims Escrow Amount.

“Escrow Units” has the meaning set forth in Section 2.3(c)(i).

“Estimated Aggregate Consideration Value” means a good faith estimate of the Aggregate Consideration Value prepared by the Company.  In connection with determining the Estimated Aggregate Consideration Value, the Company (a) shall use the actual Enterprise Value, the actual Minority Cash Amount and the actual St. Augustine Cash Amount and (b) shall estimate the amount of (i) the Net Working Capital Adjustment, (ii) Closing Date Funded Indebtedness, and (iii) Company Transaction Expenses.

“Ewell” means Ewell Holdings, LLC, a Delaware limited liability company.

“Exculpated Parties” has the meaning set forth in Section 6.7(a).

“Existing Company Lease Documents” has the meaning set forth in Section 3.16(f).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing” has the meaning set forth in Section 5.7.

“Fixed Rate Debt” has the meaning set forth in Section 3.4(f).

“Floating Rate Debt” has the meaning set forth in Section 3.4(g).

“Fraud” means, with respect to a Contributor, an actual and intentional fraud with respect to (i) the making of the representations and warranties in Article 3 or (ii) the intentional failure to provide notice to the Parent Parties in breach of Section 6.11, provided, that such actual and intentional fraud of a Contributor shall only be deemed to exist if any of the Company Knowledge Parties had actual knowledge (as opposed to imputed or constructive knowledge) that (x) the representations and warranties in Article 3, as qualified by the Company Schedules, were actually and intentionally breached in any material respect when made or (y) the obligations to provide notice to the Parent Parties pursuant to Section 6.11 were actually and intentionally not complied with in any material respect.

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, and accrued and unpaid interest on, any obligations of any Group Company consisting of (a) indebtedness for borrowed money, whether secured or unsecured, or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business and included in the calculation of current liabilities for purposes of Net Working Capital), (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) obligations under any interest rate, currency or other hedging agreements (valued at the termination value thereof), (d) the outstanding shares of Prime Retail Series C Preferred, including all accrued and unpaid dividends thereon, (e) obligations under capitalized leases, (f) the obligation set forth on Schedule 1.1(F) to the extent unpaid, and (g) the deferred purchase price for real properties or Persons owning real properties (which, for the avoidance of doubt, shall not include any amounts required to be paid to exercise any real property purchase options), in each case, as of such date.  Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (i) obligations under operating leases, (ii) undrawn letters of credit, (iii) LIBOR breakage fees and (iv) and obligations of a Group Company to any other Group Company.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any United States, non-United States or supranational (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including, without limitation, any arbitral tribunal.

“GPT Promissory Note” means that certain Promissory Note, dated August 13, 2008, in the principal amount of $122,000,000 issued by Prime Outlets at Grand Prairie Limited Partnership, as maker, to GPT Outlet Lender LLC, as noteholder.

“GPT Sale Agreement” means a promissory note purchase agreement to be entered into on the Closing Date by an Affiliate of Parent OP and GPT Outlet Lender LLC in a form as Parent OP and GPT Outlet Lender LLC shall reasonably agree in good faith which provides for the purchase by an Affiliate of Parent OP of the GPT Promissory Note from GPT Outlet Lender LLC for a purchase price of $1,000.

“Group Companies” means, collectively, the Company, Ewell, Mill Run, Barceloneta, St. Augustine, and each of their respective Subsidiaries.

“Group Company Information” has the meaning set forth in Section 6.13(b).

“Hazardous Substances” means any pollutant, contaminant, material, waste or toxic substance that is regulated under Environmental Laws, including asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum or petroleum products (including crude oil and any fraction thereof) and radon, mold, fungus and other hazardous biological materials.

“High Value” has the meaning set forth in Section 2.3(d)(iii)(B).

“Indemnified Party” has the meaning set forth in Section 10.3(a).

“Intellectual Property” means (a) patents, patent applications and statutory invention registrations; (b) trademarks, service marks, trade dress, logos, trade names, corporate names, brand names, domain names and other source identifiers; (c) copyrights, mask works and software; and (d) trade secrets, confidential and proprietary information and know-how.

“IRS” means the United States Internal Revenue Service.

“Known Claim” has the meaning set forth in Section 2.3(f)(i).

“Known Claims Escrow Amount” has the meaning set forth in Section 2.3(f)(iii).

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Law” or “law” means, with respect to any Person, any applicable law (including common law), treaty, statute, ordinance, rule or regulation enacted or promulgated by any Governmental Entity having jurisdiction over such Person, its properties, assets or activities, all as in effect from time to time.

“Leased Real Property” means the real property leased by or subject to a written agreement to lease or sublease or other use or occupancy contract, in each case by any Group Company as tenant; provided, however, that any real property as to which any Group Company is a ground lessee under a ground lease shall constitute “Owned Real Property” and not “Leased Real Property.”

“Leasing Plan” means the leasing plan for each of the Group Companies and Owned Real Properties set forth in Schedule 1.1(D).

“Lender” has the meaning set forth in Section 5.7.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge.  For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property rights.

“Lightstone Holdings” has the meaning set forth in the preamble to this Agreement.

“Lightstone Prime” has the meaning set forth in the preamble to this Agreement.

“Loss” has the meaning set forth in Section 10.2(a).

“Low Value” has the meaning set forth in Section 2.3(d)(iii)(A).

“LP Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“LRPV” has the meaning set forth in the preamble to this Agreement.

“LVP OP” has the meaning set forth in the preamble to this Agreement.

“LVP REIT” has the meaning set forth in the preamble to this Agreement.

“LVP Tax Matters Agreement” means a Tax Matters Agreement to be entered into at or before the Closing in the form attached as Exhibit G hereto among Parent REIT, Parent OP, New Company, the Company and LVP REIT, LVP OP, Pro-DFJV and, solely for purposes of Section 14 thereof, Lightstone Prime, Lightstone Holdings, BRM, LRPV and David Lichtenstein, with final schedules and exhibits to be agreed upon in good faith by the parties thereto.

“Management Employees” means all current employees of the Prime Manager, including those on short-term disability (and expected to not go on long-term disability) or short-term leave of absence, whether paid or unpaid, but not on a layoff or long-term disability, providing individual service at a Group Company or at the Prime Manager.

“Material Company Leases” has the meaning set forth in Section 3.16(g).

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Member Guarantees” means the guarantees by the DL Parties of the obligations of Parent OP under the Financing in the forms attached to this Agreement as Exhibit B.

“Member Indemnitee” has the meaning set forth in Section 10.2(c).

“Mill Run” means Mill Run, L.L.C., a New Jersey limited liability company.

“Mill Run Letter Agreement” means that certain letter agreement, dated as of the date hereof, between Parent OP and Mill Run.

“Minority Cash Amount” means the aggregate amount of cash paid or payable by Parent OP pursuant to the LP Purchase Agreement.

“Net Working Capital” means, with respect to the Group Companies, the net book value of those current assets of the Group Companies as of immediately prior to the Closing (without giving effect to the Contemplated Transactions) that are included in the line item categories of current assets specifically identified on Exhibit C, less the net book value of those current liabilities of the Group Companies as of immediately prior to the Closing (without giving effect to the Contemplated Transactions) that are included in the line item categories of current liabilities specifically identified on Exhibit C, in each case, without duplication, and as determined in a manner strictly consistent with the principles used in the preparation of the Financial Statements (the “Accounting Principles”); provided, that Pre-Signing Allowances and Commissions shall be treated as current liabilities (without regard to whether they would constitute current liabilities in accordance with GAAP) and Post-Signing Allowances and Commissions shall not be treated as current liabilities (without regard to whether they would constitute current liabilities in accordance with GAAP).  Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” (including the determination of current assets and current liabilities) include any amounts to the extent included in the calculation of Closing Date Funded Indebtedness or Company Transaction Expenses.

“Net Working Capital Adjustment” means (a) the amount by which Net Working Capital as of immediately prior to the Closing exceeds Target Net Working Capital or (b) the amount by which Net Working Capital as of immediately prior to the Closing is less than Target Net Working Capital, in each case, if applicable; provided, that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“New Company” has the meaning set forth in the recitals.

“New Company Agreement” means the limited liability company agreement of New Company in the form attached as Exhibit E hereto pursuant to which New Company will hold the Parent OP Common Units to be issued to the Contributors and the Escrow Account hereunder.

“New Company Common Units” means the Company Units, as defined in the New Company Agreement, each of which is exchangeable and redeemable for the Parent OP Common Unit contributed to the New Company in exchange for the issuance of the Company Unit, as set forth herein and in the New Company Agreement.

“New Company Manager” has the meaning set forth in the recitals.

“New Facility” has the meaning set forth in Section 6.5(c).

“NOI Waiver” has the meaning set forth in Section 2.3(a).

“Non-Excluded Representation” means, (a) with respect to the representations and warranties of the Company in Article 3, each representation and warranty in Article 3 except for the representations and warranties in Section 3.4(b) and Section 3.7(a) and (b) with respect to the representations and warranties of the Parent Parties in Article 5, each representation and warranty in Article 5 except for the representations and warranties in Section 5.5(b) and Section 5.9(a).

“Off Balance Sheet Arrangements” means, with respect to any Person, any obligation or liability that does not appear as a liability on the balance sheet of such Person and that constitutes (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee, (c) obligations, liabilities and indebtedness of such Person arising under any interest rate, currency or commodity hedge, cap, collar, swap, derivative or similar transaction and (d) obligations, contingent or otherwise, of such Person under any “synthetic” lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such obligation (i) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease or (ii) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person.

“Order” means any decisions, injunctions, judgments, decrees or orders (whether temporary, preliminary or permanent) entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Other Group Companies” means Ewell, Mill Run, Barceloneta and St. Augustine.

“Other Group Companies Contributed Interests” has the meaning set forth in the recitals to this Agreement.

“Other Members” has the meaning set forth in the recitals to this Agreement.

“Overage Rent” means, with respect to any Company Lease that provides for the payment of additional or escalation rent based upon (a) a percentage of a tenant’s gross sales during a specified annual or other period or (b) increases in real estate taxes, operating expenses, labor costs, cost of living indices or porter’s wages.

“Owned Real Properties” has the meaning set forth in Section 3.16(b).

“Parent Assumable Claim” has the meaning set forth in Section 10.3(b).

“Parent Closing Price” means an amount equal to the volume-weighted (based on daily trading volume) average of the per share daily closing price of a share of Parent Common Stock quoted on The New York Stock Exchange, as reported by The Wall Street Journal (or, if not reported therein, such other authoritative source as the Parties shall otherwise agree), for the ten (10) trading days ending on and including the date that is three (3) trading days prior to the Closing Date; provided, that (a) if the Parent Closing Price as finally determined is equal to or greater than $81.29 (the “Maximum Price”), the Parent Closing Price shall equal the Maximum Price, and (b) if the Parent Closing Price as finally determined is equal to or less than $66.51 (the “Minimum Price”), the Parent Closing Price shall equal the Minimum Price.  The Unit Consideration, the Parent Closing Price, the Maximum Price and the Minimum Price shall be adjusted to reflect appropriately the effect of any stock or unit split, reverse split, dividend or distribution (including any dividend or distribution of securities convertible into Parent Common Stock or Parent OP Common Units), reorganization, recapitalization, reclassification or other like change with respect to the Parent Common Stock and/or Parent OP Common Units occurring on or after the date hereof and prior to the Closing.  For the avoidance of doubt, and notwithstanding the foregoing, no adjustment shall be made in respect of any dividend or distribution in respect of the Parent Common Stock to the extent such dividend was paid in (i) cash, (ii) Parent Common Stock and/or (iii) Parent OP Common Units and, in each case of clause (i), clause (ii) or clause (iii), was either included in a regular quarterly dividend or was otherwise intended to assure Parent REIT maintains its tax status as a REIT.

“Parent Common Stock” has the meaning set forth in Section 5.4(a).

“Parent Indemnitee” has the meaning set forth in Section 10.2(a).

“Parent Material Adverse Effect” means a material adverse effect upon the financial condition, business, or results of operations of Parent REIT, Parent OP and their respective Subsidiaries, taken as a whole; provided, however, that any adverse effect arising from or related to the following shall not be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) conditions affecting or changes in the national, international or any regional economy in general, the financial, credit, securities or banking markets or conditions in general (including any disruption thereof), interest rates, currency or exchange rates or the price of any commodity, security or market index (unless such matters have a materially disproportionate impact on Parent REIT, Parent OP and their respective Subsidiaries, taken as a whole, relative to other participants in the industries and markets in which Parent REIT, Parent OP and their respective Subsidiaries participate), (ii) any national, international or regional political or social conditions, including, without limitation, the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, the occurrence or results of any primary or general elections, the occurrence or threatened occurrence of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national or international calamity (except to the extent directed at or physically impacting Parent REIT, Parent OP or any of their respective Subsidiaries, or their respective properties or assets), (iii) seasonal fluctuations in the business of Parent REIT, Parent OP or any of their respective Subsidiaries consistent in scope with seasonal fluctuations over the preceding five (5) years, (iv) generally applicable changes in legal or regulatory conditions, (v) changes or proposed changes in any Laws, including changes or proposed changes in Laws applicable to Parent REIT, Parent OP or any of their respective Subsidiaries or any of their respective properties, assets or liabilities, or in applicable accounting or Tax regulations or principles or interpretations thereof, including GAAP, (vi) any matter disclosed in the Parent SEC Reports prior to the date hereof (without giving effect to any amendment to any such Parent SEC Report filed on or after the date hereof and excluding any disclosures that contain general cautionary, predictive or forward-looking statements set forth in any section of a Parent SEC Report entitled “risk factors” or constituting “forward-looking statements” or any other similar sections of such filings), (vii) any change that is generally applicable to any industry or market in which Parent REIT, Parent OP or any of their respective Subsidiaries operate, including any weakening of the real estate or retail shopping industries in general (unless such changes have a materially disproportionate impact on Parent REIT, Parent OP and their respective Subsidiaries, taken as a whole, relative to other participants in the industries and markets in which Parent REIT, Parent OP and their respective Subsidiaries participate); (viii) the announcement, performance or existence of this Agreement, the identity of the parties hereto or any of their respective Affiliates, representatives or financing sources, the taking of any action to the extent required by this Agreement, the failure to take any action prohibited by this Agreement, or the pendency or contemplated consummation of the Contemplated Transactions, including the loss of any current or prospective tenants, lessees, customers, employees, financing sources, investors, landlords, partners, suppliers or vendors of Parent REIT, Parent OP or any of their respective Subsidiaries due to any of the foregoing in this clause (viii); provided, however, that the exceptions set forth in this clause (viii) shall not apply to references to “Parent Material Adverse Effect” in the representations and warranties set forth in Section 5.3 or to the conditions set forth in Section 8.3(a) (to the extent related to the representations and warranties set forth in Section 5.3); (ix) any (A) failure by Parent REIT, Parent OP or any of their respective Subsidiaries to meet any projections, forecasts or revenue or earnings predictions for any period or (B) any fluctuation  (including any decline) in the market price of the Parent Common Stock or any other debt or equity securities of Parent REIT or any of its Affiliates, provided, however, that the facts or occurrences giving rise or contributing to such failure or fluctuation may, unless otherwise excluded by another clause in this definition of “Parent Material Adverse Effect,” be deemed to constitute, or be taken into account in determining whether there has been, a “Parent Material Adverse Effect”; (x) any actions taken, or not taken, with the written consent or written waiver, or at the written request of, the Representative or (xi) subject to its obligations under Section 6.4(d), any actual or proposed acquisition of securities, properties or assets by Parent REIT, Parent OP or any of their respective Subsidiaries in the good faith belief that such transaction was, is or will be in the best interests of Parent REIT, Parent OP or any such Subsidiaries.

“Parent OP” has the meaning set forth in the preamble to this Agreement.

“Parent OP Agreement” means the Eighth Amended and Restated Limited Partnership Agreement of Parent OP, dated as of May 8, 2008 as it may be amended from time to time.

“Parent OP Common Units” means “Partnership Units,” as defined in the Parent OP Agreement, each of which is exchangeable for one share of Parent Common Stock as set forth in the Parent OP Agreement.

“Parent Parties” has the meaning set forth in the preamble to this Agreement.

“Parent Preferred Stock” has the meaning set forth in Section 5.4(a).

“Parent REIT” has the meaning set forth in the preamble to this Agreement.

“Parent Revolving Credit Facility” has the meaning set forth in Section 5.7.

“Parent SEC Reports” means all publicly available forms, reports, statements, certificates and other documents filed with or furnished to the SEC by Parent REIT or Parent OP since December 31, 2007.

“Parent Specified Sections” has the meaning set forth in Section 8.3(a).

“Parent Sub” has the meaning set forth in the recitals to this Agreement.

“Participation Agreements” has the meaning set forth in Section 3.16(v).

“Paul Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP.

“Permitted Liens” means any (a) mechanics’, materialmens’ and similar Liens with respect to amounts not yet due and payable which were incurred in the ordinary course of business or the validity of which is being contested in good faith by appropriate proceedings (and in connection with such contested items, appropriate reserves in accordance with GAAP have been set forth on the books of the Group Company that is the owner of the property (if such reserves are required by GAAP)) and in all such cases do not adversely affect in any material respect the current use or operation or the Group Companies’ intended use or operation as of the date hereof of the applicable property, (b) Liens for Taxes, assessments or other government charges not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and, in the case of such contested items, for which appropriate reserves in accordance with GAAP have been set forth on the books of the Group Company that is the owner of the property (if such reserves are required by GAAP), (c) non-monetary Liens encumbering any of the Owned Real Property or Leased Real Property which do not adversely affect in any material respect the current use or operation of the Owned Real Property or Leased Real Property, including all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in any existing title insurance policies made available to Parent REIT prior to the date hereof, (d) zoning, entitlement and other land use and environmental regulations by any Government Entity, (e) matters affecting title of any lessor to the property demised under any Company Ground Lease as a result of that Company Ground Lease or that do not encumber the ground leasehold interest of any Group Company under any such Company Ground Lease, (f) any Company Leases that are in effect as of the date hereof or as of the Closing Date and (g) Liens that secure debt or other obligations reflected as liabilities on the Financial Statements or specifically identified in the Company Schedules.

“Permitted Qualifications” means qualifications included in the 2008 Audited Financial Statements other than qualifications with respect to recognition of revenues or expenses relating to ongoing operations.

“Permitted Transaction” has the meaning set forth in Section 6.13(a).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Post-Signing Allowances and Commissions” means (a) any out-of-pocket payments under any lease or sublease (or amendment or modification of any existing lease or sublease executed in compliance with this Agreement) executed on or after the date hereof by any Group Company (as lessor or sublessor, as applicable) and any tenant thereof that are required to be paid by the landlord thereunder to, or for the benefit of, the tenant thereunder which is in the nature of a tenant inducement or concession, including, without limitation, tenant improvement costs, design, refurbishment and other work allowances, lease buyout costs, and moving allowances (but excluding free rent); and (b) all brokerage commissions required to be paid by any of the Group Companies, in each case with respect to any lease or sublease (or amendment or modification of any existing lease or sublease executed in compliance with this Agreement) executed on or after the date hereof by any Group Company (including by reason of the exercise by a tenant under such a lease or sublease of any renewal option, extension option, expansion option, lease of additional space, right of first offer, right of first refusal or similar right or option or the lapse or waiver by a tenant under any lease or sublease (or amendment or modification of any existing lease or sublease executed in compliance with this Agreement) executed by any Group Company on or after the date hereof of any right of cancellation in each case on or after the date hereof).

“Post-Signing Returns” has the meaning set forth in Section 6.2(a).

“PR Manager” has the meaning set forth in the preamble to this Agreement.

“Pre-Signing Allowances and Commissions” means (a) any unpaid out-of-pocket payments under any lease or sublease executed prior to the date hereof by any Group Company (as lessor or sublessor, as applicable) and any tenant thereof that are required to be paid by the landlord thereunder to, or for the benefit of, the tenant thereunder which is in the nature of a tenant inducement or concession, including, without limitation, tenant improvement costs, design, refurbishment and other work allowances, lease buyout costs, and moving allowances (but excluding free rent); and (b) all unpaid brokerage commissions required to be paid by any of the Group Companies, in each case with respect to any lease or sublease executed prior to the date hereof by any Group Company (including by reason of the exercise by a tenant under such a lease or sublease of any renewal option, extension option, expansion option, lease of additional space, right of first offer, right of first refusal or similar right or option or the lapse or waiver by a tenant under any lease or sublease executed by any Group Company prior to the date hereof of any right of cancellation in each case on or after the date hereof).

“Prime Manager” means Prime Retail Property Management, LLC, a Delaware limited liability company.

“Prime Retail Marks” means the “PRIME” name and the Company Owned Intellectual Property set forth on Schedule 3.12, any translations, adaptations or derivations of the foregoing, and any mark or name that incorporates, or is identical or confusingly similar to, any of the foregoing.

“Prime Retail Series C Preferred” means the Series C Preferred Units of Prime Retail, L.P.

“Property Employees” means all current employees of a Group Company, including those on short-term disability (and expected to not go on long-term disability) or short-term leave of absence, whether paid or unpaid, but not on a layoff or long-term disability, providing individual services at a property of a Group Company (other than Management Employees).

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.3(d)(i).

“Qualified Permitted Lien” means any (a) preemptive rights (none of which will be exercised in a manner which causes the representations and warranties in Section 3.2(f) to be untrue), restrictions on transfer or similar encumbrances arising under the Governing Documents of the Group Companies or under applicable federal, state or other Laws, (b) any CMBS Transfer Restrictions, and (c) any Liens set forth in Item 5 under “Defaults” on Schedule 3.4(f).

“Rent Roll” has the meaning set forth in Section 3.16(h).

“Representative” has the meaning set forth in Section 11.1(a).

“Representative Assumable Claim” has the meaning set forth in Section 10.3(d).

“Required Consents” has the meaning set forth in Section 8.1(b).

“Responsible Party” has the meaning set forth in Section 10.3(a).

“Retained Management Employees” has the meaning set forth in Section 6.10(e).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“September 30 Unaudited Financial Statements” the meaning set forth in Section 3.4(a)(ii).

“Service Contracts” has the meaning set forth in Section 3.16(j).

“Severance, Employment and Shut-Down Costs” means any out-of-pocket costs or expenses (including reasonable legal expenses) reasonably incurred, or otherwise required to be paid by Parent REIT, Parent OP or any of their Affiliates (including any Group Company at or after the Closing), relating to or arising out of (i) shutting down any corporate-level offices of the Group Companies (which do not include, for the avoidance of doubt, any property-level offices), including costs incurred by a Group Company in order to terminate the leases set forth on Schedule 1.1(E) and (ii) any liability or obligation, whether arising before or after the Closing Date, relating to or arising out of (A) any Employee Benefit Plan or Employee Agreement, (B) any employee benefit, welfare or pension or other obligation, whether or not scheduled, of any Group Company or applicable to any Employee that arises or is accrued on or prior to the Closing, (C) the termination of an Employee at or prior to the Closing (including any change in control and/or severance payments) other than liabilities under WARN as described in the exception in Section 6.10(f) and (D) any legal action taken against Parent REIT, Parent OP or any of their Affiliates (including any Group Company), by any Employee described in the preceding clause (C); provided, however, that claims arising out of any claim of employment discrimination relating to events prior to the Closing (other than arising out of or relating to the termination of any Employee as contemplated by Section 6.10) shall not be included in the calculation of Severance Employment and Shut-Down Costs.

“Special Distribution Amount” means an amount in cash equal to eighty percent (80%) of the Estimated Aggregate Consideration Value.

“Specified Representations” has the meaning set forth in Section 8.2(a).

“St. Augustine” means LVP St. Augustine Outlets LLC, a Delaware limited liability company.

“St. Augustine Cash Amount” means, subject to adjustment pursuant to Section 2.7(b), (a) $19,989,529 minus (b) the amount of any sales, use, transfer, conveyance, recordation and filing fees, Taxes and assessments, including fees in connection with the recordation of instruments related to the sale of the St. Augustine Interests and/or the St. Augustine Land and other similar transaction Taxes however designated (but not including income, franchise or gains Taxes), that are properly levied by any Taxing Authority and are required by Law, applicable to, imposed upon or arising out of sale of the St. Augustine Interests and/or the St. Augustine Land.

“St. Augustine Interests” has the meaning set forth in the recitals to this Agreement.

“St. Augustine Land” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director, managing member or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Survival Period Termination Date” has the meaning set forth in Section 10.2(d).

“Target Net Working Capital” means zero dollars ($0.00).

“Tax” or “Taxes” means (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties and (b) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (a) above.

“Tax Matters Agreements” means the DL Parties Tax Matters Agreement and the LVP Tax Matters Agreement.

“Tax Protection Agreements” means any written agreement to which any Group Company, any Contributor or any of their respective Affiliates is a party pursuant to which: (a) any Group Company, any Contributor or any of their respective Affiliates is liable for the payment, reimbursement or indemnification of the Taxes of any other Person in the event of a taxable disposition of property previously contributed by such Person in a transaction intended to qualify under Section 721(a) of the Code (a “Section 721 Contribution”) or (b) in connection with a Section 721 Contribution by such Person, any Group Company, any Contributor or any of their respective Affiliates has agreed to (i) maintain a minimum level of debt in aggregate or maintain a particular debt obligation, (ii) allocate a certain amount of indebtedness to such Person, or (iii) retain or not dispose of assets for a period of time that has not since expired.

“Tax Returns” means, with respect to any Tax, any information return for such Tax, and any return, report, statement, declaration, claim for refund, elections, disclosures, estimates or document filed or required to be filed under the Law for such Tax, including any schedule or attachment thereto or amendment thereto.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Terminated Agreements” has the meaning set forth in Section 7.1(a).

“Termination Date” means September 30, 2010, provided, that (i) if prior to the Termination Date unresolved Known Claims shall have been submitted to the Claim Arbitrator in accordance with Section 2.3(f) and the Claim Arbitrator shall not have determined the aggregate value of such unresolved Known Claims in accordance with Section 2.3(f)(iii) prior to September 30, 2010, the Termination Date shall be extended until the fifth (5th) Business Day after the value of all unresolved Known Claims submitted to the Claim Arbitrator prior to September 30, 2010 shall have been determined by the Claim Arbitrator in accordance with Section 2.3(f)(iii) and (ii) if Parent has not obtained the funds under the Financing prior to September 30, 2010, Parent may, in its sole discretion, upon written notice to the Representative prior to September 30, 2010, elect to change the Termination Date to November 30, 2010.

“Third Party Claim” has the meaning set forth in Section 10.3(a).

“Threshold” has the meaning set forth in Section 10.4(d).

“Transaction Documents” means this Agreement, the New Company Agreement, the LP Purchase Agreement, the Tax Matters Agreements, the Escrow Agreement, the GPT Sale Agreement and the Mill Run Letter Agreement.

“Transaction Taxes” means any sales, use, transfer, conveyance, recordation and filing fees, Taxes and assessments, including fees in connection with the recordation of instruments related thereto and other similar transaction Taxes however designated (but not including income, franchise or gains Taxes), that are properly levied by any Taxing Authority and are required by Law, applicable to, imposed upon or arising out of the Contributions.

“Treasury” means The United States Department of the Treasury.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“2008 Adjusted NOI” means the net operating income of the Group Companies (including the St. Augustine Land) for the year ended December 31, 2008, as calculated in accordance with Exhibit D. For illustrative purposes, Exhibit D includes a hypothetical calculation of 2008 Adjusted NOI based upon information in the 2008 Unaudited Financial Statements.

“2008 Audited Financial Statements” has the meaning set forth in Section 2.3(a).

“2008 Unaudited Financial Statements” has the meaning set forth in Section 3.4(a)(i).

“Unit Consideration” means the Parent OP Common Units issuable to the Contributors and the Escrow Account pursuant to Section 2.3(c).

“WARN” means the Federal Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local Law.

“Working Capital Escrow Amount” means five million dollars ($5,000,000).

ARTICLE 2
THE CONTRIBUTIONS

Section 2.1     Contributions

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) each of Lightstone Holdings, Pro-DFJV, LVP OP, BRM, LRPV and PR Manager shall contribute, convey and transfer to Parent Sub all of such Contributor’s right, title and interest in and to the Other Group Companies Contributed Interests (the “Other Group Companies Contributions”) and (b) each of Lightstone Prime, LVP OP and Pro-DFJV shall contribute, convey and transfer to Parent Sub all of such Person’s right, title and interest in and to the Company Contributed Interests (the “Company Contributions,” and together with the Other Group Companies Contributions, the “Contributions”).

Section 2.2     Closing of the Contributions

The closing of the Contributions and the sale of the St. Augustine Interests and St. Augustine Land pursuant to Section 2.7(a) (the “Closing”) shall take place at 9:00 a.m., New York time, on the fifth (5th) Business Day after satisfaction (or valid waiver) of the conditions set forth in Article 8 (other than any conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing in accordance with this Agreement) (the “Closing Date”), at the offices of Paul Weiss, 1285 Avenue of the Americas, New York, New York 10019-6064, unless another time, date or place is agreed to in writing by Parent OP and the Representative; provided that if on the fifth (5th) Business Day after satisfaction (or valid waiver) of the conditions set forth in Article 8, a Known Claim shall have been submitted to the Claim Arbitrator and the Claim Arbitrator shall not have determined the aggregate value of such claim in accordance with Section 2.3(f)(iii), the Closing Date shall be extended until five (5) Business Days after the Known Claim value shall have been determined by the Claim Arbitrator.

Section 2.3     Aggregate Consideration Value

(a)           Determination of Final Enterprise Value.  No later than the fourth (4th) Business Day prior to the Closing Date, the Company shall deliver to Parent OP (i) a copy of the audited combined consolidated balance sheet of the Group Companies (including the St. Augustine Land) as of December 31, 2008 and the related audited combined consolidated statements of income and cash flows for the fiscal year ended December 31, 2008 (the “2008 Audited Financial Statements”) together with (ii) a statement calculating the 2008 Adjusted NOI.  If the 2008 Adjusted NOI is less than the Trigger Amount (as defined on Schedule 2.3(a)), the Enterprise Value shall be reduced by an amount equal to the product of (A) the difference between the Trigger Amount and the 2008 Adjusted NOI and (B) twelve (12); provided that Parent REIT, in its sole discretion shall have the right to waive (an “NOI Waiver”) any portion of the adjustment set forth above in respect of any amount by which 2008 Adjusted NOI is less than the Bottom Amount (as defined on Schedule 2.3(a)), in which case, 2008 Adjusted NOI shall be deemed to equal to the Bottom Amount.

(b)           Estimated Aggregate Consideration Value.  No later than the second (2) Business Day prior to the Closing Date, the Company shall deliver to Parent OP a good faith calculation of the Estimated Aggregate Consideration Value setting forth the amount of each of the components thereof and accompanied by reasonable supporting work papers used by the Company in the preparation thereof.  The Company shall consult with Parent REIT, Parent OP and the Representative in the preparation of such calculations, shall provide Parent REIT, Parent OP and the Representative with a draft thereof showing the components of Estimated Aggregate Consideration Value (together with any supporting work papers) at least four (4) Business Days prior to the Closing Date and shall take into account the reasonable comments of Parent REIT, Parent OP and the Representative prior to preparing the final calculation of Estimated Aggregate Consideration Value to be delivered pursuant to this Section 2.3(b).

(c)           At the Closing, subject to Section 2.4 and Section 2.6, Parent OP shall:

(i)           issue in the name of the Escrow Agent, for deposit on behalf of the Contributors into the Escrow Account pursuant to the Escrow Agreement, a number of Parent OP Common Units (the “Escrow Units”) equal to the quotient of (a) an amount equal to ten percent (10%) of the Estimated Aggregate Consideration Value divided by (b) the Parent Closing Price;  and

(ii)          issue to the Contributors, pro rata in accordance with each such Contributor’s Applicable Percentage Interest, a number of Parent OP Common Units equal to the quotient of (a) an amount equal to ten percent (10%) of the Estimated Aggregate Consideration Value divided by (b) the Parent Closing Price.

(d)           Determination of the Final Aggregate Consideration Value.

(i)           As soon as practicable, but no later than 120 calendar days after the Closing Date, Parent OP shall prepare and deliver to the Representative (A) a proposed calculation of the Net Working Capital as of immediately prior to the Closing, (B) a proposed calculation of the amount of Closing Date Funded Indebtedness, (C) a proposed calculation of the amount of Company Transaction Expenses (including each of the components thereof), and (D) a proposed calculation of the Aggregate Consideration Value, and, in each case, the components thereof.  The proposed calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations.”

(ii)          If the Representative does not give written notice of dispute (an “Aggregate Consideration Dispute Notice”) to Parent OP by 5:00 p.m. New York City time on the 30th calendar day following receipt of the Proposed Closing Date Calculations, the Representative (on behalf of the Contributors) and the Parent Parties agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Closing Date Funded Indebtedness, Company Transaction Expenses and Aggregate Consideration Value, in each case, for all purposes hereunder (including, without limitation, the determination of the Actual Adjustment).  If the Representative gives an Aggregate Consideration Dispute Notice to Parent OP (which Aggregate Consideration Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute and all other items and amounts not so disputed shall be deemed final) within such 30-day period, Parent OP and the Representative shall use reasonable efforts to resolve the dispute during the 30-day period commencing on the date Parent OP receives the applicable Aggregate Consideration Dispute Notice from the Representative.  If the Representative and Parent OP do not agree upon a final resolution with respect to such disputed items within such 30-day period, then the remaining items in dispute shall be submitted immediately to PricewaterhouseCoopers or, if such firm is unable or unwilling to serve, to an independent nationally-recognized accounting firm mutually acceptable to Parent OP and the Representative (excluding their respective regularly used accounting firms) (such accounting firm, the “Accounting Firm”).  Parent OP and the Representative shall request the Accounting Firm to render a determination (which determination shall be made consistent with the terms of this Agreement for calculating the amount(s) in dispute) with respect to the applicable dispute within 45 days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The determination made by the Accounting Firm with respect to each of the remaining disputed items (and only the remaining disputed items) shall not be greater than or less than the amounts proposed by the Representative and Parent OP, as the case may be, for each of such disputed items.  The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Representative and Parent OP, and any associated engagement fees shall initially be borne by Parent OP; provided, that such fees shall ultimately be allocated in accordance with Section 2.3(d)(iii).  The Accounting Firm shall act as an arbitrator and not an expert and the determination of such Accounting Firm shall constitute an arbitral award and shall be conclusive and binding upon the Parent Parties, the Contributors and the Representative upon which a judgment may be rendered by a court having proper jurisdiction thereover.  Parent OP and the Representative shall jointly revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3(d)(ii), and, as revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Closing Date Funded Indebtedness, Company Transaction Expenses and Aggregate Consideration Value, in each case, for all purposes hereunder (including, without limitation, the determination of the Actual Adjustment).  The procedures set forth in this Section 2.3 shall be the sole and exclusive remedy with respect to the determination of the Aggregate Consideration Value and any disputes with respect to any components thereof.

(iii)         In the event the Representative and Parent OP submit any unresolved objections to the Accounting Firm for resolution as provided in Section 2.3(d)(ii), the responsibility for the fees and expenses of the Accounting Firm shall be as follows:

(A)           if the Accounting Firm resolves all of the remaining objections in favor of Parent OP’s position (the Aggregate Consideration Value so determined is referred to herein as the “Low Value”), then all of the fees and expenses of the Accounting Firm shall be paid by Parent OP, and Parent OP and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent, subject to Section 10.7(e), to deliver to Parent OP (from the Escrow Cash then remaining in the Escrow Account) Escrow Cash equal to the amount of such payment by Parent OP (including, for this purpose, the amount of any initial engagement fees paid by Parent OP pursuant to Section 2.3(d)(ii));

(B)           if the Accounting Firm resolves all of the remaining objections in favor of the Representative’s position (the Aggregate Consideration Value so determined is referred to herein as the “High Value”), then Parent OP shall be responsible for all of the fees and expenses of the Accounting Firm; and

(C)           if the Accounting Firm neither resolves all of the remaining objections in favor of Parent OP’s position nor resolves all of the remaining objections in favor of the Representative’s position (the Aggregate Consideration Value so determined is referred to herein as the “Actual Value”), then all of the fees and expenses of the Accounting Firm shall be paid by Parent OP, and Parent OP and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent, subject to Section 10.7(e), to deliver to Parent OP (from the Escrow Cash then remaining in the Escrow Account) Escrow Cash equal to that fraction of the fees and expenses of the Accounting Firm paid by Parent OP (including, for this purpose, the amount of any initial engagement fees paid by Parent OP pursuant to Section 2.3(d)(ii)) equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value.

(iv)           Parent OP shall, and shall cause each Group Company to, make its relevant financial records available to the Representative and its accountants (subject to the execution of customary releases and indemnity agreements) and other representatives at reasonable times during the review by the Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(e)       Adjustment to Estimated Aggregate Consideration Value.

(i)           If the Actual Adjustment is a positive amount, then within three (3) Business Days after the date on which the Aggregate Consideration Value is finally determined pursuant to Section 2.3(d) above, Parent OP shall distribute, or cause to be distributed, out of the proceeds of additional borrowings pursuant to the Financing which have the benefit of the Member Guarantees, to each of the Contributors an amount in cash equal to its Applicable Percentage Interest of such positive amount and Parent OP and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver an amount in cash equal to the Working Capital Escrow Amount to the Representative for further distribution to the Contributors in accordance with their Applicable Percentage Interests; and

(ii)           If the Actual Adjustment is a negative amount, then, subject to Section 10.7(e), within three (3) Business Days after the date on which the Aggregate Consideration Value is finally determined pursuant to Section 2.3(d) above, Parent OP and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Parent OP (from the Escrow Cash in the Escrow Account) Escrow Cash equal to the absolute value of such negative amount and, if the Working Capital Escrow Amount is greater than the absolute value of the Actual Adjustment, to distribute the amount by which the Working Capital Escrow Amount exceeded the absolute value of the Actual Adjustment to the Representative for further distribution to the Contributors in accordance with their Applicable Percentage Interests.  In the event that the Working Capital Escrow Amount is less than the absolute value of the Actual Adjustment, then the instruction described in the preceding sentence shall include a joint written instruction to the Escrow Agent instructing the Escrow Agent to deliver to Parent OP from the Escrow Units then remaining in the Escrow Account) Escrow Units equal in value (valued at the Parent Closing Price) to the difference between the absolute value of the Actual Adjustment and Working Capital Escrow Amount.

(f)       Known Claims Escrow

(i)           During the period of ten (10) Business Days prior to the Closing Date, the Parent Parties shall notify the Representative in writing, along with reasonable supporting documentation, if they believe any representations or warranties contained in Article 3 have been breached (and not cured) in a manner that would give rise to a claim by the Parent Indemnitees after the Closing pursuant to Section 10.2(a), after giving effect to the limitations set forth Section 10.4 (other than Section 10.4(d)) (each, a “Known Claim” and collectively, the “Known Claims”). Parent OP and the Representative shall attempt in good faith to agree upon the value of each Known Claim within five (5) Business Days of the Representative’s receipt of notice of the Known Claims.

(ii)          If Parent OP and the Representative are unable to agree upon the value of any Known Claim within the five (5) Business Day period set forth in Section 2.3(f)(i), Parent OP and the Representative shall each promptly select an arbitrator with expertise in the business of operating outlet centers or shopping malls, which arbitrators shall then select and mutually-agree upon a third independent arbitrator with similar expertise (the “Claim Arbitrator”) and Parent OP and the Representative shall promptly submit all unresolved Known Claims to the Claim Arbitrator, along with each party’s final estimate of the value of the unresolved Known Claim(s) (together with such supporting documentation as such party shall deem appropriate). Within no more than ten (10) days after the submission of the unresolved Known Claims, the Claim Arbitrator shall determine if each unresolved Known Claim has been property asserted and, if so properly asserted, shall choose either the final estimate of Parent OP or the final estimate of the Representative, selecting the final estimate of the value of the Known Claim that the Claim Arbitrator determines to be more reasonable, taking into account all of the factors deemed relevant by the Claim Arbitrator.  The party submitting the majority of the estimates of Known Claims that were not selected by the Claim Arbitrator shall pay all of the fees and expenses of the Claim Arbitrator.  For purposes of Section 2.3(f)(iii), the value of any Known Claim shall be equal to the amount agreed upon by Parent OP and the Company or determined by the Claim Arbitrator.

(iii)         If, as of the Closing Date, there shall be Known Claims which, in the aggregate, have an aggregate value in excess of $20,000,000, an amount (the “Known Claims Escrow Amount”) equal to (i)(A) the aggregate value of the Known Claims minus (B) $20,000,000, or (ii) such smaller amount as shall be determined by Parent REIT in its sole discretion, will be deposited with the Escrow Agent at the Closing pursuant to Section 2.5(b).

(iv)        The notification of a Known Claim, and any determination by the Claim Arbitrator with respect to the validity or value of any Known Claim, shall be made for the sole purpose of this Section 2.3(f) and Section 2.5(b) and shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the right of the Parent Indemnitees to be indemnified and recover the full amount of any Claim pursuant to Article 10.

Section 2.4     Contribution of Unit Consideration to New Company

The Contributors shall be deemed to have received the Unit Consideration in exchange for the Contributions and to have immediately contributed the Unit Consideration to New Company in exchange for an equal number of New Company Common Units.  In furtherance of the preceding sentence, at or promptly following the Closing, Parent OP shall, on behalf of each of the Contributors and the Escrow Agent, contribute the Parent OP Common Units issuable to the Contributors and the Escrow Agent to New Company in exchange for an equal number of New Company Common Units to be issued in the name of such Contributor or the Escrow Agent, as applicable.  Each Contributor and the Escrow Agent has or shall be deemed to have instructed Parent OP to make the foregoing contribution on its behalf in accordance with the terms of this Section 2.4.  Notwithstanding any provision of this Agreement to the contrary, in no event shall Parent OP Common Units be delivered or registered in the name of any Contributor or the Escrow Agent.  All references to Escrow Units in this Agreement shall, to the extent applicable, be deemed to refer to the New Company Common Units issued in the name of the Escrow Agent in accordance with the terms of this Section 2.4.

Section 2.5     Special Distribution Amount; Escrow of Cash

(a)           On the Closing Date, immediately following the Closing, Parent OP shall distribute to the Contributors, out of the proceeds of the Financing, an aggregate amount equal to (a) the Special Distribution Amount minus (b) an amount in cash equal to the Escrow Cash, and such distribution shall be effected pro rata among the Contributors in accordance with each such Contributor’s Applicable Percentage Interest.

(b)           In connection with the distribution described in the preceding sentence, Parent OP shall deposit into the Escrow Account, on behalf of the Contributors and out of the proceeds of the Financing, an amount equal to the Escrow Cash, pursuant to the Escrow Agreement.

Section 2.6     Book Entry; No Fractional Units

(a)           All Parent OP Common Units and New Company Common Units issuable pursuant to this Agreement shall be issued in book-entry form and shall not be represented by certificates or scrip.

(b)           In lieu of the issuance of any fractional Parent OP Common Units, Parent OP shall distribute to each Contributor who otherwise would be entitled to receive such fractional Parent OP Common Unit an amount in cash (rounded to the nearest cent), out of the proceeds of additional borrowings pursuant to the Financing which have the benefit of the Member Guarantees, determined by multiplying (i) the Parent Closing Price by (ii) the fraction of a Parent OP Common Unit (rounded to the nearest thousandth when expressed in decimal form) of a Parent OP Common Unit which such Member would otherwise be entitled to receive pursuant to this Article 2.

Section 2.7     Purchase and Sale of St. Augustine Interests and St. Augustine Land

(a)           Subject to the terms and conditions set forth in this Agreement, at the Closing, (i) LVP OP shall sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Parent Sub, and Parent Sub shall purchase and acquire, all of LVP OP’s right, title and interest in and to the St. Augustine Interests and the St. Augustine Land and (ii) Parent Sub shall pay to LVP OP an amount in cash equal to the St. Augustine Cash Amount.

(b)           Real and personal property Taxes with respect to the St. Augustine Interests and St. Augustine Land for the taxable period which includes the Closing Date shall be prorated between LVP OP and Parent Sub, with such Taxes being borne by LVP OP based on the ratio of the number of days in the relevant period prior to and including the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed, and such Taxes being borne by Parent Sub based on the ratio of the number of days in the relevant period after the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed.  Following Closing, Parent Sub and LVP OP shall cooperate to calculate and make such payments to each other to give effect to the foregoing pro ration.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
RELATING TO THE GROUP COMPANIES

Except as set forth in the disclosure schedules (the “Company Schedules”) of the Company delivered to Parent REIT and Parent OP concurrently with the execution and delivery of this Agreement (provided that any fact or condition disclosed in any Schedule in the Company Schedules will be deemed to be disclosed in any other Schedule in the Company Schedules and for purposes of any other representation or warranty made elsewhere in Article 3 to the extent that it is reasonably apparent that such disclosure is applicable to such other Schedule in the Company Schedules (notwithstanding the omission of a reference or cross reference thereto) or such other representation or warranty) and assuming, in each case, the accuracy of the representations and warranties of the Parent Parties in Article 5, the Company hereby represents and warrants to Parent OP as follows (it being understood that the representations and warranties in this Article 3 shall not be deemed to have been breached as a result of (x) any action taken by a Group Company after the date hereof (including the entry into any Contract), to the extent such action was taken in compliance with this Agreement, (y) any action not taken by a Group Company after the date hereof, to the extent such action was prohibited by this Agreement, or (z) the fact that any matter described in clause (x) or (y) above was (i) not included in the Company Schedules or (ii) not disclosed to or made available to the Parent Parties prior to the date hereof):

Section 3.1     Organization and Qualification; Subsidiaries

(a)           Each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its respective jurisdiction of organization, and has all requisite company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b)           Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary.

(c)           The Company has made available to Parent REIT prior to the date hereof complete and accurate copies of the Governing Documents and, to the extent in existence, the stock record book, the minute book and other corporate or similar organizational records of each Group Company.  The other records (corporate, financial and other) of each Group Company have been maintained in accordance with applicable requirements of Law and in a manner consistent with accounting policies appropriate for entities engaged in similar businesses.

Section 3.2     Capitalization of the Group Companies

(a)           The authorized membership interests of the Company consist of an unlimited number of authorized Company Membership Interests.  All of the issued and outstanding Company Membership Interests have been duly authorized and validly issued, and, as of the date hereof, are owned of record and beneficially as set forth on Schedule 3.2(a)(i) free and clear of any preemptive rights, restrictions on transfer and Liens, in each case other than Qualified Permitted Liens.  As of the Closing Date, the Company Membership Interests will be owned of record and beneficially as set forth on Schedule 3.2(a)(ii) free and clear of any preemptive rights, restrictions on transfer and Liens, in each case other than Qualified Permitted Liens.  Except as set forth on Schedule 3.2(a)(i) or Schedule 3.2(a)(ii), there are (x) no other equity securities of the Company, (y) no securities of the Company convertible into or exchangeable for equity securities of the Company, and (z) no agreements, arrangements, or other subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which the Company is a party or by which it is bound in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of the Company, or obligating the Company to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement.

(b)           Schedule 3.2(b) sets forth the jurisdiction of organization, the authorized capital stock or other equity interests and the number and type of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company.  Except as set forth on Schedule 3.2(b), no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.  Schedule 3.2(b) sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each corporation, partnership, limited liability company, joint venture or other business association or entity which such Group Company owns, directly or indirectly, any equity or equity-related securities.

(c)           Except as set forth on Schedule 3.2(c) or as set forth in its Governing Documents made available to Parent REIT prior to the date hereof, all outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued, are free and clear of any preemptive rights, restrictions on transfer and Liens, in each case other than Qualified Permitted Liens, and are owned, beneficially and of record, by another Group Company.  Except as set forth on Schedule 3.2(c), there are (x) no other equity securities of the Subsidiaries of the Company, (y) no securities of the Subsidiaries of the Company convertible into or exchangeable for equity securities of the Subsidiaries of the Company, and (z) no agreements, arrangements, or other subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which any of the Subsidiaries of the Company is a party or by which it is bound in any case obligating the Subsidiaries of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of the Subsidiaries of the Company, or obligating the Subsidiaries of the Company to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement.

(d)           Schedule 3.2(d)(i) sets forth the authorized membership interests of each of the Other Group Companies. All of the issued and outstanding membership interests of the Other Group Companies have been duly authorized and validly issued, are free and clear of any preemptive rights, restrictions on transfer and Liens, in each case other than Qualified Permitted Liens.  As of the date hereof, the membership interests of each Other Group Company are owned of record and beneficially as set forth on Schedule 3.2(d)(ii) free and clear of any preemptive rights, restrictions on transfer and Liens, in each case other than Qualified Permitted Liens.  As of the Closing Date, the membership interests of each Other Group Company will be owned of record and beneficially as set forth on Schedule 3.2(d)(iii) free and clear of any preemptive rights, restrictions on transfer and Liens, in each case other than Qualified Permitted Liens.  Except as set forth on Schedule 3.2(d)(i), Schedule 3.2(d)(ii) or Schedule 3.2(d)(iii), there are (x) no other equity securities of the Other Group Companies, (y) no securities of the Other Group Companies convertible into or exchangeable for equity securities of the Other Group Companies, and (z) no agreements, arrangements, or other subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which any of the Other Group Companies is a party or by which it is bound in any case obligating the Other Group Companies to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of the Other Group Companies, or obligating the Other Group Companies to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement.

(e)           Schedule 3.2(e) sets forth the jurisdiction of organization, the authorized capital stock or other equity interests and the number and type of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of each Other Group Company all of which are owned beneficially and of record, directly or indirectly, by the relevant Other Group Company or a Subsidiary thereof.  Except as set forth on Schedule 3.2(e), no Other Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.  Except as set forth on Schedule 3.2 (e) or as set forth in its Governing Documents, all outstanding equity securities of each Subsidiary of each Other Group Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued, are free and clear of any preemptive rights, restrictions on transfer and Liens, in each case other than Qualified Permitted Liens, and are owned, beneficially and of record, by such Other Group Company or its Subsidiary.  Except as set forth on Schedule 3.2(e), there are (x) no other equity securities of the Subsidiaries of any Other Group Company, (y) no securities of the Subsidiaries of any Other Group Company convertible into or exchangeable for equity securities of the Subsidiaries of any Other Group Company, and (z) no agreements, arrangements, or other subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which any of the Subsidiaries of any Other Group Company is a party or by which it is bound in any case obligating the Subsidiaries of any Other Group Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of the Subsidiaries of any Other Group Company, or obligating the Subsidiaries of any Other Group Company to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement.

(f)           Except as set forth on Schedule 3.2(f), upon consummation of the Contemplated Transactions, including the execution and delivery of the documents to be delivered at the Closing, Parent OP shall be, as direct or beneficial owner, vested with good and marketable title in and to all of the outstanding equity interests of each Group Company, free and clear of any preemptive rights, restrictions on transfer and Liens (in each case other than (i) Liens created pursuant to the Financing, (ii) Liens otherwise created by the Parent Parties or any of their Affiliates (other than a Group Company prior to Closing) or (iii) Qualified Permitted Liens).

(g)           Except as set forth on Schedule 3.2(b), Schedule 3.2(c) or Schedule 3.2(d)(ii), no Employee (or Permitted Designee of an Employee as defined in any Employee Agreement) has any ownership interests in any of the Group Companies. After the Closing, there will not be any outstanding offers of an opportunity to purchase an equity interest in any development project of any Group Company, or any Group Company or any Owned Real Properties, in each case with any Employees who are terminated at or prior to the Closing.

Section 3.3     Authority

(a)           The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Contemplated Transactions that are required to be performed by the Company have been duly authorized by all necessary limited liability company action (including any member vote or approval) on the part of the Company.  This Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered by the Company and constitutes the valid, legal and binding agreement of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by (i)  applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Each of Mill Run and Ewell has the requisite limited liability company power and authority to execute and deliver the LP Purchase Agreement and to consummate the transactions contemplated thereby.  The execution and delivery of the LP Purchase Agreement and the consummation of the transactions contemplated thereby that are required to be performed by Mill Run and Ewell have been duly authorized by all necessary limited liability company action (including any member vote or approval) on the part of Mill Run and Ewell.  The LP Purchase Agreement has been duly executed and delivered by Mill Run and Ewell and constitutes the valid, legal and binding agreement of Mill Run and Ewell, enforceable against Mill Run and Ewell in accordance with its terms, except to the extent that enforceability may be limited by (i)  applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The limited liability company interests in Mill Run and Ewell are uncertificated and have been maintained in book entry form only.

Section 3.4     Financial Statements; Indebtedness

(a)           Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)           the unaudited combined consolidated balance sheet of the Group Companies (including the St. Augustine Land) as of December 31, 2008 and the related unaudited combined consolidated statements of income and cash flows for the fiscal year ended December 31, 2008 (the “2008 Unaudited Financial Statements”); and

(ii)          the unaudited combined consolidated balance sheet of the Group Companies (including the St. Augustine Land) as of September 30, 2009 (the “Latest Balance Sheet”) and the related unaudited combined consolidated statements of income and cash flows for the nine month period ending on such date (the “September 30 Unaudited Financial Statements”).

(b)           Except as set forth on Schedule 3.4, each Financial Statement (x) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, from the books and records of the Group Companies (including the St. Augustine Land), except as may be indicated in the notes thereto and except for the absence of footnotes and subject to year-end adjustments which are immaterial in amount, and (y) fairly presents, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof, their results of operations and cash flows for the periods then ended (subject, in the case of the September 30 Unaudited Financial Statements, to the absence of footnotes and to year-end adjustments which are immaterial in amount).

(c)           Each of the Group Companies maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial and statutory statements of the Group Companies and to maintain accountability for the Group Companies’ consolidated assets; (iii) access to the Group Companies’ assets is permitted only in accordance with management’s authorization; and (iv) the reporting of the Group Companies’ assets is compared with existing assets at regular intervals.  None of the Group Companies has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods, including any complaint, allegation, assertion or claim that any of the Group Companies has engaged in illegal accounting or auditing practices, in each case which material complaint, allegation, assertion or claim remains unresolved.

(d)           Except as set forth on Schedule 3.4(d), none of the Group Companies has entered into any Off Balance Sheet Arrangements.

(e)           Except as set forth on Schedule 3.4(e), Schedule 3.4(f) and Schedule 3.4(g) there is no outstanding Funded Indebtedness (except for Funded Indebtedness incurred after the date hereof in compliance with Section 6.1(b).  Schedule 3.4(e) sets forth a list of all capitalized leases, letters of credit and “synthetic loans” to which any Group Company is a party or beneficiary.

(f)           Schedule 3.4(f) sets forth a true and complete list of all Funded Indebtedness which has a fixed interest rate (the “Fixed Rate Debt”) (except for Funded Indebtedness incurred after the date hereof in compliance with Section 6.1(b)).  The Company has made available true, correct and complete copies of documents evidencing each Fixed Rate Debt to Parent REIT.  The Group Companies have made all payments of principal, interest and any other sums that are due and payable under, or with respect to the Fixed Rate Debt.  Except as set forth on Schedule 3.4(f), no Group Company, on the one hand, nor, to the knowledge of the Company, any other party on the other hand, is in breach, default or an event of default under any Fixed Rate Debt, which breach, default or an event of default remains uncured, and no uncured event has occurred which with or without the lapse of time or the giving of notice or opportunity to cure would constitute a breach, default or event of default under any Fixed Rate Debt.

(g)           Schedule 3.4(g) sets forth a true and complete list of all Funded Indebtedness which has a floating interest rate (the “Floating Rate Debt”) (except for Funded Indebtedness incurred after the date hereof in compliance with Section 6.1(b)).  The Company has made available true, correct and complete copies of documents evidencing each Floating Rate Debt to Parent REIT.  The Group Companies have made all payments of principal, interest and any other sums that are due and payable under, or with respect to the Floating Rate Debt.  No Group Company, on the one hand, nor, to the knowledge of the Company, any other party on the other hand, is in breach, default or an event of default under any Floating Rate Debt, and no event has occurred which with or without the lapse of time or the giving of notice or opportunity to cure would constitute a breach, default or event of default under any Floating Rate Debt.

(h)           At the Closing, the Group Companies will have possession of all books, records and other documents (whether in paper or electronic form) pertaining to their businesses, properties and assets (including, without limitation business plans, financial statements, work papers and Tax Returns); provided that the Group Companies will be deemed to have possession of electronic records maintained by an unaffiliated third party service provider if such Group Companies have customary access thereto in accordance with contracts disclosed in the Company Disclosure Schedules.

Section 3.5     Consents and Approvals; No Violations

(a)           Except as set forth on Schedule 3.5(a), no consent, approval, order or authorization of, or registration, declaration or filing with, notice to or permit from any Governmental Entity is necessary for the execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party by the Company, or the consummation by the Company of the Contemplated Transactions.  Neither the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by the Company nor the consummation by the Company of the Contemplated Transactions will (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth on Schedule 3.5(a), and assuming the receipt of the Required Consents and repayment of the Floating Rate Debt at Closing, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), or require any notice or consent under any of the terms, conditions or provisions of any Contract to which any Group Company is a party or by which it or any of their respective properties is bound or affected, (c) conflict with or violate any Law or Order applicable to any Group Company or any of their respective properties or assets, or (d) except as expressly contemplated by this Agreement and the other Transaction Documents to which it is a party, result in the creation of any Lien upon any of the assets of any Group Company, the Company Membership Interests or any membership or other equity interest of any Group Company.

(b)           Without limiting the generality of the foregoing, the Contemplated Transactions do not, except as contemplated by the Required Consents, the terms of any Funded Indebtedness, or the Governing Documents of the Group Companies, violate any provision regarding direct or indirect transfers of interests in any Group Company that are set forth in any agreement relating to the operation, financing or ownership of any Group Company.

Section 3.6     Material Contracts

(a)           Except as set forth on Schedule 3.6(a) (collectively, the “Material Contracts”) and except for this Agreement and other Contracts entered into in compliance with Section 6.1(b) after the date hereof, no Group Company is a party to or bound by:

(i)          any mortgage, deed of trust, loan agreement, letter of credit, note, bond, debenture or indenture or other similar document in respect of indebtedness for borrowed money, including any such document relating to Funded Indebtedness or any Owned Real Property;

(ii)         any agreement which would restrict it or any of its Affiliates (including Parent OP or any of its Affiliates after the Closing) from prepaying any of their indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of indebtedness;

(iii)        any Off Balance Sheet Arrangement;

(iv)        any guarantee of any indebtedness or debt securities or other obligation of another Person (other than any Group Company), any “keep well” or other agreement to maintain any financial statement condition of another Person or any arrangement having the economic effect of any of the foregoing;

(v)         any partnership agreement, limited liability company agreement, joint venture or other similar agreement (other than the Company LLC Agreement) relating to the formation, creation, operation, management or control of any partnership or joint venture;

(vi)        any agreement for the pufrchase or lease of materials, supplies, goods, services or equipment that is not terminable on thirty (30) days notice by such Group Company and that provides for or is reasonably likely to require either (A) annual aggregate payments by, or other consideration from, such Group Company of $100,000 or more, or (B) aggregate payments from such Group Company of $100,000 or more over the remaining term of the agreement;

(vii)       any contract or agreement that restricts it or any of its Affiliates (including Parent OP or any of its Affiliates after the Closing) from (A) engaging in any line of business, (B) owning any properties or assets, (C) conducting any business operations, property ownership, or property development in any geographic area, (D) engaging in business with, or providing or acquiring services or products from or to, any Person;

(viii)      any agreement pursuant to which it manages or provides services with respect to any real properties other than the Owned Real Properties;

(ix)         any agreement entered into by it providing for the sale of, or option to sell, any Owned Real Properties or the purchase of, or option to purchase, any real estate not yet consummated as of the date hereof;

(x)          any contract or agreement pursuant to which it agrees to indemnify or hold harmless any director, officer or Employee (in each case other than the Governing Documents for the Group Companies made available to Parent REIT prior to the date hereof) or, other than indemnities provided in the ordinary course of business, any third party;

(xi)         any agreement pursuant to which it has potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price; or

(xii)        any agreement to consummate any future disposition or acquisition of assets or properties, or any future merger or business combination with respect to any Group Company.

(b)           Except as set forth on Schedule 3.6(b), each Material Contract is valid and binding on the applicable Group Company and each other party thereto and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).  Except as set forth on Schedule 3.6(b), since January 1, 2009, no Group Company has received written notice of any default under any Material Contract and no Group Company is in, or alleged to be in, breach or default under any of the Material Contracts and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a breach or default.  The Company has made available to Parent REIT prior to the date hereof true and complete copies of each Material Contract.

Section 3.7     Absence of Changes

Except as set forth on Schedule 3.7, (a) since the date of the Latest Balance Sheet, there have not been any events, developments or occurrences (nor have any facts become known) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect and (b) during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, the Group Companies have not taken, or authorized the taking of, any of the actions of the type described in Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iii), Section 6.1(b)(iv), Section 6.1(b)(v), Section 6.1(b)(ix), Section 6.1(b)(x), Section 6.1(b)(xi), Section 6.1(b)(xii), Section 6.1(b)(xx), Section 6.1(b)(xxi) or Section 6.1(b)(xxiii) which had such action been taken after the date of this Agreement would be in violation of such foregoing subsections of Section 6.1(b).

Section 3.8     Litigation

Except as set forth on Schedule 3.8, there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or threatened against any Group Company or any of their respective properties or assets, including any facilities that are currently or were formerly owned by any Group Company, before any Governmental Entity.  Except as set forth on Schedule 3.8, no Group Company (or any of its properties or assets) is subject to any outstanding Order.

Section 3.9     Compliance with Applicable Law

(a)           Except as set forth on Schedule 3.9(a), the Group Companies hold all permits, licenses, approvals, certificates, variances, exemptions, orders, franchises, consents and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses, as presently conducted or intended to be conducted by such Group Company as of the date hereof, (“Company Permits”).  All of the Company Permits are valid and in full force and effect and the Group Companies are in compliance with the terms of the Company Permits.  No suspension or cancellation of any Company Permit is pending or threatened, and no such suspension or cancellation will result from the Contemplated Transactions.  The Company Permits collectively constitute all of the permits necessary to permit the Group Companies to lawfully conduct and operate their business as currently conducted and to own and use their properties and assets in the manner in which such properties and assets are currently owned and used.

(b)           Except as set forth on Schedule 3.9(b), the business of the Group Companies is, and has been at all times, operated in compliance with all applicable Laws.  No investigation or review by any Governmental Entity with respect to the Group Companies is pending or threatened.

(c)           Within the last five (5) years, none of the Group Companies or their respective directors, officers, agents or employees acting for or on behalf of any of the Group Companies, has, in violation of any applicable Law: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (w) to obtain favorable treatment in securing business, (x) to pay for favorable treatment for business secured, or (y) to obtain special concessions or for special concessions already obtained, for or in respect of any Group Company; (ii) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom any Group Company will do business directly or indirectly; or (iii) established or maintained any fund or asset that has not been recorded in the books and records of the Group Companies.

(d)           This Section 3.9 does not relate to (i) environmental matters (which are the subject of Section 3.11), Tax matters (which are the subject of Section 3.14) or real property matters (which are the subject to Section 3.16) or (ii) Laws expressly addressed by Section 3.10 (Employee Benefits Matters) or Section 3.13 (Labor Matters).

Section 3.10     Employee Benefit Plans

(a)           Schedule 3.10(a) contains a true and complete list of each Employee Benefit Plan and each Employee Agreement.  Neither the Group Companies nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Employee Benefit Plan, to enter into any Employee Agreement or to modify or to terminate any Employee Benefit Plan or Employee Agreement (except to the extent required by Law or to conform any such Employee Benefit Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent REIT and Parent OP, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Employees.

(b)           The Group Companies have made available to Parent REIT (i) current, accurate and complete copies of all documents constituting each Employee Benefit Plan and each Employee Agreement, including all amendments thereto, side letters of understanding and trust or funding agreements with respect thereto; (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each Employee Benefit Plan; (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Employee Benefit Plan or related trust; (iv) a statement of alternative form of compliance pursuant to Department of Labor Regulation §2520.104-23, if any, filed for each Employee Benefit Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees; (v) the most recent determination letter received from the IRS, if any, for each Employee Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (vi) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Benefit Plan and (vii) IRS letters concerning the audit of the 2007 plan year of the Lightstone Group, LLC 401(k) Plan and the transfer of administration to the Group Companies.

(c)           No Group Company or the Prime Manager contributes to or has been obligated to contribute during the six (6) years preceding the date hereof to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “defined benefit plan” (as defined in Section 3(35) of ERISA).

(d)           Except as set forth on Schedule 3.10(d), (i) the Group Companies and each ERISA Affiliate have performed all obligations required to be performed by them under each Employee Benefit Plan and Employee Agreement and none of the Group Companies nor any ERISA Affiliate is in default under, or in violation of, any Employee Benefit Plan; (ii) each Employee Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code, the Health Insurance Portability and Accountability Act and other applicable Laws; (iii) each Employee Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect such determination; (iv) no Group Company or any ERISA Affiliate has any liability or obligation under any Employee Benefit Plan which provides medical, life insurance or death benefits to Employees beyond termination of their employment, except as may be required by Section 4980B of the Code, or has ever contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code; (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Employee Benefit Plan; (vi) the sponsorship of each Employee Benefit Plan (and the administration of the Lightstone Group, LLC 401(k) Plan) can be transferred from the Group Companies to an Affiliate other than another Group Company without liability to the Group Companies and the Group Companies will cease to be participating employers in any Employee Benefit Plan as of the Closing; (vii) the Group Companies have made all payments with respect to all periods through the date hereof which are required by each Employee Benefit Plan, each related trust, or by Law to be made to, or with respect to, each Employee Benefit Plan (including all insurance premiums or intercompany charges with respect to, each Employee Benefit Plan); and (viii) the Group Companies do not have an obligation to reimburse or indemnify any Employee with respect to taxes under Section 409A of the Code relating to an Employee Benefit Plan.

(e)           No actions, audits, proceedings, arbitrations, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against the Group Companies or any administrator, trustee or other fiduciary of any Employee Benefit Plan with respect to any Employee Benefit Plan or Employee Agreement, or against any Employee Benefit Plan or against the assets of any Employee Benefit Plan.

(f)           From and after the Closing, the Group Companies have no liability, contingent or otherwise, to, or with respect to, any Employee Benefit Plan.

Section 3.11     Environmental Matters

Except as set forth on Schedule 3.11:

(a)           (i)  No Group Company is in violation of any applicable Law or Order relating to pollution or occupational health and safety, protection of the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including laws and regulations relating to the release or threatened release of any Hazardous Substances or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Substances (collectively, “Environmental Laws”) and (ii) each Group Company holds and is in compliance with all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Laws to own or operate its assets and businesses as currently owned and operated (“Environmental Permits”).

(b)           Since January 1, 2007, no Group Company has received any written notice of, and there are no pending or threatened, administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Substances or any Environmental Law against or affecting the Group Companies or any of the their respective properties or assets.

(c)           There are no Hazardous Substances at, on, under or migrating to or from, any real property currently or formerly owned, leased or operated by any Group Company or any of its respective predecessors, or any other location, in each case, that could reasonably be expected to result in liability of the Group Companies under or pursuant to any Environmental Law.

(d)           No Group Company has received any written notice or claim alleging that such Group Company is or may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law and, to the knowledge of the Company, there is no basis for any such notice or claim.  No Group Company has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances that has not been resolved in all material respects and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or, threatened with respect to any of the above.  No Group Company has assumed by contract any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any claim by any third party indemnity for any liability under any Environmental Law or relating to any Hazardous Substances.

(e)           To the knowledge of the Company, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans:  (x) that may reasonably be expected to interfere with or prevent continued compliance by any Group Company with Environmental Laws and the requirements of Environmental Permits, (y) that may result in liability of or adversely affect any Group Company under or pursuant to any Environmental Law, or (z)  that may form the basis of any claim, action, suit, proceeding, hearing, investigation, inquiry or lien against or any Group Company under or pursuant to any Environmental Law.

(f)           The Company has made available to Parent REIT prior to the date hereof true and complete copies and results of any material reports, studies, analyses or monitoring in the possession of any Group Company with respect to actual or potential liabilities of any Group Company under Environmental Laws or the presence of Hazardous Substances at, on, under or migrating to or from, any real property currently or formerly owned, leased or operated by any Group Company or any of their respective predecessors.

Section 3.12     Intellectual Property

(a)           Except as set forth on Schedule 3.12, the Group Companies own, are licensed to use or otherwise have the right to use (in each case free and clear of any Liens) all Intellectual Property required for the operation of the business of the Group Companies (collectively, the “Company Intellectual Property”).  Schedule 3.12 sets forth all Intellectual Property owned by the Group Companies that is registered, issued or the subject of a pending application for registration (collectively, the “Company Owned Intellectual Property”).  None of the Company Owned Intellectual Property has been adjudged invalid or unenforceable and the Company Owned Intellectual Property is valid and enforceable, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws.

(b)           Schedule 3.12 sets forth all agreements (other than with respect to off-the-shelf software pursuant to “shrink wrap” or “click wrap” license agreements) pursuant to which Company Intellectual Property is licensed to the Group Companies by a third party or pursuant to which any Group Company has granted to a third party the right to use Company Owned Intellectual Property (collectively, the “Company IP Licenses”).  Each Company IP License is valid and enforceable, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and none of the Group Companies or, to the Company’s knowledge, any other party to any Company IP License is in breach thereof or default thereunder.

(c)           There are no claims pending or threatened in writing against any Group Company (i) against the use by such Group Company of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of the Group Companies as currently conducted, (ii) challenging the ownership, validity or effectiveness of any of the Company Owned Intellectual Property, or (iii) challenging the license or legally enforceable right to use of the Company IP Licenses.  The conduct of the business of the Group Companies as currently conducted does not infringe or otherwise violate the U.S. Intellectual Property rights of any Person.  With respect to Intellectual Property used by, owned by or licensed to any Group Company, the Group Company owns the entire right, title and interest in the Company Owned Intellectual Property purported to be owned by the Group Company and has the right to use the other Intellectual Property in the continued operation of its business as currently conducted.  To the knowledge of the Company, no third party is infringing or otherwise violating the Company Owned Intellectual Property rights.

Section 3.13     Labor Matters

(a)           No work stoppage or labor strike against any of the Group Companies by Employees is pending or threatened in writing.  The Group Companies (i) are not a party to, or to the knowledge of the Company, threatened with any organized labor dispute or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment Laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (iii) are not presently, nor have been in the past party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by the Group Companies or any of their Affiliates.

(b)           No Employees are currently represented by any labor union for purposes of collective bargaining with any Group Company and no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing or have resulted in any petition for a representation election filed with the National Labor Relations Board in the past three months.

(c)           To the knowledge of the Company, no Employee is in violation of any employment contract, patent disclosure agreement, or enforceable non-competition agreement in any material respect.

Section 3.14     Tax Matters

Except as set forth on Schedule 3.14:

(a)          Each Group Company (i) has timely filed (or had filed on its behalf) all material Tax Returns required to be filed by it (after giving effect to any filing extension granted by a Governmental Entity) and (ii) has paid (or had paid on its behalf) or will timely pay all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it.  Each such Tax Return is true, correct and complete in all material respects.  The Latest Balance Sheet reflects an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the each Group Company for all taxable periods and portions thereof through the date of the Latest Balance Sheet.  No Group Company has executed or filed with the IRS or any other Governmental Entity any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes payable by a Group Company (including any applicable statute of limitation), which waiver or extension is currently in effect, and no power of attorney with respect to any Tax matter is currently in force with respect to any Group Company.

(b)          Each Group Company has since its formation been treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(c)           All material deficiencies asserted or material assessments made with respect to taxes payable by any Group Company and that have been set forth in writing to such Group Company as a result of any examinations by the IRS or any other Governmental Entity have been fully paid and copies of all such deficiency notices or assessments, as well as materials relating to the settlement of such claims have been provided or made available to representatives of Parent REIT.  There are no other material audits, examinations or other proceedings relating to any material Taxes payable by any Group Company by any taxing Governmental Entity in progress.  No Group Company has received any written notice from any Governmental Entity that it intends to conduct such an audit, examination or other proceeding in respect of a material amount of Taxes payable by a Group Company or make any material assessment for such Taxes.  No Group Company is a party to any litigation or pending litigation or administrative proceeding relating to a material amount of Taxes payable by such Group Company (other than litigation dealing with appeals of property tax valuations).

(d)          Each Group Company has complied, in all material respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any state, local, or non-U.S. Tax law) and has duly and timely withheld and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e)           No material claim has been made in writing by a taxing authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(f)           No Group Company has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(g)          No Group Company is a party to any Tax sharing or similar agreement or arrangement, other than any agreement or arrangement solely between two Group Companies, pursuant to which it will have any obligation to make any payments after the Closing. For the avoidance of doubt, a Tax Protection Agreement shall not constitute a Tax sharing or similar agreement or arrangement.

(h)          No Group Company has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(i)           No Group Company is or has ever been a member of an affiliated group filing a consolidated federal income tax return.

(j)           Other than Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), there are no Liens for a material amount of Taxes (other than Taxes not yet due and payable for which adequate reserves have been made if required pursuant to GAAP) upon any of the assets of the Group Companies.

(k)          Schedule 3.14(k) lists each of the Tax Protection Agreements affecting the Group Companies.  As of the date of this Agreement, no person has raised in writing, or threatened to raise, a material claim against a Group Company for any breach of any such Tax Protection Agreement.  Attached to Schedule 3.14(k) is a true, correct and complete copy of each Tax Protection Agreement, including all schedules that were attached thereto or completed in connection therewith.

(l)           No Group Company is a party to any understanding or arrangement described in Section 6662(d)(2)(c)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(m)         No Group Company has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(n)          No Group Company is a foreign person as such term is defined in the Code, and Treasury Regulations thereunder, for purposes the Foreign Investment in Real Property Tax Act.

(o)          No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(p)          The maximum indemnity amount under the Tax Protection Agreements related to contributions of direct or indirect interests in the Company to LVP OP does not exceed $155 million.  The maximum indemnity amount under the Tax Protection Agreements related to contributions of direct or indirect interests in Mill Run to LVP OP does not exceed $37 million.  The maximum indemnity amount under the Series C Optional Tax Indemnification does not exceed $35 million.  For purposes of determining the maximum indemnity amount under a Tax Protection Agreement, it is assumed that each person entitled to protection under such Tax Protection Agreement is subject to the highest marginal U.S. federal, state and local income Tax rates applicable to an individual residing in New York City, New York as of the date hereof.

(q)          Schedule 3.14(q) includes a schedule of the tax basis of each property listed on Schedule 3.16(b).

(r)           Schedule 3.14(r) outlines the impact of, and restrictions imposed by, the Tax Protection Agreements on all Funded Indebtedness, including without limitation, a schedule of all guarantees entered into pursuant to, or in connection with, a Tax Protection Agreement.

Section 3.15     Brokers

No broker, finder, financial advisor or investment banker, other than the Persons listed as “Financial Advisor” on Schedule 1.1(C) is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s or similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any Group Company.  True and complete copies of the engagement letters between the Group Companies and each Person listed in Schedule 1.1(C) have been made available to Parent REIT prior to the date hereof.

Section 3.16     Real and Personal Property

(a)           Each Group Company is the sole legal owner of and, except as set forth on Schedule 3.16(a), such Group Company has good and marketable title to all items of tangible personal property reflected on the Latest Balance Sheet as owned or leased by such Group Company free and clear of any Liens other than Permitted Liens that do not materially detract from the value or intended use of such property.  All equipment and other items of tangible personal property and assets of each Group Company (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (ii) are usable in the regular and ordinary course of business for their intended use and purpose and (iii) conform to all applicable Laws and Orders.

(b)           Except as listed in Schedule 3.16(b), each Group Company (i) owns fee simple title to each of the real properties (or the applicable portion thereof) described on Schedule 3.16(b) as being owned in fee by such Group Company and (ii) has a valid leasehold interest in each of the real properties (or the applicable portion thereof) described on Schedule 3.16(b) as being ground leased by such Group Company pursuant to those certain ground leases (together with any amendments thereto, collectively, the “Company Ground Leases”) described on Schedule 3.16(b) (all such owned and leased real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, and for the purposes of this Section 3.16 only, any real property owned by LVP St. Augustine Outlets LLC and the St. Augustine Land, are referred to herein as collectively, the “Owned Real Properties,”).  The interests of the Group Companies in the Owned Real Properties are good, marketable and insurable and the same are owned free and clear of all Liens except for Permitted Liens.

(c)           Schedule 3.16(c) sets forth a true, correct and complete list of the Leased Real Property as of the date hereof.  With respect to each respective lease or sublease underlying the Leased Real Property, (i) such lease or sublease constitutes the entire agreement to which a Group Company is a party with respect thereto; (ii) no Group Company has assigned, sublet, transferred or conveyed any interest in the leasehold; and (iii) such lease or sublease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the lessor or lessee thereunder, as applicable, (iv) no Group Company, on the one hand, nor, to the knowledge of the Company, any other party, on the other hand, is in breach, default or an event of default under any such lease or sublease, which breach, default or an event of default remains uncured, and no uncured basis for termination of any such lease or sublease has occurred and no uncured event has occurred which with or without the lapse of time or the giving of notice or opportunity to cure would constitute a breach, default, event of default or give rise to a right of termination, and no written termination of or notice of default (with respect to any matter that remains uncured) has been received by any Group Company with respect to any such lease or sublease.  Schedule 3.16(c) sets forth, the date of each lease or sublease of Leased Real Property, each amendment thereto and the names of the parties to each such lease, as amended.  Except as set forth in Schedule 3.16(c), none of the rights of the Group Companies under the leases and subleases underlying the Leased Real Property is subject to termination or modification as a result of the Contemplated Transactions.  The Company has made available to Parent REIT a true, correct and complete copy of each lease and sublease underlying the Leased Real Property.  No purchase or other option has been exercised under any lease or sublease underlying the Leased Real Property, except options whose exercise has been evidenced by a written document as described in Schedule 3.16(c), a true and complete copy of which has been made available to Parent REIT prior to the date hereof with the corresponding lease or sublease underlying the Leased Real Property.  Except as set forth on Schedule 3.16(c),  there are not outstanding any options, rights of first offer or rights of first refusal or any other rights in favor of any of the Group Companies to acquire or sell any portion of the Leased Real Properties (or rights to develop any portion of the Leased Real Properties).

(d)           The Owned Real Properties and the Leased Real Properties are all of the real properties owned or leased by the Group Companies.  Each of the Owned Real Properties is suitable for its current use and its intended use by such Group Company as of the date hereof and is in good operating condition, ordinary wear and tear excepted.  All repairs or maintenance for any Owned Real Properties necessary over the next twelve-month period following the date of this Agreement in order to maintain such properties in such operating condition are reflected in the Budget or are set forth in Schedule 3.16(d).  Since January 1, 2008, none of the Owned Real Properties has suffered any physical event or condition which has resulted in a loss of value (other than ordinary wear and tear and depreciation) which is not subject to insurance (subject to deductibles) or which renders the property unfit for its intended use.  None of the buildings or other improvements on the Owned Real Properties has any latent or patent structural or mechanical defect.

(e)           Each Company Ground Lease is valid, binding and enforceable against the Group Company that is a tenant thereunder and, to the knowledge of the Company, the other parties thereto in accordance with its terms, and is in full force and effect.  Except as listed in Schedule 3.16(e), (i) the applicable Group Company has performed all obligations required to be performed by it to date under each of the Company Ground Leases, (ii) no Group Company, on the one hand, nor, to the knowledge of the Company, any other party, on the other hand, is in breach, default or an event of default under any Company Ground Lease which breach, default or event of default remains uncured, (iii) no uncured basis for termination of any such Company Ground Lease has occurred, and (iv) no uncured event has occurred which with or without the lapse of time or the giving of notice or opportunity to cure would constitute a breach, default, event of default or give rise to a right of termination, and no written termination of or notice of default (with respect to any matter that remains uncured) has been received by any Group Company, with respect to any such Company Ground Lease.  Schedule 3.16(e) sets forth, the date of each Company Ground Lease, each amendment thereto and the names of the parties to each such lease, as amended.  None of the rights of the Group Companies under the Company Ground Leases is subject to termination or modification as a result of the entry into the Transaction Documents or the consummation of the Contemplated Transactions.  The Company has made available to Parent REIT prior to the date hereof a true, correct and complete copy of each Company Ground Lease.  No purchase or other option has been exercised under any of such Company Ground Leases, except options whose exercise has been evidenced by a written document as described in Schedule 3.16(e), a true and complete copy of which has been made available to Parent REIT prior to the date hereof with the corresponding Company Ground Lease.

(f)           Schedule 3.16(f) contains a true, correct and complete list of (i) all leases, licenses and other occupancy agreements demising space at the Owned Real Properties that were in effect as of November 30, 2009 as to which any Group Company is a party as a landlord (such leases, licenses and other occupancy agreements are, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the “Company Leases”), their respective terms, any renewal options, and the rent and other charges payable thereunder, (ii) all of the guaranties under which a guarantor has guaranteed the obligations of the tenant under any such Company Lease, (iii) all consents to sublease and consents to assignment that in either case any Group Company or, to the extent in a Group Company’s possession, any predecessor in interest to a Group Company has heretofore executed and delivered in respect of such Company Leases and for which the applicable subleases are in effect (the items that are described in the foregoing clauses (i)-(iii) above being collectively referred to herein as the “Existing Company Lease Documents”).  The Company has made available to Parent REIT prior to the date hereof true, correct and complete copies of all Existing Company Lease Documents.  The Existing Company Lease Documents are in full force and effect and are valid, binding on and enforceable against each Group Company that is a party thereto and, to the knowledge of the Company, each other party thereto, in accordance with their respective terms.  Except as set forth on Schedule 3.16(f) or in the Existing Company Lease Documents, (1) no tenant under a Company Lease has a right of set-off or claim or counterclaim against the landlord arising out of the Company Lease; (2) no tenant under a Company Lease has a right to relocate the premises in the center in which such tenant occupies space; (3) no tenant under a Company Lease has a right to lease any additional space; (4) no tenant under a Company Lease has a right to be the exclusive seller or provider of products or services in a center in which such tenant occupies space; (5) no tenant under a Company Lease has any “co-tenancy right,” (e.g., a right to terminate the lease, reduce the rent, reduce store hours or “go dark” based upon the actions or inactions of another tenant); (6) no Company Leases provide for free rent periods or other rent concessions applicable to any period of time after the date hereof; (7) no tenant under a Company Lease is permitted to handle, store or dispose of Hazardous Substances in violation of Environmental Laws; (8) no tenant under any Company Lease has a right to cancel or terminate such Company Lease prior to the end of the current term; (9) no Group Company has received notice of any insolvency or bankruptcy proceeding involving any tenant under any Company Lease; and (10) no Company Lease contains a “most favored nation” provision or other similar provision which limits the amount of rent, common area maintenance charges or other amounts payable by the tenant thereunder by reference to the rent, common area maintenance charges or other amounts payable by one or more tenants under other Company Leases.

(g)           No Group Company has heretofore received from any of the counterparties under the Existing Company Lease Documents to which such Group Company is a party a notice to the effect that such Group Company is in default (with respect to any matter that remains uncured) in any respect of the obligations of the lessor under the applicable Company Lease (except for any such default that such Group Company has heretofore cured or is disputing in good faith).  No Group Company, on the one hand, nor, to the Company’s knowledge, any other party, on the other hand, is in breach, default or an event of default under any Existing Company Lease Documents, which breach, default or event of default remains uncured that relates to Company Leases in excess of 5,000 square feet of net rentable area or Company Leases that provide for more than $500,000 in annual rental payments, in the aggregate, from a tenant or related tenants under such lease and all other leases at one or more Owned Real Properties (the “Material Company Leases”), in effect, and no uncured basis for termination of any such Material Company Lease has occurred, and no uncured event has occurred which with or without the lapse of time or the giving of notice or opportunity to cure would constitute a breach, default, event of default or give rise to a right of termination, and no written termination of or notice of default (with respect to any matter that remains uncured) has been received by any Group Company, with respect to any such Material Company Lease.  No Group Company has heretofore received from any of the counterparties under the Existing Company Lease Documents to which such Group Company is a party a notice from any tenant of any intention to vacate prior to the end of the term of such Company Lease.  No tenant under any of the Company Leases has asserted any claim of which any Group Company has heretofore received notice which would affect the collection of rent from such tenant.  No base rent due or to become due under the Company Leases have been paid by the counterparty thereunder more than one (1) month in advance.  No Group Company has heretofore pledged or otherwise hypothecated the lessor’s interest under any of the Company Leases which pledge or other hypothecation remains outstanding, except to secure any existing mortgage loan.  No tenant under any of the Company Leases has heretofore exercised its right to audit the lessor’s books and records to confirm or challenge the lessor’s calculation of Overage Rent or the lessor’s calculation of charges for electricity, heating, ventilation and air-conditioning services, cleaning services, freight elevator service or any other similar services, except for (i) any such audit that has heretofore been settled or otherwise terminated and (ii) audits that are currently being conducted by the tenants set forth on Schedule 3.16(g).  None of the rights of the Group Companies under the Company Leases is subject to termination or modification as a result of the transactions contemplated by this Agreement or by the consummation of the Contemplated Transactions.  No purchase or other option has been exercised under any of such Company Leases, except options whose exercise has been evidenced by a written document as described in Schedule 3.16(g), a true and complete copy of which has been made available to Parent REIT prior to the date hereof with the corresponding Company Lease.  Other than the rights granted to Parent REIT under this Agreement or any Permitted Liens, there are not outstanding any options, rights of first offer or rights of first refusal or any other rights to acquire or sell any portion of the Owned Real Properties (or rights to develop any portion of the Owned Real Properties).

(h)          The rent roll for each of the Owned Real Properties as of November 30, 2009 (collectively, the “Rent Roll”) has been made available to Parent REIT prior to the date hereof.  Except as disclosed in Schedule 3.16(h), the Rent Roll lists all Company Leases as of the date thereof.  The Rent Roll is true, correct and complete as of the date thereof.

(i)            Schedule 3.16(i) sets forth a true, correct and complete list of all brokerage agreements entered into by each Group Company and entered into by any prior owner of the Owned Real Properties, in each case relating to the Owned Real Properties and which are in such Group Company’s possession and are binding on such Group Company and under which any future commissions may become due and payable (the “Brokerage Agreements”).  The Company has made available to Parent REIT prior to the date hereof true, correct and complete copies of each of the Brokerage Agreements.

(j)            Schedule 3.16(j) is a true, correct and complete schedule of service, maintenance, construction and supply contracts affecting the Owned Real Properties as of the date of this Agreement (other than the Existing Company Lease Documents and the Brokerage Agreements) (collectively, the “Service Contracts”).  Except as may be permitted under Section 6.1(b), the Service Contracts are the only service contracts which will affect the Owned Real Properties on the Closing Date.  The Service Contracts are in full force and effect as of the date hereof and have not been modified, amended, supplemented or extended.  None of the Group Companies has received from any of the counterparties under the Service Contracts a notice to the effect that a Group Company is in default in any respect of its obligations under the applicable Service Contract which default has not been cured or which is being disputed by a Group Company in good faith.  The Company has made available true and complete copies of all of the Service Contracts to Parent REIT.

(k)           Schedule 3.16(k) is a true, correct and complete list of the security deposits (whether cash or letters of credit) held by or on behalf of the Group Companies as of the date hereof under the Company Leases, and the Group Companies have held all such security deposits in accordance with Law and the terms of the applicable Company Leases.

(l)            The tenant arrearage schedules set forth on Schedule 3.16(l) are true, correct and complete as of the date set forth on each such schedule.

(m)          Schedule 3.16(m) is a correct and complete list of all properties as to which any Group Company has a right to purchase or lease and which is not now owned or leased by any Group Company and the Company has made available to Parent REIT true and complete copies of all of the agreements relating to such rights to purchase or lease.  Schedule 3.16(m) lists all properties owned by a Group Company which are undeveloped land, in the process of development but not yet fully constructed and operational or are properties being held for future development or rehabilitation and all development, construction, purchase and similar agreements relating to such project and the budgets therefor and the Company has made available to Parent REIT of all of the agreements relating thereto.

(n)           Except as listed in Schedule 3.16(n), there is no certificate, permit or license from any Governmental Entity having jurisdiction over any Owned Real Property or any agreement, easement or any other right which is necessary to permit the current use and operation of the buildings and improvements on any of the Owned Real Properties or which is necessary to permit the current use and operation of all driveways, roads, and other means of ingress and egress to and from any of the Owned Real Property or which govern the use and operation of the Owned Real Properties that has not been obtained and is not in full force and effect, or any pending or threatened modification or cancellation of any of the same.  Except as listed in Schedule 3.16(n), no Group Company is in violation of any of the foregoing agreements, certificates, permits and rights and no uncured breach, default, event of default or right of termination or modification has occurred or event (with the lapse of time or giving of notice) which would give rise to a breach, default, event of default or right of termination or modification has occurred.  No Group Company has received written notice from any Governmental Entity of any violation of any Law affecting any portion of any of the Owned Real Properties that has not been heretofore remedied.

(o)           There are no pending or, to the knowledge of the Company, threatened condemnation, expropriation, eminent domain or rezoning proceedings affecting all or any portion of any Owned Real Property.  Except as set forth on Schedule 3.16(o), each Group Company is in possession of all licenses or rights required by applicable Law for use and occupancy as are necessary to conduct such Group Company’s business thereon as presently conducted or currently intended by a Group Company to be conducted.

(p)           None of the Owned Real Properties are managed, as of the date hereof, by any Person that is not a Group Company.  Schedule 3.16(p) lists each property management agreement pursuant to which the Owned Real Properties are managed as of the date hereof, including each amendment thereto, true and complete copies of which have been made available to Parent REIT prior to the date hereof.

(q)           Except as set forth in Schedule 3.16(q), valid policies of title insurance have been issued insuring any Group Company’s fee simple title or leasehold estate to each of the Owned Real Properties.  The Group Companies have made available to Parent REIT prior to the date hereof true, correct and complete copies of those policies of title insurance relating to the Owned Real Properties (the “Company Title Insurance Policies”).  The Company Title Insurance Policies are in full force and effect and no claim has been made under any such policy.  Except for liens, assessments or other encumbrances which, individually or in the aggregate, are immaterial or are set forth in Schedule 3.16(q), and except for Permitted Liens, there are no liens for unpaid water and sewer service charges, mechanics’, workmen’s, repairmen’s or materialmen’s liens, brokers’ liens or assessments for street or other improvements or for any other service or labor or any other encumbrances which could give rise to a Lien that is not a Permitted Lien since the effective date of each Company Title Insurance Policy.

(r)           No zoning, building, land-use, fire, safety and signage or other applicable Laws, including the Americans with Disabilities Act, or orders are being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Owned Real Properties or related parking areas.

(s)           The Company has made available to Parent REIT prior to the date hereof all written agreements in its possession pursuant to which any Group Company manages, acts as leasing agent for or provides development services for any real property for any third party (including any related guarantees) and any other contracts which otherwise produce fee income to any of Group Company in excess of $100,000 per year.

(t)           Except as set forth in Schedule 3.16(t), there are no options, rights of first refusal or offer, or other contractual obligations to sell, dispose of or lease any of the Owned Real Properties or any portion thereof or material interest therein other than leases to tenants in the ordinary course.

(u)           Except as set forth in Schedule 3.16(u), no Group Company is subject to any obligation, whether pursuant to a written agreement or otherwise, to make any improvements to any property not constituting Owned Real Properties, whether the building of access roadways, public plazas or otherwise.

(v)           Except for those contracts or agreements set forth in Schedule 3.16(v) or as contemplated by, or provided in, the Company Leases, Material Contracts, Ground Leases, Governing Documents of the Group Companies or any Employee Agreement, none of the Group Companies is a party to any contract or agreement with any unaffiliated third party that provides for a right of such third party to participate in the profits, sale proceeds or revenues of any Owned Real Property (collectively, the “Participation Agreements”).  Except as provided in Schedule 3.16(v), no Group Company has any obligation to offer the right to participate in the development, ownership or management of any property, shopping center or mall or development or purchase of any property, shopping center or mall to any third party (with the name of the third party with such participation rights, the markets in which such participation rights apply, and the number of participation rights of such party set forth in Schedule 3.16(v).

(w)          LVP OP has good, valid and insurable fee title to the St. Augustine Land, free and clear of any Liens (other than Permitted Liens).  The St. Augustine Land is not subject to any right or option of any other Person to purchase or lease an interest in such property.  No Person other than LVP OP has any right to use, occupy or lease the St. Augustine Land.  There is no pending or, to LVP OP’s knowledge, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the St. Augustine Land or LVP OP’s use or occupancy thereof or the conduct of its operations thereon, and LVP OP has not received any written notice thereof.  None of LVP OP or, to LVP OP’s knowledge, any other Person is in violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the St. Augustine Land in any material respect.  To LVP OP’s knowledge, there are no proposed reassessments of the St. Augustine Land by any taxing authority and there are no threatened or pending special assessments or other actions or proceedings that could give rise to a material increase in real property Taxes or assessments against any of the St. Augustine Land.

Section 3.17     No Undisclosed Liabilities

There are no liabilities or obligations of any Group Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed or provided for in the Financial Statements; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet which are taken into account in connection with the calculation of the Estimated Aggregate Consideration Value and/or the Final Aggregate Consideration Value or incurred as a result of actions taken or not taken or Contracts entered into, in each case, in compliance with Section 6.1(b); (iii) liabilities or obligations set forth in the Company Schedules, including Schedule 3.17; (iv) liabilities incurred by or on behalf of any Group Company in connection with this Agreement or the Contemplated Transactions and (v) liabilities for which any Person, other than the Group Companies, shall have liability following the Closing pursuant to the terms of the Tax Matters Agreements.

Section 3.18     Transactions with Affiliates

Except as set forth on Schedule 3.18 and except for compensation and benefits received in the ordinary course of business as an employee, no director, officer, employee, agent, or Affiliate of any Group Company (including the Contributors, but excluding any other Group Company), and no individual in any such foregoing Person’s immediate family, is a party to or has any interest in: (a) any agreement, arrangement or understanding with any Group Company, (b) any loan, arrangement, understanding or other agreement for or relating to Funded Indebtedness or any other indebtedness or (c) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in the business or operations of any Group Company.

Section 3.19     Insurance

Schedule 3.19 sets forth a true, correct and complete list of the insurance policies (including the type, amount of coverage and premiums and expiration dates of such policies) held by, or for the benefit of, the Group Companies.  Except as set forth on Schedule 3.19, (a) the applicable Group Company has timely paid, or caused to be timely paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect and (b) since January 1, 2004, no Group Company has received any written notice of cancellation, non-renewal or termination with respect to any such insurance policy.  The Group Companies have not, made any claim against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights.

Section 3.20     Investment Company Act Status

Each Group Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.21     No Other Representations and Warranties Regarding the Group Companies

Except as and to the extent expressly set forth in this Article 3, the Company makes no representations or warranties, express or implied, with respect to the Group Companies, or any of their businesses, assets or liabilities, to Parent REIT, Parent OP and Parent Sub and hereby disclaim all liability and responsibility for any other representation or warranty made, communicated, or furnished to Parent REIT, Parent OP and Parent Sub.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS AND LVP
REIT

Assuming, in each case, the accuracy of the representations and warranties of the Company in Article 3 and the accuracy of the representations and warranties of the Parent Parties in Article 5, each Contributor and, solely with respect to Section 4.3(b), LVP REIT, hereby, severally, and not jointly or jointly and severally, represents and warrants to Parent OP as follows:

Section 4.1     Organization

Such Contributor is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its businesses as presently conducted, except where the failure to be in good standing (or equivalent thereof) or to have such power or authority would not prevent or materially impair or delay the ability of such Contributor to perform its respective obligations hereunder.

Section 4.2     Authority

Such Contributor has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it will be a party and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and the other Transaction Documents to which it will be a party and the consummation of the Contemplated Transactions by such Contributor have been duly authorized by all necessary action on the part of  such Contributor and no other proceeding (including, without limitation, by its equity holders) on the part of such Contributor is necessary to authorize this Agreement or the other Transaction Documents to which it will be a party or to consummate the Contemplated Transactions.  This Agreement has been, and the other Transaction Documents to which it will be a party will be when executed, duly and validly executed and delivered by such Contributor and constitutes, or will constitute when executed after the date hereof, a valid, legal and binding agreement of such Contributor, enforceable against such Contributor in accordance with its terms, except to the extent that enforceability may be limited (a) by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3     Consents and Approvals; No Violations

(a)           No notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the other Transaction Documents by such Contributor or the consummation by such Contributor of the Contemplated Transactions.  Neither the execution, delivery and performance of this Agreement or the other Transaction Documents by such Contributor nor the consummation by such Contributor of the Contemplated Transactions will (i) conflict with or result in any breach of any provision of such Contributor’s Governing Documents, (ii) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation of any material agreement to which such Contributor is a party, or (iii) violate any Law or Order applicable to such Contributor, except in the case of clauses (ii) and (iii) above, for violations which would not prevent or materially impair or delay the ability of such Contributor to perform its respective obligations hereunder.

(b)           LVP REIT’s board of directors have approved the entry into this Agreement.  No vote of any holder of any class or series of LVP REIT capital stock is necessary to approve the transactions contemplated hereby.

Section 4.4     Title

Such Contributor has good and valid title to the Contributed Interests set forth opposite such Contributor’s name on Annex A and/or Annex B free and clear of any preemptive rights, restrictions on transfer and Liens, in each case other than Qualified Permitted Liens.  At the Closing, such Contributor will have transferred and conveyed to Parent Sub and/or the Company, as applicable, good and valid title to its Contributed Interests, free and clear of any preemptive rights, restrictions on transfer and Liens, in each case other than Qualified Permitted Liens.

Section 4.5     Accredited Investor

Each Contributor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  Each Contributor is acquiring the Parent OP Common Units and New Company Common Units for investment purposes only and not with a view to, or for, distribution, resale or fractionalization thereof, in whole or in part, in each case under circumstances which would require registration thereof under the Securities Act or any state securities laws.

Section 4.6     Brokers

No broker, finder, financial advisor or investment banker, other than the Persons listed as “Financial Advisor” on Schedule 1.1(C), is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the Contemplated Transactions for which any Group Company, Parent REIT, Parent OP or Parent Sub may be responsible based upon arrangements made by such Contributor.

Section 4.7     Acknowledgment

Such Contributor hereby acknowledges and agrees that it has conducted and completed its own investigation, analysis and evaluation of Parent REIT and Parent OP, that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of Parent REIT and Parent OP, that it has had the opportunity to request information relevant to the foregoing from Parent REIT and Parent OP, and that in making its decision to enter into this Agreement and to consummate the Contemplated Transactions it has relied solely on its own investigation, analysis and evaluation of Parent REIT and Parent OP and is not relying in any way on any representations and warranties, including any implied warranties, made by Parent REIT and Parent OP or on behalf of Parent REIT and Parent OP by any other Person other than the representations and warranties made expressly by Parent REIT and Parent OP in Article 5 of this Agreement.

Section 4.8     No Other Representations and Warranties Regarding the Contributors

Except as and to the extent expressly set forth in this Article 4, the Contributors and LVP REIT make no representations or warranties, express or implied, with respect to the Contributors, LVP REIT, the Contributed Interests, the Group Companies or their respective business, assets or liabilities, to Parent REIT, Parent OP and Parent Sub and hereby disclaim all liability and responsibility for any other representation or warranty made, communicated, or furnished to Parent REIT, Parent OP and Parent Sub.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT REIT, PARENT OP AND
PARENT SUB

Assuming, in each case, the accuracy of the representations and warranties of the Company in Article 3 and the accuracy of the representations and warranties of the Contributors and LVP REIT in Article 4, Parent REIT, Parent OP and Parent Sub hereby jointly and severally represent and warrant to the Company and the Contributors as follows:

Section 5.1     Organization

Each of Parent REIT, Parent OP and Parent Sub is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its businesses as presently conducted, except where the failure to be in good standing (or equivalent thereof) or to have such power or authority would not have a Parent Material Adverse Effect.

Section 5.2     Authority

Each of Parent REIT, Parent OP and Parent Sub has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of Parent REIT, Parent OP and Parent Sub and no other proceeding (including, without limitation, by their respective equity holders) on the part of Parent REIT, Parent OP or Parent Sub is necessary to authorize this Agreement or the other Transaction Documents or to consummate the Contemplated Transactions.  No vote of Parent REIT’s equity holders is required to approve this Agreement or for Parent REIT, Parent OP or Parent Sub to consummate the Contemplated Transactions.  This Agreement has been, and the other Transaction Documents will be when executed, duly and validly executed and delivered by each of Parent REIT, Parent OP and Parent Sub and constitutes, or will constitute when executed after the date hereof, a valid, legal and binding agreement of each of Parent REIT, Parent OP and Parent Sub, enforceable against each of Parent REIT, Parent OP and Parent Sub in accordance with its terms, except to the extent that enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3     Consents and Approvals; No Violations

No notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement and the other Transaction Documents by Parent REIT, Parent OP and Parent Sub or the consummation by Parent REIT, Parent OP and Parent Sub of the Contemplated Transactions.  Neither the execution, delivery and performance of this Agreement or the other Transaction Documents by Parent REIT, Parent OP or Parent Sub nor the consummation by Parent REIT, Parent OP or Parent Sub of the Contemplated Transactions will (a) conflict with or result in any breach of any provision of Parent REIT’s, Parent OP’s or Parent Sub’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation of any material agreement to which Parent REIT, Parent OP or Parent Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any Law or Order applicable to Parent REIT, Parent OP or Parent Sub or any of their respective Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for violations which would not have a Parent Material Adverse Effect.

Section 5.4     Capitalization

(a)           The total number of shares of capital stock which Parent REIT has authority to issue is 850,000,000 shares, consisting of 511,990,000 shares of Common Stock, par value $.0001 per share (“Parent Common Stock”), 10,000 shares of Class B Common Stock, par value $.0001 per share (“Parent Class B Common Stock”), 100,000,000 shares of Preferred Stock, par value $.0001 per share, (“Parent Preferred Stock”), and 237,996,000 of Excess Common Stock, par value $.0001 per share.  As of September 30, 2009, (i) 287,424,297 shares of Parent Common Stock were issued and outstanding, (ii) 8,000 shares of Class B Common Stock were issued and outstanding (iii) 796,948 shares of Parent Preferred Stock were issued and outstanding and (iv) 4,123,116 shares of Parent Common Stock were held in the treasury of the Parent.

(b)           (i)         As of September 30, 2009, the issued and outstanding partnership interests of Parent OP consisted of 57,959,705 limited partnership interests and 283,309,181 general partnership interests, all of which were validly issued and outstanding, and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right or Lien, and any capital contributions required to be made by the holders thereof have been made other than as set forth in the Parent OP Agreement.

(ii)           Each Parent OP Common Unit may be converted into or exchanged for one share of Parent Common Stock or, at Parent REIT’s election, an equivalent amount of cash, in each case as set forth in the Parent OP Agreement.  Parent REIT is the sole general partner of Parent OP.

(iii)          Each Parent OP Common Unit included in the Unit Consideration will have been duly authorized and validly issued, and will be free and clear of any preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws and the terms of the Parent OP Agreement), or Liens (other than Liens created by the Contributors, the Representative or the Escrow Agent, or pursuant to this Agreement or the Escrow Agreement).

Section 5.5     SEC Documents

(a)           Each Parent SEC Report as of its respective date complied (and, when filed after the date hereof, will comply) in all material respects with the Securities Exchange Act of 1934, as amended, and the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Report.  Except to the extent that information contained in any of the Parent SEC Reports filed and publicly available prior to the date of this Agreement has been revised or superseded by a Parent SEC Report filed or furnished prior to the date hereof, none of the Parent SEC Reports contains (or, when filed after the date hereof, will contain) any untrue statement of a material fact or omits (or, when filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The financial statements of Parent REIT and Parent OP included in the Parent SEC Reports complied (and, when filed after the date hereof, will comply) in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared (and, when filed after the date hereof, will be prepared) in accordance with GAAP applied on a consistent basis during the periods presented and fairly presented (and, when filed after the date hereof, will fairly present) the financial position of Parent REIT and Parent OP as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to the absence of footnotes and to year-end adjustments which are immaterial in amount).

Section 5.6     Brokers

No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the Contemplated Transactions for which any Contributor or any Group Company or any of their respective Affiliates (other than after the Closing, Parent REIT and its Subsidiaries) may be responsible based upon arrangements made by and on behalf of Parent REIT, Parent OP or Parent Sub or any of their respective Affiliates.

Section 5.7     Financing

Parent OP has delivered to the Company the latest draft of a revolving credit agreement (the “Parent Revolving Credit Facility”) pursuant to which JPMorgan Chase Bank, N.A., or an Affiliate thereof, as lead arranger (or any lender to the Alternative Financing, the “Lender”) and the other lenders party thereto will provide $550,000,000 (it being understood that a lesser amount may be required to satisfy the Parent Parties’ obligations under this Agreement) in debt financing to Parent OP that has the benefit of the Member Guarantees (or an Alternative Financing, the “Financing”) that may be used for consummation of the Contemplated Transactions.  As of the date hereof, no event has occurred which, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default of Parent OP or any other party thereto under the Parent Revolving Credit Facility.  As of the date hereof, there are not expected to be any conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Parent Revolving Credit Facility.  The aggregate proceeds contemplated by the Parent Revolving Credit Facility will be sufficient to provide funds in an amount necessary to satisfy all of Parent OP’s and Parent Sub’s obligations under this Agreement and the Contemplated Transactions, including payment of the Special Distribution Amount.

Section 5.8     Tax Matters

Parent OP qualifies and intends to continue to qualify as a partnership for federal income tax purposes. Parent OP would not be treated as an investment company (within the meaning of Section 351(e) of the Code and the Treasury Regulations Section 1.351-1(c)) if it were incorporated. Parent OP is not a publicly traded partnership, within the meaning of Section 7704(b) of the Code and the Treasury Regulations promulgated thereunder.  Parent REIT has been organized and operated in conformity with the requirements for qualification as a “real estate investment trust,” within the meaning of Section 856 of the Code, for all taxable years since January 1, 1998.

Section 5.9     Certain Activities

(a)           Except as set forth in the Parent SEC Reports filed prior to the date hereof (without giving effect to any amendment to any such Parent SEC Report filed on or after the date hereof and excluding any disclosures that contain general cautionary, predictive or forward-looking statements set forth in any section of a Parent SEC Report entitled “risk factors” or constituting “forward-looking statements” or any other sections of such filings), since September 30, 2009, there have not been any events, developments or occurrences (nor have any facts become known) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(b)           Parent Sub was organized solely for the purpose of entering into this Agreement and consummating the Contemplated Transactions and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the Contemplated Transactions.

Section 5.10     New Company

(a)           New Company is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization.  New Company was organized solely for the purpose of consummating the Contemplated Transactions and has not engaged in any activities or business, and has incurred no liabilities or obligations and owns no assets whatsoever, in each case, other than those incident to its organization and the consummation of the Contemplated Transactions.

(b)           Parent REIT has provided to the Representative complete and accurate copies of the Governing Documents of New Company.

(c)           Except for the New Company Common Units to be issued in exchange for the Contributions, there are (x) no equity securities of New Company, (y) no securities of New Company convertible into or exchangeable for equity securities of New Company, and (z) no agreements, arrangements, or other subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which New Company is a party or by which it is bound in any case obligating New Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of New Company, or obligating New Company to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement.

(d)           Upon issuance, each New Company Common Unit may be converted into or exchanged for one Parent OP Common Unit, which Parent OP Common Unit shall then be immediately converted into an amount of cash determined in accordance with the Parent OP Agreement, at Parent OP’s election, or one share of Parent Common Stock, in each case as set forth in the New Company Agreement and the Parent OP Agreement.  New Company Manager is a wholly owned subsidiary of Parent OP and the manager of New Company.

(e)           Each New Company Common Unit to be issued in accordance with the terms of this Agreement and the New Company Agreement will have been duly authorized and validly issued, and will be free and clear of any preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws and the New Company Agreement), and Liens (other than Liens created by the Contributors, the Representative or the Escrow Agent, or pursuant to this Agreement or the Escrow Agreement).

Section 5.11     Acknowledgement

Each of Parent REIT, Parent OP and Parent Sub hereby acknowledges and agrees that it has conducted and completed its own investigation, analysis and evaluation of the Group Companies and the Contributed Interests, that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Group Companies as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from the Company, the Contributors and LVP REIT and has received responses it deems adequate and sufficient to all such requests for information, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on its own investigation, analysis and evaluation of the Group Companies and the Contributed Interests and is not relying in any way on any representations and warranties, including any implied warranties, made by or on behalf the Company or the Contributors other than the representations and warranties made expressly by the Company in Article 3 and the representations and warranties made expressly by the Contributors and LVP REIT in Article 4.  In connection with the due diligence investigation of the Group Companies and the Contributed Interests by Parent REIT, Parent OP and Parent Sub and their respective Affiliates and representatives, Parent REIT, Parent OP and Parent Sub and their respective Affiliates and representatives have received and may continue to receive after the date hereof from the Company and its Affiliates (including the Contributors and LVP REIT) and representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information and non-binding term sheets and letters of intent, regarding the Group Companies and their businesses and operations and the Contributed Interests.  Parent REIT, Parent OP and Parent Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and non-binding term sheets and letters of intent, and that Parent REIT, Parent OP and Parent Sub will have no claims against any of the Group Companies, or any of their respective Affiliates and representatives, or any other Person, including the Contributors and LVP REIT, with respect thereto.  Accordingly, Parent REIT, Parent OP and Parent Sub hereby acknowledge and agree that, none of the Group Companies, nor any of their respective Affiliates (including the Contributors and LVP REIT) and representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or, except as expressly provided in this Agreement, non-binding term sheets and letters of intent.

Section 5.12     No Other Representations and Warranties Regarding Parent REIT, Parent OP and Parent Sub

Except as and to the extent set forth in this Article 5, Parent REIT, Parent OP and Parent Sub make no representations or warranties with respect to Parent REIT, Parent OP and Parent Sub to the Company or the Contributors and hereby disclaim all liability and responsibility for any other representation or warranty made, communicated, or furnished to the Company or the Contributors.

ARTICLE 6
COVENANTS

Section 6.1     Conduct of Business of the Group Companies

(a)           Except as contemplated by this Agreement or set forth on Schedule 6.1, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company (whether or not a Subsidiary thereof) to, except as consented to in writing by Parent REIT or Parent OP in their sole discretion, conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto).

(b)           Without limiting the generality of the foregoing, except as contemplated by this Agreement or set forth on Schedule 6.1, from the date hereof through the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each other Group Company to not, except as consented to in writing by Parent REIT or Parent OP in their sole discretion:

(i)          except to the extent required to comply with its obligations under this Agreement or the other Transaction Documents or with applicable Law, amend or otherwise change any of its Governing Documents;

(ii)          issue, deliver, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or sell, or authorize the issuance, delivery, pledge, disposition, grant, transfer, lease, license, guarantee, encumbrance or sale of, any equity interests or any options, warrants, or other rights of any kind to acquire equity interests, in such Person;

(iii)        declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their outstanding equity interests, except for any dividend or distribution by a wholly-owned Subsidiary of such Group Company to such Group Company or another wholly-owned Subsidiary thereof;

(iv)        reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any equity interests in such Person;

(v)         amend any term of any outstanding equity security or equity interest;

(vi)        make any expenditures, including capital expenditures, other than, with respect to type, amount and timing, as set forth in the Budget;

(vii)       (A) incur or assume any Funded Indebtedness, issue any debt securities or otherwise incur or guarantee any indebtedness for borrowed money, in each case other than (1) in a manner consistent in all material respects with the Budget and (2) which may be prepaid without any fee, penalty or breakage fee at any time or (B) enter into any capitalized lease obligation or Off Balance Sheet Arrangement;

(viii)      guarantee any indebtedness, debt securities or other obligations of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(ix)         acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or agreement for the acquisition of (A) any real property involving nonrefundable deposits or (B) any business or other Person (other than a wholly-owned Group Company);

(x)          create any new subsidiary or enter into any joint venture or partnership or other similar agreement or arrangement;

(xi)         (A) merge, consolidate or enter into any other business combination transaction with any Person, (B) acquire (by merger, consolidation or acquisition of equity interests or assets, or any other business combination) any corporation, partnership or other entity (or division thereof), or (C) purchase any equity interest in or all or substantially all of the assets of, any Person or any division or business thereof, or any individual item of property;

(xii)        make any loans, advances or capital contributions to, or investments in, any Person (other than a Group Company), in each case in an amount in excess of $100,000 individually or $500,000 in the aggregate;

(xiii)       sell, lease, mortgage, agree to subject to Lien, transfer, or otherwise dispose of, to any Person (other than a Group Company) any Owned Real Property or Leased Real Property (whether by merger, consolidation or otherwise), in each case other than pursuant to entry into space leases of any Owned Real Property in the ordinary course of business consistent with past practice and in accordance with the Leasing Plan;

(xiv)       (A) cancel, terminate, or amend any Material Contract or (B) enter into any agreement that would constitute a Material Contract if entered into prior to the date hereof (it being understood that the Company shall not be deemed to have breached this clause (xiv) if a Group Company enters into a Material Contract in connection with taking an action permitted or required under any other provision of this Agreement);

(xv)        (A) increase the salary, monetary compensation, incentive compensation or benefits payable or to become payable to any Employees, (B) grant any retention, severance or termination pay to any Employees (except pursuant to the terms in effect on the date of this Agreement of existing agreements, plans or policies), (C) enter into any new Employment Agreements, or (D) establish, adopt, enter into, terminate, amend or take any action to accelerate rights under any Employee Benefits Plan, except in each case to the extent required by applicable Laws or pursuant to a binding written agreement in effect on the date hereof with respect to an Employee Benefit Plan which is listed on Schedule 3.10(a);

(xvi)       hire any new employee other than to hire a replacement for an employee who has left, promote any employee to be an officer or member of senior management or engage any consultant or independent contractor for a period exceeding thirty (30) days;

(xvii)      adopt or enter into any collective bargaining agreement or other labor union contract applicable to Employees;

(xviii)     discuss the transactions set forth in this Agreement with any employee representative body without consulting with the Parent REIT prior to any such discussion;

(xix)        make any change in accounting methods, principles or practices, except to the extent required by GAAP or applicable Law;

(xx)         settle or compromise any claim, litigation or other legal proceeding, other than (A) in connection with this Agreement or the Contemplated Transactions, (B) those wholly-covered by insurance or (C) in the ordinary course of business consistent with past practice in an amount not involving more than $25,000 individually or $150,000 in the aggregate;

(xxi)        commence any litigation or any administrative proceeding against any Person, other than in connection with this Agreement or the Contemplated Transactions or actions brought in the ordinary course of business;

(xxii)       permit any insurance policy naming any Group Company as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent OP unless such Group Company shall have obtained, prior to or simultaneous with such cancellation or termination, an insurance policy with substantially similar terms and conditions to the canceled or terminated policy;

(xxiii)      initiate or consent to any zoning reclassification of any the Owned Real Properties or Leased Real Properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Owned Real Properties or material Leased Real Properties except to the extent any of the foregoing would not materially adversely affect the value of the affected Owned Real Properties or Leased Real Properties;

(xxiv)      make or agree to make any new capital expenditures or development or construction expenditures in excess of the amounts reflected in the Budget;

(xxv)       enter into, amend, or supplement any Tax Protection Agreement or take any action that would, or would reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any material liability of the Company or any Group Company with respect thereto;

(xxvi)      take any of the actions set forth on Schedule 6.1(b)(xxvi); or

(xxvii)     agree in writing or otherwise commit to take any of the foregoing actions.

Notwithstanding the foregoing, the parties acknowledge and agree that any action expressly permitted by any subsection of Section 6.1(b) shall be deemed permitted by each subsection of Section 6.1(b).

(c)           Nothing contained in this Agreement shall give Parent REIT, Parent OP and Parent Sub directly or indirectly, rights to control or direct any Group Companies operations prior to the Closing.  Prior to the Closing, each Group Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of such Group Company.

(d)           Notwithstanding anything in this Section 6.1 to the contrary, Parent REIT and Parent OP shall not unreasonably withhold, condition or delay providing consent for any action intended to prevent, or any payment intended to remedy, (i) a breach, default or event of default under any loan agreement or similar document by any Group Company (other than in connection with obtaining the Required Consents and the matters disclosed on Annex E and Schedule 8.1(b), which shall be addressed in the manner set forth on Annex E and Schedule 8.1(b)), (ii) a breach, default or event of default under any other Contract, (iii) a violation of Law or (iv) a violation or loss of a Company Permit.  The consent of Parent REIT or Parent OP shall not be required for the Group Companies to make any emergency repairs; provided, that the Company shall notify Parent REIT or Parent OP with respect to any such emergency repairs as promptly as practicable following the taking of such action.

(e)           The Company shall cooperate and consult with Parent OP and Parent REIT in connection with any action in lieu of condemnation described on Schedule 3.16(b).  Without limiting the foregoing, before taking any such action in lieu of condemnation, the Company will provide Parent OP and Parent REIT with advance notice at least three (3) Business Days prior to taking any such action in lieu of condemnation and provide Parent OP and Parent REIT with the opportunity to participate in any such action.

Section 6.2     Pre-Closing Tax Matters

During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as consented to in writing by Parent REIT or Parent OP (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)           The Company shall, and shall cause each other Group Company to, prepare and timely file all material Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice except as otherwise required by applicable Laws;

(b)           The Company shall, and shall cause each other Group Company to, fully and timely pay (or cause to be paid) all material Taxes due and payable by the Company or another Group Company, as applicable, in respect of such Post-Signing Returns that are so filed;

(c)           The Company shall furnish all material Post-Signing Returns (with respect to any Group Company) to Parent REIT at least twenty (20) days before the due date for such Tax Returns, and Parent REIT shall have the opportunity to discuss such Tax Returns with the Company prior to the filing of such Tax Returns; provided however, that this provision is not designed to imply that Parent REIT has an approval right over the filing of such Tax Returns.

(d)           Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Transaction Taxes that become payable in connection with the Contemplated Transactions, and shall cooperate in attempting to minimize the amount of such Transaction Taxes;

(e)           The Company shall not, and shall cause each other Group Company not to, make, change or rescind any material Tax election or change a material method of Tax accounting unless in each case such action is required by Law; if any action is required by Law, the applicable Group Company shall promptly notify Parent REIT;

(f)           The Company shall not, and shall cause each other Group Company not to, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund unless either (i) such action is not material and would not affect the Taxes of the applicable Group Company in a post-Closing period or (ii) such action is required by law; solely in the case of clause (ii), the applicable Group Company will promptly notify Parent REIT;

(g)           The Company shall, and shall cause each other Group Company to, promptly notify Parent REIT of any suit, claim, action, investigation, proceeding or audit brought against or with respect to the Company in respect of any Tax; and

(h)           No Group Company shall enter into, amend or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability of the Company or any Subsidiary with respect thereto.

Section 6.3     Access to Information

From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in any confidentiality agreements to which the Group Companies are subject, the Company shall, and shall cause the Group Companies to, provide to Parent REIT, Parent OP and Parent Sub and their authorized representatives, during normal business hours reasonable access to all books and records (including computer files, retrieval programs and similar documentation, which, for the avoidance of any doubt, includes all Tax Returns, Tax work papers, and other information used to prepare Tax Returns), properties and offices, and authorized representatives of the Group Companies (including accountants, financial advisors and attorneys) in a manner so as to not materially interfere with the normal business operations thereof and shall furnish or cause to be furnished to Parent REIT, Parent OP and Parent Sub or their authorized representatives such additional information concerning the Group Companies as shall be reasonably requested.  The Company shall provide Parent REIT, Parent OP and Parent Sub and their authorized representatives with appropriate office and conference room space as may be requested by Parent REIT, Parent OP and Parent Sub and their authorized representatives in connection with such access.  All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which shall survive the execution of this Agreement and are by this reference hereby incorporated herein.  Without limiting the foregoing, Parent REIT, Parent OP and Parent Sub and their authorized representatives shall have the right to conduct appraisal and environmental and engineering inspections of each of the Owned Real Properties and Leased Real Properties; provided, however, that none of Parent REIT, Parent OP and Parent Sub or their authorized representatives shall have the right to take and/or analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any building or real property unless such invasive testing procedure is (a) required, or would be required after the Closing, by applicable Law or pursuant to the terms of, or to prevent any default under, any Contract to which any Group Company is a party or (b) based on the findings of any inspections or assessments conducted pursuant to this Section 6.3, the performance of such invasive testing is reasonably required as a result of such investigations or assessments revealing a material issue and in either case subject to the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).  The Company shall instruct the employees, counsel, accountants and other representatives of the Group Companies to cooperate with Parent REIT’s investigations of the Group Companies.

Section 6.4     Efforts to Consummate

(a)           Subject to the terms and conditions herein provided, each of Parent REIT, Parent OP, Parent Sub, the Company and the Contributors shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective as promptly as practicable the Contemplated Transactions (including, without limitation, the satisfaction, but not waiver, of the closing conditions set forth in Article 8 and the entry into the Tax Matters Agreements, together with the Member Guarantees and Capital Contribution Agreements that are exhibits thereto, and the New Company Agreement).  Notwithstanding the foregoing or anything in this Agreement to the contrary (including the preceding sentence of this Section 6.4(a) and Section 9.1(f)), in exercising such reasonable efforts to obtain any consent, waiver or other accommodation (including the Required Consents) from any Person that is not a Governmental Entity, none of the Group Companies, the Contributors, Parent REIT, Parent OP, Parent Sub, or any of their respective Affiliates, shall be obligated, except as otherwise provided in Annex E or Section 6.4(c) or Section 6.5, to incur any liability, commence or threaten to commence any litigation, agree to any amendment to this Agreement or any other Transaction Document, make any payment (other than to attorneys, accountants and other advisors), offer or grant any accommodation (financial or otherwise) or agree or commit to any of the foregoing.

(b)           Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all material respects with each other in connection with obtaining any consent, waiver or other accommodation (including the Required Consents) from any Person as may be necessary or desirable to obtain any consent, waivers or approvals required to consummate the Contemplated Transactions and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party or any of its Affiliates from, or given by such party or any of its Affiliates to, any lender, servicer or agent in connection with obtaining the Required Consents.  Without limiting the foregoing, (A) Parent OP and Parent REIT shall be given no less than three (3) Business Days to review and comment on all materials or documents relating to this Transaction or any of the parties hereto that is to be provided to any lender, servicer or agent in connection with obtaining a Required Consent and any such materials shall be revised to reflect any reasonable comments of Parent REIT and Parent OP with respect thereto and (B) the Group Companies and their representatives shall not engage or participate in any meeting or discussion or proposed discussion with any lender, servicer or agent for the purpose of discussing the Contemplated Transactions or the Required Consents without the participation of Parent REIT or Parent OP and their advisors and representatives and all such meetings and discussions will be scheduled to take place at times and locations that are reasonably convenient for Parent REIT and Parent OP.

(c)           Subject to the terms and conditions herein provided, in the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the Contemplated Transactions or seeks damages in connection therewith, each of the parties hereto agrees to cooperate and use reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Contemplated Transactions.

(d)           Parent REIT, Parent OP and Parent Sub shall not, and shall not permit any of their respective controlled Affiliates to, without the prior written consent of the Representative, enter into any merger, acquisition, joint venture or debt or equity financing, that would reasonably be expected to materially impair, delay or prevent consummation of the Financing or the Contemplated Transactions.

Section 6.5     Financing

(a)           Without limiting Section 6.4, each of Parent OP and Parent Sub shall (and shall cause their Affiliates to) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Parent Revolving Credit Facility (without, for the avoidance of doubt, any requirement to bring any legal action against the Lender) , including (x) satisfying on a timely basis all terms, covenants and conditions set forth in the Parent Revolving Credit Facility, (y) entering into definitive agreements with respect thereto on terms and conditions substantially similar to the terms and conditions contemplated by the Parent Revolving Credit Facility and (z) consummating the Financing at or prior to Closing.  Parent OP will furnish correct and complete copies of all such definitive agreements to the Representative promptly upon their execution.

(b)           Without limiting the foregoing, Parent OP and Parent Sub shall keep the Company and the Representative informed on a reasonably current basis with respect to all material activity concerning the status of their efforts to arrange and consummate the Financing and shall give the Company and the Representative prompt notice of any material adverse change with respect thereto.  Parent OP and Parent Sub agree to provide written notice to the Company and the Representative promptly, and in any event within two (2) Business Days, if at any time any financing source that is to be a party to the Parent Revolving Credit Facility notifies Parent OP or Parent Sub in writing that such source no longer intends to provide financing to Parent OP or Parent Sub on substantially the terms set forth therein, or Parent OP or Parent Sub believes in good faith that it will be unable to obtain the Financing on substantially the terms described in the Parent Revolving Credit Facility.  None of Parent OP or Parent Sub shall amend or alter, or agree to amend or alter, the Parent Revolving Credit Facility in any manner that would be materially adverse to the Contributors or reasonably likely to prevent or materially impair or delay the consummation of the Contemplated Transactions, without the prior written consent of the Representative.

(c)           If any portion of the Financing becomes unavailable on terms and conditions substantially similar to the terms and conditions contemplated in the Parent Revolving Credit Facility or the Parent Revolving Credit Facility shall be modified in a manner materially adverse to Parent OP, Parent Sub or the Contributors, Parent OP and Parent Sub shall (and shall cause their Affiliates to) obtain and as promptly as reasonably practicable provide the Company and the Representative with a copy of, a new credit facility (the “New Facility”) from alternative sources on terms and conditions substantially similar to the terms (including with respect to interest rate and fees) and conditions contemplated in the Parent Revolving Credit Facility or any other financing of the type permitted by Section 3.F of the Tax Matters Agreements as refinancing of the Financing (“Alternate Financing”); provided, that such New Facility and such Alternate Financing must (i) provide for aggregate debt financing to Parent OP that has the benefit of the Member Guarantees in an amount equal to $550,000,000 (it being understood that a lesser amount may be required to satisfy the Parent Parties’ obligations under this Agreement), (ii) be available to fund the Special Distribution Amount and other amounts required to be funded from the Financing, and (iii) otherwise satisfy the requirements for the Financing under this Agreement.  To the extent applicable, Parent OP and Parent Sub shall (and shall cause their Affiliates to) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Facility, including (x) satisfying on a timely basis all terms, covenants and conditions set forth in the New Facility (without, for the avoidance of doubt, any requirement to bring any legal action against the Lender); (y) entering into definitive agreements with respect thereto on terms and conditions substantially similar to the terms and conditions contemplated by the New Facility; and (z) consummating the Alternate Financing at or prior to the Closing.  In the event Alternate Financing is obtained and a New Facility is entered into, references in this Agreement to the applicable Parent Revolving Credit Facility shall be deemed to include the New Facility, as applicable.  Notwithstanding anything to the contrary in this Agreement, Parent REIT, Parent OP and Parent Sub acknowledge and agree that obtaining the Financing, or any Alternate Financing, is not a condition to their respective obligations to consummate the Contemplated Transactions at Closing; provided, that the Parent Parties shall not be deemed to have breached Section 6.5(a) if they obtain Alternate Financing in accordance with Section 6.5(c).

(d)           The Company agrees to use, and to cause the Group Companies to use, reasonable efforts to provide all cooperation reasonably requested by Parent OP in connection with the Financing (including, as applicable, any Alternate Financing), including without limitation:  (i) providing and causing their advisors to provide all available information reasonably deemed reasonably necessary by Parent OP or the Lenders to complete syndication of the Financing, including, but not limited to available financial information that is customarily provided in such financings and is deemed necessary by Parent OP or the Lenders for the consummation of such Financing; (ii) assisting in the preparation and updating of the information memoranda and other materials to be used in connection with the Financing and any related syndication efforts, including, as applicable, participating in due diligence and drafting sessions; (iii) cooperating in procuring any requisite rating for the Financing from an accredited rating agency; (iv) making the officers and advisors of the Group Companies available from time to time to attend and make presentations regarding their respective businesses; and (v) assisting in the preparation of definitive agreements and other certificates and documents, as may be reasonably requested in connection with the foregoing, provided, however, that with respect to all matters described in this Section 6.5(d) no Group Company shall be required to execute any document or make any statements, certifications, or analysis for the benefit of Parent REIT, Parent OP or Parent Sub or any other Person other than documents, statements, certifications and analyses to become effective immediately after the Closing.

Section 6.6     Public Announcements

Parent REIT, Parent OP and Parent Sub, on the one hand, and the Company and the Contributors, on the other hand, have agreed upon the form and substance of the press releases to be issued to announce the execution of this Agreement, which shall be issued promptly following the execution and delivery hereof.  Thereafter, Parent REIT, Parent OP and Parent Sub, on the one hand, and the Company and the Contributors, on the other hand shall not issue any other press release or make any other public announcement with respect to this Agreement or the Contemplated Transactions without the prior consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other parties before making any such public announcements by providing the other parties with a copy of the proposed press release or public announcement reasonably in advance of such release or announcement.

Section 6.7     Indemnification

(a)           Parent REIT, Parent OP and Parent Sub agree that all rights to indemnification or exculpation now existing in favor of any directors and officers of any Group Company (collectively, the “Exculpated Parties”), as provided in such Group Company’s Governing Documents and indemnification or similar agreement disclosed in the Company Schedules with respect to any matters occurring prior to the Closing, shall survive the Closing and shall continue in full force and effect for a period of six (6) years from and after the Closing.

(b)           Without limiting the generality of the foregoing, Parent OP agrees that the indemnification and liability limitation or exculpation provisions of the Governing Documents of the Group Companies shall not be amended, repealed or otherwise modified at or after the Closing in any manner that would adversely affect the rights thereunder of any Exculpated Party, except to the extent such modification is required by applicable Law.  In the event that any Group Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent OP shall cause proper provision to be made so that the successors or assigns of such Group Company shall succeed to the obligations set forth in this Section 6.7.

(c)           The directors and officers of each Group Company entitled to the indemnification, liability limitation and exculpation set forth in this Section 6.7 are intended to be third party beneficiaries of this Section 6.7.  This Section 6.7 shall survive the Closing and shall be binding on all successors and assigns of Parent REIT, Parent OP and Parent Sub.

Section 6.8     Documents and Information

(a)           If, after the Closing, a Contributor shall determine that it, or one of its Affiliates, has an original or a copy of the books, records (whether in paper or electronic form) of the Group Companies, such Contributor shall promptly deliver such original or copy of the books and records, and will not retain any copies thereof except to the extent required by applicable Law.

(b)           After the Closing, Parent OP and Parent Sub shall, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and to make the same available for inspection and copying by the Representative during normal business hours upon reasonable request and upon reasonable notice and at the Representative’s expense, subject to entry into a customary confidentiality agreement.  No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Parent REIT, Parent OP, Parent Sub or any of their respective Subsidiaries, without first advising the Representative in writing and giving the Representative a reasonable opportunity to obtain possession thereof at Representative’s expense, subject to entry into a customary confidentiality agreement.  Without limiting the foregoing, Parent REIT, Parent OP and Parent Sub shall (and shall cause their Subsidiaries to) retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of their Affiliates) relating to Tax matters relevant to the business of the Group Companies for each taxable period first ending after the Closing and for all prior taxable periods until the later of:  (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate; and (b) six (6) years following the due date (with extension) for such Tax Returns.

(c)           Within five (5) days after the end of each calendar month prior to the Closing, the Company will provide Parent OP with an updated true, correct and complete set of tenant arrearage schedules for the Group Companies.

Section 6.9     Contact with Customers, Suppliers and Other Business Relations

Parent REIT and Parent OP (and their employees, agents, representatives and Affiliates) shall be permitted to discuss the Contemplated Transactions with any tenant or supplier of any Group Company and other third parties with whom any of the Group Companies may do business; provided, that Parent OP shall provide the Representative, on at least a bi-weekly basis, and more frequently if reasonably requested by the Representative, with reports (which may be oral) of any material issues raised by any such tenants with respect to the Group Companies, suppliers or third parties.  The Company acknowledges that representatives of Parent REIT and Parent OP shall be spending significant time at the premises of the Group Companies and shall be introducing and engaging in discussions with Employees of the Group Companies with respect to various matters, including the Contemplated Transactions, job status and the business of the Group Companies.  In the event the Closing does not occur, for a period of three (3) years following the termination of this Agreement, the Parent Parties shall not use the information obtained as a result of the discussions and contacts described in this Section 6.9 to compete with or in a manner reasonably expected to harm the Group Companies.

Section 6.10     Employee Benefit Matters

(a)           For one year after the Closing Date, Parent REIT and Parent OP shall, or shall cause their Subsidiaries to, provide each Retained Property Employee and Retained Management Employee with a base salary or base wages and pension and health benefits (other than retention, sale, stay, special bonuses or other change of control payments or awards) that are, in the aggregate, either, at the option of Parent REIT and Parent OP, (A) no less favorable to each Retained Property Employee and Retained Management Employee than the base salary or base wages and pension and health benefits provided to similarly situated employees of Parent REIT and Parent OP, or (B) in the aggregate no less favorable to each Retained Property Employee and Retained Management Employee than the base salary or base wages and pension and health benefits provided to such Retained Property Employees and Retained Management Employees immediately prior to the Closing, in either case to be determined for each Retained Property Employee and Retained Management Employee in the sole discretion of Parent REIT and Parent OP.

(b)           For all purposes under the employee benefit plans of Parent REIT and Parent OP and their Subsidiaries after the Closing Date, Parent REIT and Parent OP shall, and shall cause their Subsidiaries to, credit service for eligibility and vesting (but not benefit accrual) rendered by Retained Property Employees and Retained Management Employees prior to the Closing Date for purposes of pension and health benefits under employee benefit plans, programs, policies and arrangements of Parent REIT and Parent OP and their Subsidiaries from and after the Closing Date, to the same extent as such service was taken into account under the corresponding plans of the Group Companies for such purposes (except to the extent such credit would result in a duplication of accrual of benefits).  Without limiting the foregoing, Parent OP shall use its reasonable efforts to cause Retained Property Employees and Retained Management Employees to be immediately eligible to participate, without waiting time and to waive any pre-existing condition limitations otherwise applicable to Retained Property Employees and Retained Management Employees and their eligible dependents under any health or welfare plan of Parent REIT, Parent OP or their Subsidiaries for any condition for which such Retained Property Employee and Retained Management Employee would have been entitled to coverage under the corresponding plans of the Group Companies in which such Retained Property Employees and Retained Management Employees participated immediately prior to the Closing.  Parent REIT and Parent OP shall, and shall use reasonable efforts to cause, such current Retained Property Employees and Retained Management Employees to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Closing Date.

(c)           Prior to Closing, the Company shall, and shall cause each Group Company, to take such actions as are necessary to ensure that no Group Company shall be the administrator of the Lightstone Group, LLC 401(k) Plan or the sponsor of, or participating employer in, any Employee Benefit Plan (including such plans listed on Schedule 3.10(a)) from and after Closing.

(d)           No provision of this Section 6.10 shall create any third party beneficiary or other rights in any Employee (including any dependent or beneficiary thereof).  Parent REIT and Parent OP and their Subsidiaries, as applicable, shall have the right in their sole discretion to amend, modify, terminate or adjust benefit levels under any and all employee benefit plans and arrangements covering the Employees after the Closing Date, subject to this Section 6.10.  No provision of this Section 6.10, or any other provision of this Agreement, is intended to modify, amend or create any employee benefit plan or arrangement of Parent REIT, Parent OP or any of the Group Companies for purposes of ERISA or otherwise.

(e)           (i) Within thirty (30) days of the date hereof (or within forty five (45) days of the date hereof with respect to 2009 compensation), the Group Companies shall provide to Parent REIT and Parent OP a true and correct list of the following information with respect to each Employee: their title and respective salaries, wages, bonuses (and other material compensation and benefits to the extent not otherwise made available to substantially all Employees) paid or payable during 2008 and 2009, date of hire, the date and amount of the last salary increase and whether any such Employee is on short-term disability, long-term disability, leave of absence or layoff. (ii) Within the later of five (5) days after delivery of the information described in Section 6.10(e)(i) and January 31, 2010, Parent REIT and Parent OP may, if practicable, provide the Company with a list of positions of Property Employees at each property and Management Employees it desires to retain and the number of persons required for each position.  As soon as possible following delivery of the information described in Section 6.10(e)(i), but in no event later than five (5) Business Days thereafter, the Company will permit persons designated by Parent REIT and Parent OP to interview any and all (x) Management Employees so that Parent REIT and Parent OP can determine those Management Employees to be hired by and transferred to the Group Companies (or retained by Prime Manager if Prime Manager is a Group Company) at the Closing (the “Retained Management Employees”), and (y) Property Employees so that Parent REIT and Parent OP can determine those Property Employees to be retained (the “Retained Property Employees”); provided, that such interview process shall be effected with the least amount of interference with the operation of the business of the Group Companies and Prime Manager as practicable, as reasonably determined by the parties acting in good faith.  Parent REIT and Parent OP shall provide the Company with a list of any designed Retained Management Employees (to whom offers of employment will be made effective at the Closing if Prime Manager is not a Group Company) and Retained Property Employees as soon as practicable but no later than 75 days following the date hereof.  The Company shall, and shall cause each Group Company (including Prime Manager if it is a Group Company), to terminate the employment of all Employees other than the Retained Management Employees and the Retained Property Employees prior to the Closing.  With respect to each Employee terminated prior to the Closing, the Company shall, and shall cause each Group Company, to use commercially reasonable efforts to obtain releases from each terminated Employee, in a form approved by Parent REIT and Parent OP, in which each Employee releases all claims against the Company and the Group Companies with respect to such termination; provided that none of the Group Companies or their Affiliates shall be required to incur any liability, commence or threaten to commence any litigation, offer any cash or other pecuniary consideration or grant any accommodation (financial or otherwise) to any such Employee to secure such release other than as is required pursuant to any Employee Agreement or Employee Benefit Plan.

(f)           With respect to all Employees of the Group Companies or Prime Manager other than Retained Management Employees and Retained Property Employees, Parent REIT and Parent OP shall not be responsible for any notices required to be given or otherwise to comply with WARN with respect to any plant closing or mass layoff (or similar triggering event) caused by the Group Companies or Prime Manager prior to the Closing, and Parent REIT and Parent OP shall have no responsibility or liability under WARN with respect to such Employees except to the extent that any notice requirement or other liabilities under WARN are triggered in respect of such Employees as a result of the termination of employment following the Closing of one or more Retained Management Employees or Retained Property Employees.

Section 6.11     Notification

The Company shall give notice to Parent REIT if, to the Company’s knowledge, any of the Company’s representations, warranties or covenants herein are breached in a manner that would give rise to a claim by the Parent Indemnitees pursuant to Article 10 (subject to Section 10.4(b) and Section 12.15); provided, however, that, except as otherwise provided herein, the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.12     Transactions in Parent Common Stock

From the date hereof until the earlier of termination of this Agreement in accordance with its terms and the Closing, no Contributor shall knowingly, directly or indirectly, (i) purchase or sell any shares of Parent Common Stock, (ii) engage in any hedging, short-sale, derivative or other transaction based upon the value, or intended to hedge the risk of ownership, of shares of Parent Common Stock, provided that this clause (ii) shall not apply until ten (10) days prior to the period of time for the determination of the Parent Closing Price has begun, or (iii) enter into any transaction with the intent to cause, or which would otherwise reasonably be expected to result in, a decline in the trading price of the Parent Common Stock.

Section 6.13     Exclusivity

(a)           During the period commencing on the date hereof through the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, the Contributors and LVP REIT shall not, and shall cause the Group Companies and each of their respective directors, officers and representatives not to, directly or indirectly, (x) knowingly initiate, solicit, discuss, negotiate, provide non-public information with respect to, or respond affirmatively to any inquiries, proposals or offers (whether initiated by them or otherwise), from any Person other than the Parent Parties and their Affiliates and representatives (a “Third Party Bidder”), with respect to any transaction, however structured, resulting in or relating to the acquisition by such Third Party Bidder of all or substantially all of the equity interests or assets of the Group Companies or any individual mall or development project (a “Potential Transaction”) or (y) enter into any contract, agreement or arrangement with any Third Party Bidder to consummate a Potential Transaction; provided, that “Potential Transaction” shall not include, and this Section 6.13(a) shall not apply to, any inquiry, proposal or offer to acquire, whether by merger, purchase of assets, equity interests or other securities, tender offer or otherwise, all or substantially all of the capital stock or consolidated assets of LVP REIT (a “Permitted Transaction”), but LVP REIT may only enter into an agreement with respect thereto to the extent that the entry into any such transaction would not require or otherwise provide for the sale of the Company Interests owned by the Contributors other than the LVP Parties or prevent or materially impair the ability of the Contributors, the Company and the Group Companies to complete the Contemplated Transactions.  The Contributors shall, and shall cause the Group Companies to, immediately terminate any existing discussions with respect to any Potential Transaction and request that all confidential information relating to any of the Group Companies provided to any Third Party Bidder in connection with a Potential Transaction be promptly returned or destroyed.

(b)           LVP REIT shall not provide any non-public information with respect to the Group Companies (the “Group Company Information”) to any Third Party Bidder in connection with the pursuit of a Permitted Transaction before March 1, 2010.  On or after March 1, 2010, LVP REIT may provide Group Company Information in connection with the pursuit of a Permitted Transaction to a Person that executes a confidentiality agreement with terms that are in the aggregate no less favorable to LVP REIT (other than with respect to any standstill and non-solicitation provisions) than those contained in the Confidentiality Agreement; provided that all such Group Company Information (to the extent that such information has not been previously provided or made available to Parent REIT) is concurrently made available to Parent REIT.  LVP REIT shall not waive any of its rights under any such confidentiality agreement with respect to Group Company Information and shall take all reasonable steps to enforce all of its rights with respect to Group Company Information under any such confidentiality agreement to the extent it becomes aware of any breach thereof in respect of Group Company Information.

(c)           Notwithstanding the foregoing, nothing in this Section 6.13 shall prohibit the Contributors, LVP REIT or the Group Companies, or any of their respective directors, officers and representatives, from (i) discussing the Contemplated Transactions with any equity holders of the Group Companies, the Contributors, LVP REIT or any of their respective subsidiaries, or with any lender (subject to Section 6.4(a)), servicer (subjection to Section 6.4(a)), landlord, employee, tenant or prospective tenant of the Group Companies, the Contributors, LVP REIT or any of their respective subsidiaries, (ii) providing non-public information to its tenants and others with whom the Group Companies do business in the ordinary course of business, (iii) making any communications designed to inform a Third Party Bidder that such Person is not permitted to engage in any discussions regarding a Potential Transaction or (iv) taking any other action to the extent expressly permitted by this Agreement.

Section 6.14     Use of Prime Retail Mark

From and after the Closing Date, except as set forth on Schedule 6.14, the Contributors shall not, and shall cause their Affiliates not to: (a) establish or create any corporation, partnership, joint venture or other business entity or enterprise that uses as, or incorporates as part of, its legal or trade name any Prime Retail Mark or (b) seek any registration of any trademark, copyright, domain name or analogous right, that incorporates, or is identical or confusingly similar to, any Prime Retail Mark or (c) use any Prime Retail Mark in connection with the operation of any outlets or shopping malls.  Nothing in this Agreement shall be construed as granting to any party any license to the Prime Retail Marks.

Section 6.15     Parent OP Agreement

From and after the date hereof, neither Parent REIT nor Parent OP shall amend the Parent OP Agreement in a manner that would adversely and disproportionately affect the rights of the Contributors with respect to the Parent OP Common Units to be issued to the Contributors hereunder (assuming for this purpose that such Parent OP Common Units have been issued to the Contributors as of the date hereof), whether held by the New Company or received upon conversion or exchange of New Company Common Units.

Section 6.16     LVP REIT; LVP OP

If, as of the Closing, a claim has been asserted against LVP REIT, LVP OP or a Group Company for any breach of a Tax Protection Agreement, then until the earlier of (a) the date such claim has been finally settled or resolved pursuant to a non-appealable final judgment of a court of competent jurisdiction (whether before, at or after the Closing Date) and (b) the date on which LVP REIT commences its liquidation in accordance with its charter and by-laws,  LVP REIT will not make any distributions to its shareholders other than (i) in the ordinary course consistent with past practice, (ii) to the extent required to avoid the imposition of Tax under Section 857(b) of the Code, and  (iii) to avoid the imposition of Tax under Section 4981 of the Code.

ARTICLE 7
CERTAIN AFFILIATE MATTERS

Section 7.1       Termination of Agreements; Resignations of Affiliates

(a)           At the Closing, and without any further action on the part of any party hereto and without payment of any additional consideration, all rights and obligations of any Group Company arising under or in connection with the agreements set forth on Schedule 7.1 (the “Terminated Agreements”) shall be terminated in full and without any further liability of any Person thereunder at or after the Closing.  Prior to the Closing, the Company shall, and shall cause each Group Company to, take all action required to effect the foregoing in a manner reasonably satisfactory to Parent REIT and Parent OP and shall deliver evidence of the termination of the Terminated Agreements effective on the Closing Date as of no later than the third (3) Business Day prior to the Closing in accordance with the preceding sentence.

(b)           Prior to Closing, the Parent Parties and the Company shall cooperate in good faith to evaluate the ability of Prime Manager to transfer, without payment of any additional consideration, all of the assets (other than Contracts to manage properties owned by Persons other than the Group Companies), including all of the books and records (including computer files, retrieval programs and similar documentation), relating to any of the Group Companies, or their properties, of Prime Manager to the Company and the ability of the Company to transfer Prime Manager to an entity that is not a Group Company. If the parties hereto mutually agree in good faith to such reorganization without payment of any additional consideration, the parties shall enter into an amendment to this Agreement to reflect such mutually-agreed restructuring, including by revising Schedule 7.1.

(c)           At the Closing, and without any further action on the part of any party hereto and without payment of any additional consideration, Lightstone Prime shall resign, effective as of no later than immediately prior to the Closing, as the general manager of the Company and as the general manager or general partner of any other Group Company for which it acts as managing member.

(d)           At the Closing, each of the Company, Mill Run, Ewell and Barceloneta shall, if requested by Parent REIT, amend its Governing Documents in a manner reasonably satisfactory to Parent REIT in order to (i) enable the acquirers of the Contributed Interests pursuant to this Agreement and the LP Purchase Agreement to automatically become substitute members or substitute limited partners, as applicable, and (ii) replace the manager, managing member or general partner of each Group Company with a Person designated by Parent REIT, in each case immediately upon consummation of the Contemplated Transactions and without the application of any waiting period.

Section 7.2       Release

(a)           Effective at and after the Closing, the Parent Parties agree that each Group Company, on behalf of itself and its successors and assigns (the “Company Releasing Parties”), releases, acquits and forever discharges each of the Contributors, LVP REIT, each of their respective Affiliates which are not Group Companies, each of their respective shareholders, members, partners, managers, directors, officers and employees, in their capacities as such, each of the Persons set forth on Schedule 7.2, and each of their respective successors and assigns (collectively, the “Company Released Parties”) from any and all claims, demands, damages, actions, causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature, in contract or in tort, that such Company Releasing Party might have (i) because of anything done, omitted, suffered or allowed to be done by such Company Released Parties prior to or at the Closing, or (ii) in connection with or by reason of the Governing Documents of such Group Companies, in each case whether heretofore or hereafter accruing, whether foreseen or unforeseen or whether known or unknown to the parties, including without limitation, any claim for indemnification, contribution or other relief (“Company Released Matters”).  Notwithstanding the foregoing, the following shall not constitute Company Released Matters: (A) in the case of any Company Released Party that is a party to any Tax Protection Agreement with a Group Company, any claims arising thereunder (except to the extent expressly set forth in the Tax Matters Agreements), (B) any claims under the Tax Matters Agreements, (C) any claim insofar as it is made to negate, limit or otherwise dispute any asserted right to indemnification which a Company Released Party has asserted under applicable Law, the Governing Documents of such Group Company or Section 6.7 hereof and (D) claims against any Contributor for Fraud.  Effective at and after the Closing, each of the Parent Parties agrees that no Company Releasing Party will commence, aid or participate in a manner adverse to any Company Released Party in any legal action or other proceeding based in whole or in part upon any Company Released Matters.  The Parent Parties acknowledge that this release shall apply to all unknown or unanticipated results of any action of any Company Released Party, as well as those known and anticipated.  The Parent Parties have provided the release in this Section 7.2(a) voluntarily, with the intention of fully and finally extinguishing all Company Released Matters.  Effective at and after the Closing, the Parent Parties acknowledge and agree that no Company Releasing Party shall, directly or indirectly, make any claim related to the Company Released Matters against any person that has a right to seek indemnification, contribution or other relief for such claim from any Company Released Party.  If a Company Releasing Party makes such a claim and a Company Released Party notifies the Company Releasing Party of such obligation, Parent OP shall cause the Company Releasing Party to promptly, but no later than three (3) Business Days following such notice, withdraw all such claims with prejudice and enter into a release thereof in form and substance reasonably acceptable to the Company Released Party. The release contained in this Section 7.2(a) shall also be deemed to be a covenant not to sue. Any breach of this covenant by a Company Releasing Party not to sue shall be deemed a breach of this Section 7.2(a)

(b)           Effective at and after the Closing, each Contributor and LVP REIT, on behalf of itself and its successors and assigns (the “Contributor Releasing Parties”), releases, acquits and forever discharges each of the Group Companies, each of the other Contributors, and each of their respective Affiliates (other than the Parent Parties), shareholders, members, partners, managers, directors, officers and employees, in their capacities as such, and each of their respective successors and assigns (but excluding, in each case, any of the foregoing of the Parent Parties) (collectively, the “Contributor Released Parties”) from any and all claims, demands, damages, actions, causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature, in contract or in tort, that such Contributor Releasing Party might have (i) because of anything done, omitted, suffered or allowed to be done by such Contributor Released Parties prior to or at the Closing, or (ii) in connection with or by reason of the Governing Documents of such Group Companies, in each case whether heretofore or hereafter accruing, whether foreseen or unforeseen or whether known or unknown to the parties, including without limitation, any claim for indemnification, contribution or other relief (“Contributor Released Matters”).  Notwithstanding the foregoing, the following shall not constitute Contributor Released Matters: (A) in the case of any Contributor Released Party that is a party to any Tax Protection Agreement with a Contributor Releasing Party, any claims arising thereunder (except to the extent expressly set forth in the Tax Matters Agreements), (B) any claims against a Parent Party under this Agreement or any other Transaction Document, including the Tax Matters Agreements, (C) any claim but only insofar as it is made to negate, limit or otherwise dispute any asserted right to indemnification which a Contributor Released Party has asserted under applicable Law, the Governing Documents of such Group Company and (D) claims against a party hereto for actual and intentional fraud.  Effective at and after the Closing, each Contributor Releasing Party further agrees never to commence, aid or participate in a manner adverse to any Contributor Released Party in any legal action or other proceeding based in whole or in part upon any Contributor Released Matters.  Each Contributor and LVP REIT acknowledges that this release shall apply to all unknown or unanticipated results of any action of any Contributor Released Party, as well as those known and anticipated.  Each Contributor and LVP REIT has provided the release in this Section 7.2(b) voluntarily, with the intention of fully and finally extinguishing all Contributor Released Matters.  Effective at and after the Closing, each Contributor and LVP REIT acknowledges and agrees that such Contributor Releasing Party shall not, directly or indirectly, make any claim related to the Contributor Released Matters against any person that has a right to seek indemnification, contribution or other relief for such claim from any Contributor Released Party.  If a Contributor Releasing Party makes such a claim and a Contributor Released Party notifies the Contributor Releasing Party of such obligation, the Contributor Releasing Party shall promptly, but no later than three (3) Business Days following such notice, withdraw all such claims with prejudice and enter into a release thereof in form and substance reasonably acceptable to the Contributor Released Party. The release contained in this Section 7.2(b) shall also be deemed to be a covenant not to sue. Any breach of this covenant by a Company Releasing Party not to sue shall be deemed a breach of this Section 7.2(b).

(c)           California Civil Code Section 1542 Waiver.  Each of the Parent Parties and each Contributor Releasing Party acknowledges that it may discover facts or law different from, or in addition to, the facts or law that it knows or believes to be true with respect to the claims released in this Section 7.2 and agrees, nonetheless, that the Release contained in this Section 7.2 shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Each of the Parent Parties and each Contributor Releasing Party expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived.  That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

ARTICLE 8
CONDITIONS TO CONSUMMATION OF THE CONTRIBUTIONS

Section 8.1       Conditions to the Obligations of the Contributors, Parent REIT, Parent OP and Parent Sub

The obligations of the Contributors, Parent REIT, Parent OP and Parent Sub to consummate the Contemplated Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exists) of the following conditions:

(a)           No Order shall be in effect, and no Law shall have been enacted, which restrains, enjoins, imposes conditions upon or makes illegal the Contemplated Transactions in the United States (including Puerto Rico); and

(b)           The Company shall have procured the written consents specified on Schedule 8.1(b) (the “Required Consents”) and Parent REIT shall have received evidence reasonably satisfactory to Parent REIT of the receipt thereof.  All actions necessary for all of the Fixed Rate Debt to remain outstanding following the Closing in accordance with its original terms, as modified by the Required Consents, without any breach, default or event of default (with or without notice or lapse of time or both) with respect to any matter or circumstance of which the parties are aware as of the Closing Date in accordance with the terms of such Required Consents, and all conditions in the Required Consents, shall have been taken or satisfied.  Parent OP shall have received payoff letters reasonably satisfactory to Parent OP with respect to all of the debt constituting Floating Rate Debt being repaid by Parent OP at Closing.

Section 8.2       Other Conditions to the Obligations of Parent REIT, Parent OP and Parent Sub

The obligations of Parent REIT, Parent OP and Parent Sub to consummate the Contemplated Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent REIT or Parent OP of the following further conditions:

(a)           The representations and warranties of the Company (i) set forth in Section 3.2, Section 3.3, Section 3.7(a), Section 3.14(b) (with respect to any Group Companies that own, directly or indirectly, any material interests in real property) and Section 3.14(p) (the “Specified Representations”) shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except for such representations and warranties made as of a specified date, which shall have been true and correct in all respects as of that specified date) other than in the case of Section 3.2 for de minimis exceptions, and (ii) set forth in Article 3 (other than the Specified Representations and the representations and warranties in Section 3.4(b) with respect to the 2008 Unaudited Financial Statements), disregarding qualifications therein as to “material,” “materiality” (or words of similar import) or “Company Material Adverse Effect,” and excluding any Known Claims, to the extent included in the calculation of the Known Claims Escrow Amount with respect thereto, shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except for such representations and warranties made as of a specified date, which, disregarding qualifications therein as to “materiality” or “Company Material Adverse Effect,” shall have been true and correct in all respects as of that specified date), unless, in the case of clause (ii) only, the failure or failures of all such representations and warranties, disregarding qualifications therein as to “materiality” or “Company Material Adverse Effect,” to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)           The Company shall have performed and complied in all material respects with all covenants (other than the covenants set forth in Section 6.11 and Section 6.13) required to be performed or complied with by the Company under this Agreement (including any obligation relating to the Group Companies) on or prior to the Closing Date;

(c)           (i) The representations and warranties of the Contributors and LVP REIT set forth in Article 4 shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except for such representations and warranties made as of a specified date, which shall have been true and correct in all material respects as of that specified date), and (ii) the Contributors shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Contributors under this Agreement (other than the covenants set forth in Section 6.13) on or prior to the Closing Date;

(d)           Parent REIT and Parent OP shall have received the Audited 2008 Financial Statements and the auditor’s report thereon shall not contain any qualifications that are not Permitted Qualifications.

(e)           At the Closing, Parent OP shall have received:

(i)          a certificate of a senior executive officer of the Company in his or her representative capacity, and not individually, certifying the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b);

(ii)         the Escrow Agreement, duly executed by the Representative and the Escrow Agent;

(iii)        the GPT Sale Agreement, duly executed by GPT Outlet Lender LLC;

(iv)        evidence reasonably satisfactory to Parent REIT that transactions set forth in Section 7.1 shall have been completed;

(v)         a duly executed recordable special warranty deed for the St. Augustine Land, in a form reasonably acceptable to Parent REIT and Parent OP and such documents of further assurance reasonably necessary and typical for transactions similar to the sale of the St. Augustine Land in order to complete the sale and transfer of the St. Augustine Land;

(vi)        the New Company Agreement, duly executed by each Contributor;

(vii)       the DL Tax Matters Agreement, duly executed by each of Lightstone Holdings, Lightstone Prime, BRM, LRPV, David Lichtenstein and the Company; and

(viii)      the LVP Tax Matters Agreement, duly executed by each of LVP REIT, LVP OP, Pro-DFJV, the Company and, solely for purposes of Section 14 thereof, Lightstone Prime, Lightstone Holdings, BRM, LRPV and David Lichtenstein.

Section 8.3       Other Conditions to the Obligations of the Contributors

The obligations of the Contributors to consummate the Contemplated Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Contributors of the following further conditions:

(a)           The representations and warranties of Parent REIT, Parent OP and Parent Sub (i) set forth in Section 5.1, Section 5.2, Section 5.9(a) and Section 5.10 shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except for such representations and warranties made as of a specified date, which shall have been true and correct in all respects as of that specified date), (ii) set forth in Section 5.4 and Section 5.8, (collectively with Section 5.1, Section 5.2, Section 5.9(a) and Section 5.10 the “Parent Specified Sections”) shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except for such representations and warranties made as of a specified date, which shall have been true and correct in all material respects as of that specified date), and (iii) set forth in Article 5 (other than the Parent Specified Sections), disregarding qualifications therein as to “material,” “materiality” (or words of similar import) or “Parent Material Adverse Effect,” shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except for such representations and warranties made as of a specified date, which, disregarding qualifications therein as to “materiality” or “Parent Material Adverse Effect,” shall have been true and correct in all respects as of that specified date), unless, in the case of clause (iii) only, the failure or failures of all such representations and warranties, disregarding qualifications therein as to “materiality” or “Parent Material Adverse Effect,” to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(b)           Each of Parent REIT, Parent OP and Parent Sub shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c)           All of the conditions precedent to the consummation of the Financing shall have been satisfied or waived and those Persons providing such Financing shall have either funded or are prepared to fund, in each case in accordance with the terms of the Parent Revolving Credit Facility and this Agreement and with the benefit of the Member Guarantees;

(d)           After any reduction required pursuant to Section 2.3(a), the Enterprise Value shall be equal to at least $2,283,000,000;

(e)           The adjustment to Enterprise Value pursuant to Section 2.3(a), after taking into account any NOI Waiver, shall not exceed $42,000,000;

(f)           the Known Claims Escrow Amount shall not exceed $25,000,000, after taking into account any reduction thereof by Parent REIT pursuant to Section 2.3(f)(iii);

(g)           At the Closing, Parent OP shall have delivered to the Representative:

(i)          a certificate of a senior executive officer of each of Parent REIT and Parent OP, in each case in his or her representative capacity, and not individually, certifying the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b); and

(ii)         the Escrow Agreement, duly executed by Parent OP and the Escrow Agent; and

(iii)        the DL Tax Matters Agreement, duly executed by each of Parent REIT, Parent OP and New Company, together with the Member Guarantees and Capital Contribution Agreements that are exhibits thereto, duly executed by the Lender and the applicable Parent Parties, respectively; and

(iv)        the LVP Tax Matters Agreement, duly executed by each of Parent REIT and Parent OP and New Company, together with the Member Guarantees and Capital Contribution Agreements that are exhibits thereto, duly executed by the Lender and the applicable Parent Parties, respectively.

Section 8.4       Frustration of Closing Conditions

No party hereto may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such party, including such party’s failure, subject to Section 6.4(a), to use reasonable efforts to consummate the Contemplated Transactions.

ARTICLE 9
TERMINATION; AMENDMENT; WAIVER

Section 9.1       Termination

This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of Parent REIT, Parent OP and the Representative;

(b)           by Parent REIT or Parent OP, if none of Parent REIT, Parent OP or Parent Sub is in material breach of its representations, warranties, covenants or obligations under this Agreement, and if (i) the representations and warranties of the Company in Article 3 become untrue or inaccurate such that Section 8.2(a) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(b)), (ii) the representations and warranties of any Contributor in Article 4 become untrue or inaccurate such that Section 8.2(c) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(b)), (iii) there has been a breach on the part of the Company of its covenants and agreements contained in this Agreement such that Section 8.2(b) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(b)),  or (iv) there has been a breach on the part of any Contributor of its covenants and agreements contained in this Agreement such that Section 8.2(c) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(b)),  and, in each of clause (i), clause (ii), clause (iii) and clause (iv) such breach is not capable of being cured or has not been cured within thirty (30) days after notice to the Company and the Representative;

(c)           by the Representative, if none of the Company or any Contributor is in material breach of its representations, warranties, covenants or obligations under this Agreement, and if (i) the representations and warranties of Parent REIT, Parent OP or Parent Sub herein become untrue or inaccurate such that Section 8.3(a) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(c)) or (ii) there has been a breach on the part of Parent REIT, Parent OP or Parent Sub of its respective covenants and agreements contained in this Agreement such that Section 8.3(b) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(c)), and, in both of clause (i) and clause (ii), such breach is not capable of being cured or has not been cured within thirty (30) days after notice to Parent OP;

(d)           by Parent REIT or Parent OP, if the Closing shall not have occurred by the Termination Date, unless the failure to consummate the Closing is the result of a breach by Parent REIT, Parent OP or Parent Sub of its respective obligations or covenants under this Agreement.

(e)           by the Representative, if the Closing shall not have occurred by the Termination Date, unless the failure to consummate the Closing is the result of a breach by the Company or any Contributor of its obligations or covenants under this Agreement; or

(f)           by Parent REIT, Parent OP or the Representative, if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions and such Order shall have become final and nonappealable; provided, that the party hereto seeking to terminate this Agreement pursuant to this Section 9.1(f) shall, subject to Section 6.4(a), have used reasonable efforts to remove such Order.

Section 9.2       Effect of Termination

In the event of any termination of this Agreement pursuant to Section 9.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent REIT, Parent OP, Parent Sub, any Group Company, LVP REIT, any Contributor or any of the Company Released Parties) with the exception of (a) the provisions of this Section 9.2, the third sentence of Section 6.3, Section 6.6, the last sentence of Section 6.9 and Article 12, and (b) any liability of any party hereto for any material breach of this Agreement resulting from an action or a knowing and intentional failure to act which, at the time thereof, such party should reasonably have known would constitute a breach of this Agreement, prior to such termination.

Section 9.3       Amendment

Prior to the Closing, subject to applicable Law, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent REIT, Parent OP, Parent Sub, the Company and the Representative.  After the Closing subject to applicable Law, this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Parent OP and the Representative.  This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any amendment effected in a manner which does not comply with this Section 9.3 shall be void.

Section 9.4       Extension; Waiver

The Contributors shall not (except at the direction of the Representative) (a) extend the time for the performance of any of the obligations or other acts of Parent REIT, Parent OP or Parent Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent REIT, Parent OP or Parent Sub contained herein or in any document, certificate or writing delivered by Parent REIT, Parent OP or Parent Sub pursuant hereto or (c) waive compliance by Parent REIT, Parent OP or Parent Sub with any of the agreements or conditions contained herein.  The Parent Parties may (a) extend the time for the performance of any of the obligations or other acts of the Company or the Contributors contained herein, (b) waive any inaccuracies in the representations and warranties of the Company or the Contributors contained herein or in any document or writing delivered by the Company or the Contributors pursuant hereto or (c) waive compliance by the Company or the Contributors with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 10
SURVIVAL; INDEMNIFICATION

Section 10.1     Survival

Subject to the provisions of this Article 10, (a) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive until 5:00 p.m. New York City time on the date that is the 18-month anniversary of the Closing Date; provided, that (i) to the extent any claim for indemnification with respect to a breach of any representation or warranty in this Agreement has been made in accordance with Section 10.3 hereof prior to such time, then, solely to the extent of such claim, the representations and warranties relevant thereto shall be deemed to survive until the final resolution thereof and (ii) notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in (x) Section 4.2 (Authority), Section 4.4 (Title) and Section 5.2 (Authority) shall survive indefinitely and (y) Section 3.4(a)(i) and, to the extent related to the 2008 Unaudited Financial Statements, Section 3.4(b) shall not survive the Closing and no claims for indemnification may be made in respect thereof (b) the covenants and agreements of the Parties in this Agreement to be performed prior to the Closing shall not survive the Closing; provided, that the expiration of such covenants and agreements shall not limit the right to any Indemnified Party to seek or obtain indemnification with respect to any breach thereof pursuant to this Article 10 and (c) all covenants and agreements in this Agreement to be performed at or after the Closing shall survive the Closing in accordance with their respective terms or, if no term is specified, indefinitely.

Section 10.2     Indemnification

(a)           Subject to the provisions of this Article 10 and the Escrow Agreement, from and after the Closing, Parent REIT, Parent OP and Parent OP’s Subsidiaries (including the Group Companies after the Closing) (each a “Parent Indemnitee”) shall be entitled, in accordance with the provisions of this Article 10 and the Escrow Agreement, to receive proceeds from the Escrow Account as indemnification in respect of any damages, losses, liabilities, costs, expenses or obligations of any kind (including, without limitation, reasonable attorneys’ fees and costs of investigation) (each a “Loss” and, collectively, “Losses”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of or relating to (i) any breach of any representation or warranty in Article 3 (other than Section 3.4(a)(i) and, to the extent related to the 2008 Unaudited Financial Statements, Section 3.4(b)) or in any certificate delivered by or on behalf of the Company pursuant hereto (without regard to any Company Material Adverse Effect or materiality qualifications contained in any Non-Excluded Representation and without regard to any knowledge qualifications), (ii) any breach of any covenant or agreement contained herein to be performed by the Company (including any failure of a Group Company to take or refrain from taking any action contemplated hereby) prior to the Closing (other than Section 6.11 and Section 6.13), (iii) the amount of any Severance, Employment and Shut-Down Costs incurred by Parent REIT, Parent OP, Parent Sub or any of their Affiliates (including any Group Company after the Closing) which are not paid prior to Closing or taken into account in connection with the calculation of the Estimated Aggregate Consideration Value and/or the Final Aggregate Consideration Value, (iv)(A) any claims against a Group Company by any member or other equity holder of any Group Company prior to the Closing arising from and relating to the Contemplated Transactions or the management, operation or conduct of the Group Companies at or prior to the Closing (collectively, “Minority Claims”) or (B) in the event the transactions contemplated by the LP Purchase Agreement shall not have been fully consummated in accordance with their terms at the Closing (other than as a result of a breach of such Agreement by the Parent Parties) (1) any out-of-pocket, costs or expenses (including reasonable attorneys fees) incurred by the Parent Parties to enforce the LP Purchase Agreement or to defend any claims made by the selling parties under the LP Purchase Agreement and (2) any additional amounts paid by the Parent Parties in excess of the purchase price specified in the LP Purchase Agreement (excluding, for the avoidance of doubt, any amendments thereto after the Closing) for the applicable securities not acquired at the Closing (including pursuant to any judgment or settlement); provided that the additional costs or expenses incurred by the Parent Parties to acquire such securities shall be subject to the consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed), and (v) the amount of any Pre-Signing Allowances and Commissions incurred by Parent REIT, Parent OP, Parent Sub or any of their Affiliates (including any Group Company after the Closing) which are not taken into account in connection with the calculation of the Estimated Aggregate Consideration Value and/or the Final Aggregate Consideration Value.

(b)           Subject to the provisions of this Article 10, from and after Closing, each Contributor and LVP REIT shall severally, and not jointly or jointly and severally, indemnify, defend and hold harmless, the Parent Indemnitees from and against any Losses suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of or related to (i) any breach of any representation or warranty of such Contributor in Article 4 or, in the case of LVP REIT, Section 4.3(b), as of the Closing Date, as though such representation and warranty was made on the Closing Date, (ii) any breach of any covenant or agreement contained herein to be performed by such Contributor or, in the case of LVP REIT, Section 6.13, prior to the Closing and (iii) any breach of any covenant or agreement contained herein to be performed by such Contributor or, in the case of LVP REIT, Section 6.16 or Section 7.2(b), at or after the Closing.

(c)           Subject to the provisions of this Article 10, from and after Closing, each of Parent REIT, Parent OP and Parent Sub shall jointly and severally indemnify, defend and hold harmless, the Contributors and each of their respective Affiliates (other than the Group Companies), predecessors, successors and assigns, and each of their respective officers, directors, employees, members, partners, shareholders, managers, agents and representatives (each a “Member Indemnitee”) from and against any Losses suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of or related to (i) any breach of any representation or warranty of Parent REIT, Parent OP or Parent Sub in Article 5 (without regard to any Parent Material Adverse Effect or materiality qualifications contained in any Non-Excluded Representation) or in any certificate delivered by or on behalf of Parent REIT, Parent OP or Parent Sub pursuant hereto, (ii) any breach of any covenant or agreement contained herein to be performed by Parent REIT, Parent OP or Parent Sub prior to the Closing and (iii) any breach of any covenant or agreement contained herein to be performed by Parent REIT, Parent OP or Parent Sub at or after the Closing.

(d)           Subject to the provisions of this Article 10, the ability of any Parent Indemnitee to receive proceeds from the Escrow Account pursuant to Section 10.2(a) or indemnification pursuant to Section 10.2(b)(i) or Section 10.2(b)(ii) and the ability of any Member Indemnitee to receive indemnification pursuant to Section 10.2(c)(i) or Section 10.2(c)(ii) shall survive the Closing and shall terminate on the date that is the eighteen (18) month anniversary of the Closing Date (the “Survival Period Termination Date”), in each case except to the extent such Parent Indemnitee or Member Indemnitee, as applicable, shall have made, prior to the Survival Period Termination Date, a claim in accordance with the terms of this Article 10, in which case such claim, if then unresolved, shall not be extinguished at the Survival Period Termination Date and shall survive the Survival Period Termination Date until finally resolved in accordance with the provisions of this Article 10 and, if applicable, the Escrow Agreement; provided, that the right of a Parent Indemnitee to receive indemnification pursuant to Section 10.2(b)(i) or Section 10.2(b)(ii) with respect to a breach of the representations and warranties in Section 4.2 (Authority) and Section 4.4 (Title) shall survive indefinitely and the right of a Member Indemnitee to receive indemnification pursuant to Section 10.2(c)(i) with respect to a breach of the representations and warranties in Section 5.2 (Authority) shall survive indefinitely.  The right of a Parent Indemnitee to receive indemnification pursuant to Section 10.2(b)(iii) or a Member Indemnitee to receive indemnification pursuant to Section 10.2(c)(iii) shall survive indefinitely.

Section 10.3     Indemnification Procedures

(a)           If a claim, action, suit or proceeding by a Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 10.2 hereof (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article 10, or if any Indemnified Party otherwise determines that it wishes to seek indemnification pursuant to Section 10.2 hereof, such Indemnified Party shall, in the case of a Member Indemnitee, promptly notify Parent REIT and Parent OP and, in the case of a Parent Indemnitee, promptly notify the Representative (such notified party, the “Responsible Party”) of such claims; provided, that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby.  Such notice shall, to the extent reasonably practicable, identify the basis under which indemnification is sought pursuant to Section 10.2 and, if applicable, enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Third Party Claim.

(b)           Parent REIT or Parent OP shall have thirty (30) days after receiving notice from any Indemnified Party of any Third Party Claim which seeks solely cash damages (and does not include any request for specific performance, or injunctive or other equitable relief) (a “Parent Assumable Claim”) to assume the conduct and control, through counsel reasonably acceptable to the Representative at the expense of Parent REIT or Parent OP, of the settlement or defense of such Third Party Claim, and the Indemnified Party shall cooperate with the Responsible Party in connection therewith.  Parent REIT or Parent OP shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party and shall not be indemnified hereunder as a Loss).  So long as Parent REIT or Parent OP is reasonably contesting (or causing any of its Subsidiaries to reasonably contest) any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim without the consent of Parent REIT or Parent OP (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, Parent REIT and Parent OP shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) enter into any settlement that does not include as an unconditional term thereof the giving by the Person(s) asserting such Third Party Claim to all Indemnified Parties an unconditional release from all liability with respect to such claim or consent to entry of any judgment.  If Parent REIT does not elect to undertake the defense of such Third Party Claim, the Indemnified Party shall have the right to contest the Third Party Claim without waiving its right to indemnity therefor pursuant to this Agreement; provided, that the Indemnified Party shall not settle any such Third Party Claim or consent to any judgment without the prior written consent of Parent REIT or Parent OP (which consent shall not be unreasonably withheld or delayed).

(c)           In the event that Parent REIT or Parent OP receives notice from any Indemnified Party of a Third Party Claim that is not a Parent Assumable Claim, Parent REIT or Parent OP shall have the right to participate in the settlement or defense thereof through counsel chosen by Parent REIT or Parent OP (the fees and expenses of such counsel shall be borne by Parent REIT or Parent OP and shall not be indemnified hereunder as a Loss) and the Indemnified Party shall not settle any such Third Party Claim or consent to any judgment without the consent of Parent REIT or Parent OP (not to be unreasonably withheld or delayed).

(d)           The Representative shall have thirty (30) days after receiving notice from any Indemnified Party of any Third Party Claim which seeks solely cash damages (and does not include any request for specific performance, or injunctive or other equitable relief) and the maximum liability in respect of such Third Party Claim and all other pending unresolved indemnity claims pursuant to Section 10.2(a) does not exceed the value of the Escrow Cash and Escrow Units then held in the Escrow Account (valued at the Parent Closing Price (a “Representative Assumable Claim”) to assume the conduct and control, through counsel reasonably acceptable to Parent REIT and Parent OP at the expense of the Representative (not to be paid out of or reimbursed from the Escrow Account) of the settlement or defense of such Third Party Claim, and the Indemnified Party shall cooperate with the Representative in connection therewith.  The Representative shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party and shall not be indemnified hereunder as a Loss).  So long as the Representative is reasonably contesting (or causing any of its Subsidiaries to reasonably contest) any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim without the consent of the Representative (not to be unreasonably withheld or delayed).  Notwithstanding the foregoing, the Representative shall not, except with the consent of Parent REIT and Parent OP enter into any settlement that does not include as an unconditional term thereof the giving by the Person(s) asserting such Third Party Claim to all Indemnified Parties an unconditional release from all liability with respect to such claim or consent to entry of any judgment.  If the Representative does not elect to undertake the defense of such Third Party Claim, the Parent Indemnitees shall have the right to contest the Third Party Claim without waiving their right to indemnity therefor pursuant to this Agreement.

(e)           In the event the Representative receives notice from any Indemnified Party of a Third Party Claim that is not a Representative Assumable Claim, the Representative shall have the right to participate in the settlement or defense thereof through counsel chosen by the Representative (the fees and expenses of such counsel shall be borne by the Representative and shall not be payable out of the Escrow Account) and Parent Indemnitee shall not settle any such Third Party Claim or consent to any judgment without the consent of the Representative (not to be unreasonably withheld or delayed).

(f)           Notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, no Parent Indemnitee shall directly or indirectly settle, compromise or consent to any judgment of any Third Party Claim for which such Parent Indemnitee may be entitled to seek indemnification hereunder, regardless of whether it is a Representative Assumable Claim or whether the Representative has received notice thereof or elected to exercise or waive its rights to assume the conduct and control of the settlement or defense thereof, without the prior written consent of the Representative (not to be unreasonably withheld or delayed), and in the event of any such settlement, compromise or consent to judgment without the prior written consent of the Representative, the Parent Indemnitees and their respective Affiliates shall have no further rights (and shall be deemed to have irrevocably waived any such rights) to indemnification hereunder, whether from the Escrow Account or otherwise.

(g)           Notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, the Representative shall not directly or indirectly settle, compromise or consent to any judgment of any Third Party Claim for which the Member Indemnitee may be entitled to seek indemnification hereunder, regardless of whether the Parent Indemnitees have received notice thereof or elected to exercise or waive their rights to assume the conduct and control of the settlement or defense thereof, without the prior written consent of the Parent REIT or Parent OP (not to be unreasonably withheld or delayed), and in the event of any such settlement, compromise or consent to judgment without the prior written consent of Parent REIT or Parent OP, the Member Indemnitees and their respective Affiliates shall have no further rights (and shall be deemed to have irrevocably waived any such rights) to indemnification hereunder.

(h)           The parties hereto shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 10.4     Limitations on Indemnification Obligations

The rights to indemnification pursuant to the provisions of Section 10.2 are subject to the following limitations:

(a)           the amount of any and all Losses recoverable pursuant to Section 10.2(a), Section 10.2(b) and Section 10.2(c) shall be determined net of any amounts recovered by the Parent Indemnitees or their Affiliates, or the Member Indemnitees or their Affiliates, as applicable, under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement), including the Tax Matters Agreements (to the extent includable in indemnifiable Losses), with respect to such Losses;

(b)           the Parent Indemnitees shall not be entitled to recover in respect of any individual claim pursuant to Section 10.2(a)(i), Section 10.2(a)(ii), Section 10.2(a)(iv)(A), Section 10.2(b)(i) or Section 10.2(b)(ii) unless the aggregate Losses relating to or arising out of such claim (together with any related claims or other claims which arise from a substantially similar course of conduct or facts) equal or exceed $50,000; provided, that this Section 10.4(b) shall not apply to any claim for indemnification pursuant to (x) Section 10.2(a)(i) to the extent such claim is based upon a breach of the representations and warranties set forth in Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority) or Section 3.15 (Brokers) or (y) Section 10.2(b)(i) to the extent such claim is based upon a breach of a representation and warranty set forth in Section 4.2 (Authority), Section 4.4 (Title) or Section 4.6 (Brokers);

(c)           the Member Indemnitees shall not be entitled to recover in respect of any individual claim pursuant to Section 10.2(c)(i) or Section 10.2(c)(ii) unless the aggregate Losses relating to or arising out of such claim (together with any related claims or other claims which arise from a substantially similar course of conduct or facts) equal or exceed an amount equal to $50,000; provided, that this Section 10.4(c) shall not apply to any claim for indemnification pursuant to (x) Section 10.2(c)(i) to the extent such claim is based upon a breach of the representations and warranties set forth in Section 5.2 (Authority), Section 5.6 (Brokers) or Section 5.10 (New Company);

(d)           the Parent Indemnitees shall not be entitled to recover Losses pursuant to Section 10.2(a)(i), Section 10.2(a)(ii) or Section 10.2(a)(iv)(A) until the aggregate amount which the Parent Indemnitees would recover under such sections (as limited by the provisions of Section 10.4(a) and Section 10.4(b) and Section 12.15) exceeds $5,000,000 (the “Threshold”), in which case, the Parent Indemnitees shall only be entitled to recover Losses in excess of the Threshold; provided, that the Threshold shall not apply to any claim for indemnification pursuant to Section 10.2(a)(i) to the extent such claim is based upon a breach of the representations and warranties set forth in Section 3.2 (Capitalization of the Group Companies) or Section 3.3 (Authority);

(e)           the Member Indemnitees shall not be entitled to recover Losses pursuant to Section 10.2(c)(i) or Section 10.2(c)(ii) until the aggregate amount which the Member Indemnitees would recover under Section 10.2(c)(i) and Section 10.2(c)(ii) (as limited by the provisions of Section 10.4(a) and Section 10.4(d) and Section 12.15) exceeds the Threshold, in which case, the Member Indemnitees shall only be entitled to recover Losses in excess of the Threshold; provided, that the Threshold shall not apply to any claim for indemnification pursuant to Section 10.2(c)(i) to the extent such claim is based upon a breach of the representations and warranties set forth in Section 5.2 (Authority), Section 5.6 (Brokers) or Section 5.10 (New Company);

(f)           except with respect to any claims resulting from the failure to complete the Financing pursuant to the terms of this Agreement (including as a result of any waiver by the Contributors of Section 8.3(c), the aggregate liability of Parent REIT, Parent OP and Parent Sub pursuant to Section 10.2(c)(i) and Section 10.2(c)(ii) shall not exceed the Aggregate Unit Value and the Member Indemnitees, collectively, shall not be entitled to recover Losses pursuant to Section 10.2(c)(i) and Section 10.2(c)(ii) in excess of the Aggregate Unit Value;

(g)           the aggregate liability of any Contributor or LVP REIT pursuant to Section 10.2(b)(i) and Section 10.2(b)(ii) shall not exceed the aggregate consideration actually received by such Person pursuant to Article 2 (valued, in the case of Parent OP Common Units, at the Parent Closing Price) less the amount of Escrow Cash and Escrow Units allocated to such Person and not distributed thereto and the Parent Indemnitees, collectively, shall not be entitled to recover Losses pursuant to Section 10.2(a), Section 10.2(b)(i) and Section 10.2(b)(ii) in excess of the Aggregate Consideration Value less the amount of Escrow Cash and Escrow Units allocated to such Person;

(h)           (x) the Escrow Units and Escrow Cash in the Escrow Account at any given time shall be the sole source of recovery with respect to Losses indemnifiable pursuant to Section 10.2(a), and in no event shall the Parent Indemnitees be entitled to recover more than the amount of Escrow Cash and Escrow Units available in the Escrow Account pursuant to Section 10.2(a) and (y) in the event any facts, conditions, conduct or claims, or series of related or substantially similar facts, conditions, conduct or claims, result in Losses pursuant to which the Parent Indemnitees are entitled to indemnification pursuant to Section 10.2(a) and Section 10.2(b), the Parent Indemnitees shall only be entitled to recover for such Losses pursuant to Section 10.2(a) and shall have no rights to indemnification pursuant to Section 10.2(b) other than in the case of a breach of Section 3.2 (Capitalization of the Group Companies) and Section 4.4 (Title), in which case the Parent Indemnitees shall only be entitled to recover directly from the applicable Contributor with respect to the dual claim (it being understood that this shall not create a limit on claims relating to breaches of provisions in Section 3.2 that are not also contained in Section 4.4);

(i)           Notwithstanding anything contained herein to the contrary, after the Closing, on the date that the Escrow Cash and the Escrow Units are reduced to zero, the Parent Indemnitees shall have no further rights to indemnification under Section 10.2(a).  In any case where a Parent Indemnitee recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Parent Indemnitee was indemnified pursuant to Section 10.2(a) or Section 10.2(b), such Parent Indemnitee shall promptly pay over to the Representative (for further distribution to the Contributors) the amount so recovered (after deducting therefrom the full amount of the expenses incurred by such Parent Indemnitee in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid to or on behalf of such Parent Indemnitee in respect of such matter and (ii) any amount expended by the Representative in pursuing or defending any claim arising out of such matter;

(j)           Following the Closing, the Parent Indemnitees and the Member Indemnitees shall take commercially reasonable steps to mitigate any Losses with respect to which indemnification may be requested under this Article 10 and the costs associated with such mitigation shall be included in the Losses with respect to which indemnification may be requested under this Article 10; and

(k)           In no event shall a Parent Indemnitee be entitled to recover Losses pursuant to Section 10.2(b)(i) in respect of a breach of the representations and warranties in Article 3 hereof.

Section 10.5     The Representative

The parties hereto acknowledge and agree that the Representative may perform certain administrative functions in connection with the consummation of the Contemplated Transactions.  Accordingly, the parties hereto acknowledge and agree that the Representative (in its capacity as Representative) shall have no liability to, and shall not be liable for any Losses of, any Member Indemnitee or Parent Indemnitee in connection with any obligations of the Representative under this Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the Contemplated Transactions.

Section 10.6     Exclusive Remedy

Notwithstanding anything contained in this Agreement to the contrary, except for any claim by the Parent Parties against a Contributor for the Fraud of such Contributor, from and after Closing, indemnification pursuant to the provisions of this Article 10 shall be the sole and exclusive remedy of any party hereto and each of its respective Affiliates (including, in the case of the Parent Parties after the Closing, the Group Companies) for any misrepresentation or any breach of any representation, warranty, covenant or other provision or agreement contained in this Agreement, in any certificate delivered pursuant hereto or otherwise (including, without limitation, with respect to any matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any other environmental matters) and for any and all other claims arising under, out of or related to this Agreement, the negotiation or execution hereof, or the Contemplated Transactions, and no party hereto or any of its respective Affiliates (including, in the case of the Parent Parties after the Closing, the Group Companies) shall have any other entitlement, remedy or recourse, at law or in equity, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse (other than with respect to any claim by the Parent Parties against a Contributor for the Fraud of such Contributor) are expressly waived and released by the parties hereto, on behalf of themselves and their respective Affiliates (including, in the case of the Parent Parties after the Closing, the Group Companies), to the fullest extent permitted by Law; provided, in each case, that disputes as to financial matters referred to in Section 2.3(d) shall be resolved solely in accordance with Section 2.3(d).

Section 10.7     Manner of Payment; Escrow

(a)           The Escrow Agent shall accept the deposit of the Escrow Units and Escrow Cash and shall administer the Escrow Units and Escrow Cash and release Escrow Units and Escrow Cash in accordance with the terms and subject to the conditions set forth herein and in the Escrow Agreement.

(b)           Subject to the terms and conditions of this Agreement and, if applicable, the Escrow Agreement, (i) any indemnification of the Parent Indemnitees pursuant to Section 10.2(a) shall, except as otherwise provided herein, be effected by the Escrow Agent’s delivery to such Parent Indemnitees (subject to Section 10.7(e)) of an amount of Escrow Cash and/or Escrow Units Escrow Units (rounded to the nearest whole Escrow Unit and valued at the Parent Closing Price (with no issuance of fractional Escrow Units) that are, together, equal in value to the amount of such Parent Indemnitees’ indemnification pursuant to Section 10.2(a) with the composition of Escrow Cash and Escrow Units being determined by the Representative, within five (5) Business Days after the final determination thereof, (ii) any indemnification of the Parent Indemnitees pursuant to Section 10.2(b) shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Parent Indemnitees, as the case may be, within five (5) Business Days after the final determination thereof and (iii) any indemnification of the Member Indemnitees pursuant to Section 10.2(c) shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Member Indemnitees, as the case may be, within five (5) Business Days after the final determination thereof.

(c)           Any Escrow Units and Escrow Cash remaining in the Escrow Account as of the Survival Period Termination Date (minus the maximum aggregate amount (valuing any Escrow Units at their Parent Closing Price) which shall be retained in Escrow Units and/or Escrow Cash in the proportion requested by the Representative, if any, of claims asserted in accordance with this Article 10 by the Parent Indemnitees against the Escrow Account pursuant to Section 10.2(a) that are not fully resolved as of the Survival Period Termination Date) shall be released to the Representative on the Survival Period Termination Date and the Representative and Parent REIT or Parent OP shall deliver joint written instructions instructing the Escrow Agent to deliver such Escrow Units from the Escrow Account to the Representative for further distribution to the Contributors.  To the extent that, as a result of resolution of pending claims, the value of the Escrow Units and Escrow Cash held in the Escrow Account (valued at the Parent Closing Price) exceeds, at any time following the Survival Period Termination Date, the aggregate amount of claims then outstanding by the Parent Indemnitees against the Escrow Account pursuant to Section 10.2(a), such excess Escrow Units and/or Escrow Cash (at the Representative’s election) shall be promptly released to the Representative for further distribution to the Contributors.

(d)           During the period in which the Escrow Units and Escrow Cash are retained in the Escrow Account, the Escrow Units and Escrow Cash will be held for the benefit of the applicable Contributors (and the applicable Contributors shall be entitled to vote and to receive, and the Escrow Agent shall promptly deliver to the Representative for further distribution to the Contributors, all cash dividends and cash distributions on such Escrow Units and all interest on such Escrow Cash, which dividends and interest shall be income of the applicable Contributors for Tax purposes), except to the extent it has been finally determined that any Parent Indemnitee is entitled to recover such Escrow Units in respect of indemnification claims pursuant to this Article 10.  Any distributions on such Escrow Units made in the form of Parent OP Common Units will be deemed to have been contributed by the Escrow Agent, on behalf of each applicable Contributor, to New Company in exchange for an equal number of New Company Common Units to be issued in the name of such Contributor.

(e)           The Representative and Parent OP shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make all deliveries of Escrow Units and Escrow Cash from the Escrow Account expressly provided for herein and the Escrow Agreement.  In the event the Representative and Parent OP shall have instructed the Escrow Agent to deliver any Escrow Units or Escrow Cash to a Parent Indemnitee pursuant to the first sentence of Section 10.7(b) or any Escrow Cash pursuant Section 2.3(e)(ii), such Escrow Units and Escrow Cash shall be allocated by the Escrow Agent among the Escrow Units and Escrow Cash of the Contributors in proportion to their respective Applicable Percentage Interest as set forth on Annex D.

(f)           The parties hereto agree that for Tax purposes: (i) the Contributors shall be treated as the owner of the Escrow Units and Escrow Cash, (ii) the initial amount distributed to the Contributors in consideration of the Contributions shall include the Escrow Units and Escrow Cash, and (iii) the return to Parent Indemnitees of Escrow Units and/or Escrow Cash upon settlement of claims in accordance with Article 10 shall be treated as a reduction to the amount distributed to the Contributors in consideration of the Contributions.

ARTICLE 11
REPRESENTATIVE OF THE CONTRIBUTORS

Section 11.1     Authorization of Representative

(a)           Each Contributor and LVP REIT, by its execution of this Agreement, hereby appoints, authorizes and empowers Lightstone Prime, with full power of substitution and resubstitution, to act as the representative (the “Representative”), for the benefit of the Contributors and LVP REIT, and as the exclusive agent and attorney-in-fact to act on behalf of each Contributor and LVP REIT, in connection with and to facilitate the consummation of the Contemplated Transactions, including, without limitation, pursuant to the Escrow Agreement, which shall include the power and authority:

(i)           to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii)          to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the Contemplated Transactions as the Representative, in its sole discretion, may deem necessary or desirable;

(iii)        to collect and receive all moneys and other proceeds and property payable to the Representative from the Escrow Account as described herein or otherwise payable to the Representative pursuant to this Agreement, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by the Representative, the Representative shall disburse, deliver and pay the same, no later than three (3) Business Days from the date of receipt of such moneys, proceeds and/or property by the Representative, to each of the Contributors, subject to Section 10.7(e), in accordance with and to the extent of each such Contributor’s respective contributions to the Escrow Account.

(iv)        as the Representative, to enforce and protect the rights and interests of the Contributors and LVP REIT and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims asserted in accordance with the terms of this Article 10), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Contributors and LVP REIT, including, without limitation, asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent REIT, Parent OP and/or Parent Sub, defending any Third Party Claims or Claims by the Parent Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent REIT, Parent OP, Parent Sub and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation, (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent REIT, Parent OP, Parent Sub or any other Person, or by any federal, state or local Governmental Entity against the Representative and/or any of the Contributors or LVP REIT or the Escrow Units or Escrow Cash, and receive process on behalf of any or all Contributors and LVP REIT in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to any such claim, action, proceeding or investigation, (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary, (D) settle or compromise any claims asserted under the Escrow Agreement and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(v)         to refrain from enforcing any right of any Contributors, LVP REIT and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Contributors or LVP REIT unless such waiver is in writing signed by the waiving Contributors, LVP REIT or by the Representative (it being understood that no Contributor or LVP REIT shall have any right to directly assert any claim against the Representative); and

(vi)        to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, unit powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Contemplated Transactions, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)          The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder.  In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative and the Parent Indemnitees shall incur no responsibility whatsoever to any Contributor or LVP REIT by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document by the Representative, excepting only (in the case of the Representative only) responsibility for any act or failure to act by the Representative which represents bad faith or willful misconduct and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Contributor or LVP REIT, except where such reliance is in bad faith or is a result of the Representative’s willful misconduct.  Each Contributor and LVP REIT shall indemnify, pro rata based upon such Contributor’s Applicable Percentage Interest (or in the case of LVP REIT, the combined Applicable Percentage Interest of LVP OP and Pro-DFJV), the Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including, without limitation, reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, without limitation, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or otherwise in its capacity as the Representative.  The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its willful misconduct.  In the event of any indemnification under this clause (b), upon written notice from the Representative to the Contributor or LVP REIT as to the existence of a deficiency toward the payment of any such indemnification amount, each Contributor and LVP REIT shall promptly deliver to the Representative full payment of its, his or her ratable share of the amount of such deficiency, in accordance with such Contributor’s Applicable Percentage Interest (or in the case of LVP REIT, the combined Applicable Percentage Interest of LVP OP and Pro-DFJV).

(c)           All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and/or the Escrow Agreement.

(d)           Parent REIT, Parent OP and Parent Sub shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Contributors.

(e)           The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Contributor or LVP REIT, and (ii) shall survive the consummation of the Closing.

(f)           Upon the written request of any Contributor or LVP REIT, the Representative shall provide such Contributor or LVP REIT with an accounting of all monies received and distributed by the Representative, in its capacity as the Representative, and shall provide such Contributor or LVP REIT with such other reasonable information regarding the Representative’s actions, in its capacity as the Representative, as such Contributor or LVP REIT may reasonably request.

ARTICLE 12
MISCELLANEOUS

Section 12.1     Entire Agreement; Assignment

(a)           This Agreement and the other Transaction Documents contain the entire agreement of the parties hereto respecting the subject matter hereof and supersede all prior agreements among the parties hereto respecting the same.  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Transaction Documents and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the other Transaction Documents.  Furthermore, the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.  .  The sole and exclusive remedies for any breach of the terms and provisions of this Agreement or the other Transaction Documents (including any representations and warranties set forth herein or the other Transaction Documents, made in connection herewith or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents) or any claim or cause of action otherwise arising out of or related to the Contemplated Transactions shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement or the other Transaction Documents); and each party hereto hereby agrees that no party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement or the other Transaction Documents. Notwithstanding the foregoing, claims by any Parent Party against any Contributor, to the extent arising from the Fraud of such Contributor, shall not be prohibited by this Section 12.1(a).

(b)           This Agreement may not be assigned by any party (whether by operation of law or otherwise) without the prior written consent of Parent REIT, Parent OP, the Company and the Representative.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 12.1 shall be void; provided, however, that, so long as such assignment would not prevent or materially impair or delay the Closing of the Contemplated Transactions, Parent REIT, Parent OP or Parent Sub may assign this Agreement and any of their rights under this Agreement to one or more Affiliates of Parent REIT, Parent OP or Parent Sub, provided that any such assignment shall not relieve Parent REIT, Parent OP or Parent Sub of any of their obligations hereunder.

Section 12.2     Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, scanned pages or telex, or by registered or certified mail (postage prepaid, return receipt requested) as follows:

To Parent REIT, Parent OP or Parent Sub:

Simon Property Group, Inc
225 West Washington Street
Indianapolis, Indiana 46204
Attention:  James M. Barkley, Esq.
Facsimile:  317.685.7377

with a copy (which copy shall not constitute notice) to:

Fried, Frank, Harris, Shriver and Jacobson LLP
One New York Plaza
New York, New York 10004
Tel: 212.859.8980
Attention:  Peter S. Golden, Esq.
                  John E. Sorkin, Esq.
Facsimile:  212.859.4000

To the Company (prior to the Closing):

Prime Outlets Acquisition Company LLC
217 East Redwood Street, 20th Floor
Baltimore, MD 21202
Attention:  Kelvin Antill, Esq.
Facsimile: 410.234.0275

with a copy (which shall not constitute notice) to:

Lightstone Prime, LLC
c/o The Lightstone Group
1985 Cedar Bridge Avenue
Lakewood, NJ  08701
Attention:  Joseph E. Teichman, Esq.
Facsimile: 732.612.1444

and, with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York  10019-6064
Attention:     Jeffrey D. Marell, Esq.
                     Robert B. Schumer, Esq.
Facsimile:    212.757.3990

To the Representative:

Lightstone Prime, LLC
c/o The Lightstone Group
1985 Cedar Bridge Avenue
Lakewood, NJ  08701
Attention:     Joseph E. Teichman, Esq.
Facsimile:    732.612.1444

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York  10019-6064
Attention:     Jeffrey D. Marell, Esq.
                     Robert B. Schumer, Esq.
Facsimile:    212.757.3990

or to such other address as any party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 12.3     Governing Law

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware as applicable to agreements made and to be performed entirely within the State of Delaware, without regard to conflict of law principles or rules.

Section 12.4     Fees and Expenses

Except as otherwise expressly set forth in this Agreement or Annex E, whether or not the Closing is consummated, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses.

Section 12.5    Construction; Interpretation

The term “this Agreement” means this Contribution Agreement together with all Schedules, exhibits and annexes hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party hereto.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including, without limitation, the Schedules, exhibits and annexes, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

Section 12.6     Exhibits, Annexes and Schedules

All exhibits, annexes and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 12.7     Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and, except as expressly provided in Section 6.7, Section 7.2 and Article 10 and Article 12, nothing in this Agreement, express or implied, is intend to or shall confer upon any other Person (other than the Representative, in its capacity as set forth herein) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.8     Severability

If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party.

Section 12.9     Counterparts; Facsimile Signatures

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 12.10  Obligations Joint and Several

The obligations of Parent REIT, Parent OP and Parent Sub hereunder are jointly and severally guaranteed by each other.

Section 12.11  Knowledge of the Company

For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the Company Knowledge Parties, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 12.12  Waiver of Jury Trial

Each party hereto hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  Each party hereto hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties hereto may file a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

Section 12.13  Jurisdiction and Venue

Each of the parties hereto (i) submits to the exclusive jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding (whether in contract or tort) arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), (ii) agrees that all such claims in respect of such action or proceeding shall be heard and determined in any such court and (iii) agrees not to bring any such action or proceeding in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other parties hereto with respect thereto.  Each of the parties hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 12.2.  Nothing in this Section 12.13, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.  Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 12.14  Waiver of Conflicts

Recognizing that Paul Weiss has acted as legal counsel to the Representative and its Affiliates, and has acted as legal counsel to the Group Companies prior to the Closing, and that Paul Weiss intends to act as legal counsel to the Representative and its Affiliates after the Closing, each of Parent REIT, Parent OP, Parent Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Paul Weiss representing the Representative and its Affiliates (or any of the other Contributors) after the Closing as such representation may relate to Parent REIT, Parent OP, Parent Sub, any Group Company or the Contemplated Transactions.

Section 12.15  Limitation on Damages; Remedies

(a)           Notwithstanding anything to the contrary contained in this Agreement, the parties shall only be entitled to recover such costs, damages, losses and expenses as would be reasonably foreseeable by the parties hereto in connection with any proceeding or claim pursuant to Article 10 or otherwise seeking damages with respect to a breach of this Agreement; provided, that in no event shall any party be liable (directly or indirectly, including through any recovery from the Escrow Account) for any punitive damages or damages in excess of the actual damages of any other party.

(b)           Notwithstanding anything to the contrary in this Agreement, without limiting Section 7.2(a), no past or present director, officer, member, partner, shareholder, Affiliate, attorney or representative of any Group Company (other than a Group Company) or any of their respective Affiliates (including the Representative, but excluding any Group Company) shall have any liability (whether in contract or in tort), except to the extent of the Escrow Account following the Closing, for any obligations or liabilities of the Group Companies arising under, in connection with or related to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of, the Contemplated Transactions, including, without limitation, any alleged non-disclosure or misrepresentations made by any such Persons. Each such foregoing Person is an intended third-party beneficiary of this Section 12.16(b).  Notwithstanding the foregoing, claims by any Parent Party against any Contributor, to the extent arising from the Fraud of such Contributor, shall not be prohibited by this Section 12.15(b).

(c)           The ability of any Parent Party to assert claims for Fraud against the Contributors with respect to representations, warranties or covenants of the Group Companies shall not be limited by the fact that the Contributors have not provided any representations or warranties with respect thereto and the Contributors hereby waive any such defense.

Section 12.16  Specific Performance

Prior to Closing, each of the parties hereto (and the Representative, on behalf of the Contributors) shall be entitled to an injunction or injunctions, without the necessity of posting bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity.  In furtherance thereof, each of the parties hereto hereby waives (and agrees not to assert) (i) any defense in any action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any Laws to post a bond or other security as a prerequisite to obtaining equitable relief.

*     *     *     *     *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SIMON PROPERTY GROUP, INC.

By:	/s/ David Simon
Name: David Simon
Title: Chief Executive Officer and Chairman of the Board

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SIMON PROPERTY GROUP, L.P
By Simon Property Group, Inc.
its General Partner

By:	/s/ David Simon
Name: David Simon
Title: Chief Executive Officer and Chairman of the Board

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

MARCO CAPITAL ACQUISITION, LLC

By:	/s/ Stephen E. Sterrett
Name: Stephen E. Sterrett
Title: Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PRIME OUTLETS ACQUISITION COMPANY LLC

By:	/s/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Authorized Signatory

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

LIGHTSTONE VALUE PLUS REIT, L.P.

By:	/s/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Authorized Signatory

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PRO-DFJV HOLDINGS LLC

By:	/s/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Authorized Signatory

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

LIGHTSTONE HOLDINGS, LLC

By:	/s/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Authorized Signatory

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

LIGHTSTONE PRIME, LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: President

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BRM, LLC

By:	/s/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Authorized Signatory

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

LIGHTSTONE REAL PROPERTY VENTURES LIMITED LIABILITY COMPANY

By:	/s/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Authorized Signatory

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PR LIGHTSTONE MANAGER, LLC

By:	/s/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Authorized Signatory

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

LIGHTSTONE VALUE PLUS REAL
ESTATE INVESTMENT TRUST, INC.

By:	/s/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Authorized Signatory

EXHIBIT A

EXHIBIT A

FORM OF INTEREST PURCHASE AGREEMENT

INTEREST PURCHASE AGREEMENT, dated as of [●] [●], 2009 (this “Agreement”), by and among Marco Capital Acquisition, LLC, a Delaware limited liability company (the “Purchaser”), Simon Property Group, L.P., a Delaware limited partnership (“Parent OP”), the individuals and entities set forth on Schedule 1 hereto (each a “Seller” and, collectively, the “Sellers”), Ewell Holdings, LLC, a Delaware limited liability company (“Ewell”) and Mill Run L.L.C., a New Jersey limited liability company (“Mill Run,” each of Ewell and Mill Run are referred to herein, individually as a “Company,” and together, as the “Companies”).

RECITALS

WHEREAS, the Sellers are owners of the membership interests in the Companies set forth on Schedule 1 hereto (the “Interests”);

WHEREAS, the Purchaser desires to purchase from each of the Sellers, and each of the Sellers desire to sell and transfer to the Purchaser, such Seller’s right, title and interest in and to all of the Interests owned by such Seller upon the terms and subject to the conditions set forth herein;

WHEREAS, a majority of the membership interests in the Companies will be transferred to the Purchaser, or an Affiliate of the Purchaser, pursuant to the transactions contemplated in a Contribution Agreement, dated as of December 8, 2009 (as it may be amended from time to time, the “Contribution Agreement”); and

WHEREAS, as a result of the consummation of the sale of the Interests to the Purchaser pursuant to the terms of this Agreement (the “Minority Purchase”) and the consummation of the transactions contemplated by the Contribution Agreement, the Purchaser and its Affiliates will own one hundred percent (100%) of the outstanding membership interests in each of the Companies.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1       Certain Definitions

As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City and Indianapolis, Indiana are open for the general transaction of business.

“Contract” means any agreement, contract, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Law” or “law” means, with respect to any Person, any applicable law (including common law), treaty, statute, ordinance, rule or regulation enacted or promulgated by any Governmental Entity having jurisdiction over such Person, its properties, assets or activities, all as in effect from time to time.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Permitted Lien” means any (a) restrictions on transfer arising under the Governing Documents of the Companies and (b) any restrictions on transfer arising under applicable federal, state and other securities Laws.

ARTICLE II
PURCHASE AND SALE

2.1         Closing.

The closing (the “Closing”) of the Minority Purchase shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP., 1285 Avenue of the Americas, New York, New York 10019-6064 on the date of and concurrently with the closing of the transactions contemplated by the Contribution Agreement (such date, the “Closing Date”); provided, that the Purchaser or the Companies shall provide written notice of such closing to the Sellers at least three (3) Business Days prior thereto.

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2.2         Purchase and Sale of Interests.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) each Seller shall assign, transfer and deliver to the Purchaser all right, title and interest of such Seller in and to the Interests set forth opposite its name on Schedule 1 hereto and (b) the Purchaser shall purchase, acquire and accept from each Seller all right, title and interest of such Seller in and to such Interests set forth opposite such Seller’s name on Schedule 1 hereto, in each case free and clear of any Liens (other than Permitted Liens).  Each Seller irrevocably authorizes the Companies to, and the Companies shall, effect the foregoing transfer on the record books of Ewell and/or Mill Run, as applicable, on the Closing Date without any further action or authorization from such Seller and without any requirement for such Seller to be present or represented at the Closing and such transfer shall be deemed to occur automatically and concurrently with the closing of the transactions contemplated by the Contribution Agreement.

2.3         Purchase Price.

Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall deliver, or cause to be delivered, to each Seller the amount set forth opposite such Seller’s name on Schedule 1 hereto (the “Purchase Price”), by wire transfer of immediately available funds to the account specified by the applicable Seller at least two (2) Business Days prior to the Closing or, if not specified, such Purchase Price shall be payable by certified check.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Assuming, in each case, the accuracy of the representations and warranties of the Purchaser and Parent OP in Article IV, each Seller hereby, individually and not jointly or joint and severally, represents and warrants as of the date hereof and as of the Closing:

3.1         Organization and Qualification.

Such Seller, if not an individual, is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of organization, and has all requisite power and authority to carry on its businesses as presently conducted, except to the extent the failure to be in good standing (or the equivalent thereof) or to have such power and authority would not materially and adversely impact the ability of such Seller to comply with its obligations under this Agreement and consummate the transaction contemplated hereby.  For the avoidance of doubt, the ability of a Seller to comply with and perform under Section 2.2 in all respects shall be deemed “material”.

3.2         Authorization.

Such Seller (and, if such Seller is a married individual, such Seller’s spouse) has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (including any vote or approval of equity holders) on the part of such Seller and, if such Seller is a married individual, such Seller’s spouse. This Agreement has been duly executed and delivered by such Seller (and, if Seller is a married individual, such Seller’s spouse) and constitutes the valid, legal and binding agreement of such Seller (and, if Seller is a married individual, such Seller’s spouse), enforceable against such Seller (and, if Seller is a married individual, such Seller’s spouse) in accordance with its terms, except to the extent that enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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3.3         Ownership of the Interests.

Such Seller is the sole record and beneficial owner of, and has good and valid title to, the Interests set forth opposite such Seller’s name on Schedule 1 hereto, free and clear of any Liens (other than Permitted Liens). Upon delivery of such Seller’s Interests to the Purchaser on the Closing Date and upon payment therefor on the Closing Date in accordance with this Agreement, the Purchaser will acquire such Seller’s Interests free and clear of any Liens (other than Permitted Liens).  Such Seller does not hold the Interests set forth opposite such Seller’s name on Schedule 1 in certificated form.

3.4         No Violation.

The execution, delivery and performance by such Seller of this Agreement, the consummation of the transactions contemplated hereby by such Seller, compliance with the terms and provisions of this Agreement by such Seller and the performance by such Seller of its obligations under this Agreement do not (a) conflict with, violate or result in a breach or default under any provision of the Governing Documents of such Seller, if applicable, (b) conflict with or violate any applicable Law in any respect that would adversely impact the ability of such Seller to consummate the transactions contemplated hereby, (c) result in a violation or breach by such Seller of, conflict with, result in a termination of, contravene or constitute a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Contract to which such Seller is a party (other than the Governing Documents of the Companies) or (d) result in the creation of any Lien (other than a Permitted Lien) upon any of such Seller’s Interests (other than any Liens for the benefit of the Purchaser), except, in each case, to the extent the occurrence of any of the foregoing would not materially and adversely impact the ability of such Seller to consummate the transactions contemplated hereby.

3.5         No Brokers.

Such Seller has not employed or incurred, directly or indirectly, any liability to any broker, finder, financial advisor or investment banker for any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement, in each case for which the Companies, Purchaser or Parent OP may be responsible.

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3.6         Investment Decision.

Such Seller has had the right to ask questions of and receive answers from each Company in which it holds Interests set forth opposite its name on Schedule 1 and to obtain such information concerning each such Company (including its business and prospects) and the terms and conditions of the transactions contemplated by the Contribution Agreement, if any, as it deems relevant to making a decision to sell such Interests.

3.7         Form W-9

Such Seller has delivered (or will deliver prior to the Closing) to Purchaser a completed and duly executed IRS Form W-9 or, if such Seller is not a U.S. person, the appropriate IRS Form W-8 and the information contained therein is complete and accurate (except to the extent such Seller provides a revised Form W-8 or Form W-9 to Purchaser at or prior to the Closing).

3.8         Acknowledgement.

Such Seller acknowledges and understands that Purchaser, Parent OP and the Companies are not making any representations or warranties with respect to the Purchaser, Parent OP, the Companies or the transactions contemplated hereby except as expressly set forth in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT OP

Assuming, in each case, the accuracy of the representations and warranties of the Sellers in Article III, each of the Purchaser and Parent OP hereby represents and warrants as of the date hereof and as of the Closing:

4.1         Organization and Qualification.

Each of the Purchaser and Parent OP is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of organization, and has all requisite power and authority to carry on it businesses as presently conducted, except to the extent the failure to be in good standing (or the equivalent thereof) or to have such power and authority would not materially and adversely impact the ability of Purchaser and Parent OP to comply with its obligations under this Agreement and to consummate the transactions contemplated hereby.

4.2         Authorization.

Each of the Purchaser and Parent OP has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action (including any vote or approval) on the part of Purchaser and Parent OP.  This Agreement has been duly executed and delivered by Purchaser and Parent OP and constitutes the valid, legal and binding agreement of the Purchaser and Parent OP enforceable against the Purchaser and Parent OP, in accordance with its terms except to the extent that enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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4.3         No Violations.

The execution, delivery and performance by the Purchaser and Parent OP of this Agreement, the consummation of the transactions contemplated hereby, compliance with the terms and provisions of this Agreement and the performance by the Purchaser and Parent OP of its obligations under this Agreement do not (a) conflict with, violate or result in a breach or default under any provision of the Governing Documents of the Purchaser or Parent OP, (b)  conflict with or violate any applicable Law in any material respect, (c) result in a violation or breach by the Purchaser or Parent OP of, conflict with, result in a termination of, contravene or constitute or will constitute a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any contract or other instrument or obligation to which the Purchaser or Parent OP is a party, or by which the Purchaser or Parent OP or any of their properties or assets may be bound or (d) result in the creation of any Lien upon any of the Purchaser’s or Parent OP’s properties or assets (other than any Liens for the benefit of the Purchaser or Parent OP), except, in each case, to the extent the occurrence of any of the foregoing would not materially and adversely impact the ability of Purchaser and Parent OP to consummate the transactions contemplated hereby.

4.4         Acknowledgement.

The Purchaser and Parent OP acknowledge and understand that the Sellers are not making any representations or warranties with respect to the Companies, the Interests or the transactions contemplated hereby except as expressly set forth in this Agreement.

ARTICLE V
APPROVALS; COVENANTS; CONDITIONS TO CLOSING

5.1         Approvals.

Each Company hereby approves and consents to the transactions contemplated.

5.2         Covenants of the Sellers.

Each Seller hereby covenants and agrees that from the date of this Agreement until Closing such Seller will not, directly or indirectly, (a) sell, assign, exchange, convey, transfer, pledge, encumber, hypothecate, grant a security interest in or otherwise dispose or attempt to dispose of (“Transfer”) such Seller’s Interests or any interest therein, or any voting rights with respect thereto, (b) enter into any contract, option or other arrangement or understanding with respect thereto that would be binding on the Companies, Purchaser, Parent OP or the Interests following the Closing (including any voting trust or agreement and the granting of any proxy), (c) create or contractually permit to exist any Lien (other than a Permitted Lien) on such Seller’s Interests or (d) agree to do any of the foregoing or engage in any discussions or negotiations with any Person, other than Purchaser and Parent OP and other than any advisors to or family members of such Seller, with respect to any of the foregoing.  Each Seller authorizes the applicable Company to take any action necessary to effect the transactions contemplated by this Agreement at the Closing, including, without limitation, effecting the transfer of the Interests on the books and records of such Company.

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5.3         Conditions to Closing.

The obligations of the Purchaser and the Sellers to consummate the Minority Purchase are subject to the concurrent consummation of the transactions contemplated by the Contribution Agreement.

ARTICLE VI
MUTUAL RELEASE

6.1         Release by the Companies.

Effective upon the consummation of the Minority Purchase pursuant hereto, each Company, on behalf of itself and its successors and assigns, releases, acquits and forever discharges each Seller transferring Interests in such Company (an “Applicable Seller”) pursuant hereto from any and all claims, demands, damages, actions, causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature, in contract or in tort, that such Company might have (a) because of anything done, omitted, suffered or allowed to be done by such Seller, in its capacity as an equity holder of such Company, prior to the Closing, or (b) in connection with or by reason of the Governing Documents of such Company, in each case whether heretofore or hereafter accruing, whether foreseen or unforeseen or whether known or unknown to the parties, including without limitation, any claim for indemnification, contribution or other relief (“Seller Released Matters”).  Notwithstanding the foregoing, the following shall not constitute Seller Released Matters: (i) any claims against a Seller under this Agreement; or (ii) claims against a Seller for the actual and intentional fraud of such Seller.  Effective upon the consummation of the Minority Purchase pursuant hereto, each Company further agrees never to commence, aid or participate in a manner adverse to any Applicable Seller in any legal action or other proceeding based in whole or in part upon any Seller Released Matters relating to such Applicable Seller.  The Companies acknowledge that this release shall apply to all unknown or unanticipated results of any action of any Applicable Seller, as well as those known and anticipated.  The Companies have provided the release in this Article VI voluntarily, with the intention of fully and finally extinguishing all Seller Released Matters.  Effective upon the consummation of the Minority Purchase pursuant hereto, the Companies acknowledge and agree that they shall not make any claim related to the Seller Released Matters against any Person that has a right to seek indemnification, contribution or other relief for such claim from any Applicable Seller.  The release contained in this Article VI shall also be deemed to be a covenant not to sue.  Any breach of this covenant by a Company not to sue shall be deemed a breach of this Article VI.

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6.2         Release by the Sellers.

Effective upon the consummation of the Minority Purchase pursuant hereto, each Seller, on behalf of itself and its successors and assigns, releases, acquits and forever discharges each Company, each of its current and former members, Parent OP, Purchaser and each of their respective Affiliates (including subsidiaries and controlling Persons) and each of their respective directors, officers, employees and agents in their capacities as such, and each of their respective successors and assigns (collectively, the “Company Released Parties”) from any and all claims, demands, damages, actions, causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature, in contract or in tort, that such Seller might have (a) because of anything done, omitted, suffered or allowed to be done by such Company Released Parties prior to the Closing, or (b) in connection with or by reason of the Governing Documents of such Company or the transactions contemplated by this Agreement or by the Contribution Agreement, in each case whether heretofore or hereafter accruing, whether foreseen or unforeseen or whether known or unknown to the parties, including, without limitation, any matters that may be the subject of a claim for indemnification, contribution or other relief from such Company pursuant to the Governing Documents of such Company (“Company Released Matters”).  Notwithstanding the foregoing, the following shall not constitute Company Released Matters: (i) any claims against a Company Released Party under this Agreement; or (ii) any claims against a Company Released Party for the actual and intentional fraud of such Company Released Party.  Effective upon the consummation of the Minority Purchase pursuant hereto, each Seller further agrees never to commence, aid or participate in a manner adverse to any Company Released Party in any legal action or other proceeding based in whole or in part upon any Company Released Matters relating to such Seller.  Each Seller acknowledges that this release shall apply to all unknown or unanticipated results of any action of any Company Released Party, as well as those known and anticipated.  Each Seller has provided the release in this Article VI voluntarily, with the intention of fully and finally extinguishing all Company Released Matters.  Effective upon the consummation of the Minority Purchase pursuant hereto, each Seller acknowledges and agrees, individually and not jointly, that such Seller shall not make any claim related to the Seller Released Matters against any Person that has a right to seek indemnification, contribution or other relief for such claim from any Company Released Party.  The release contained in this Article VI shall also be deemed to be a covenant not to sue.  Any breach of this covenant by a Seller not to sue shall be deemed a breach of this Article VI by such Seller.

ARTICLE VII
TERMINATION; SURVIVAL

7.1         Termination.

If the Contribution Agreement is terminated in accordance with its terms, this Agreement shall be deemed terminated concurrently therewith and thereafter shall be of no further force or effect.

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7.2         Survival of Representations and Warranties; Covenants.

The representations and warranties of the parties in this Agreement shall survive the Closing.  The covenants and agreements in this Agreement to be performed prior to the Closing shall not survive the Closing and all covenants and agreements in this Agreement to be performed at or after the Closing shall survive the Closing in accordance with their respective terms or, if no term is specified, indefinitely.

7.3         Additional Documents and Acts.

At any time after the Closing, the parties shall execute and deliver such additional documents, certificates and instruments and use their reasonable best efforts to perform such additional acts, as may be reasonably requested, necessary or appropriate to carry out any of the provisions of this Agreement and to consummate all of the transactions contemplated hereby.  After the Closing, upon the reasonable request of any party or parties hereto, the other parties hereto, as the case may be, agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be requested to effectuate the purposes of this Agreement and the transactions contemplated hereby.  If requested by Purchaser, each Seller shall (after the Closing) provide the Purchaser with a receipt acknowledging receipt of the applicable Purchase Price, in form and substance reasonably satisfactory to Purchaser and such Seller (it being understood that this shall not serve as a condition to Closing and the Closing shall occur without regard to the delivery of such receipts).

ARTICLE VIII
MISCELLANEOUS

8.1         Entire Agreement; Assignment.

This Agreement contains the entire agreement of the parties respecting the subject matter hereof and supersedes all prior agreements among the parties respecting the same.  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting subject matter hereto exclusively in contract pursuant to the express terms and provisions of this Agreement.  Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.

This Agreement may not be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that the Purchaser may assign this Agreement and any of its rights under this Agreement to one or more Affiliates of the Purchaser, provided that any such assignment shall not relieve the Purchaser of its obligations hereunder.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.1 shall be void.

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8.2         Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, scanned pages or telex, or by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Purchaser or Parent OP:

Simon Property Group, Inc
225 West Washington Street
Indianapolis, Indiana 46204
Attention: James M. Barkley, Esq.
Facsimile: 317.685.7377

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Tel: 212.859.8980
Attention:  Peter S. Golden
                  John Sorkin
Facsimile:  212.859.4000

If to any Seller, to Seller at the address set forth on Schedule 1 hereto.

with a copy (which copy shall not constitute notice) to:

Lightstone Prime, LLC
c/o The Lightstone Group
1985 Cedar Bridge Avenue
Lakewood, NJ  08701
Attention:   Joseph E. Teichman, Esq.
Facsimile:  732.612.1444

And, with a copy (which copy shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York  10019-6064
Attention:   Jeffrey D. Marell
                   Robert B. Schumer
Facsimile:   212.757.3990

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8.3          Governing Law.

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware as applicable to agreements made and to be performed entirely within the State of Delaware, without regard to conflict of law principles or rules.

8.4          Fees and Expenses.

Except as otherwise expressly set forth in the Contribution Agreement (solely as between Parent OP and Purchaser on the one hand, and the Companies, on the other hand), whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with such transactions and this Agreement, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses.

8.5          Construction; Interpretation.

The term “this Agreement” means this Interest Purchase Agreement together with all Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including, without limitation, the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

8.6          Exhibits and Schedules.

All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  The inclusion of any specific item in any Schedule is not intended to imply that such item, is or is not material, and no party shall use the fact of the setting of such item in any dispute or controversy as to whether any item not described herein or included in a Schedule is or is not material for purposes of this Agreement.

8.7          Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except that (i) the parties described in Article VI are express third party beneficiaries of the covenants and agreements described in Article VI and (ii) the Representative (as defined in the Contribution Agreement) is an express third-party beneficiary of this Agreement.

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8.8          Severability.

If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

8.9          Counterparts; Facsimile Signatures.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

8.10         Limitation on Damages.

Notwithstanding anything to the contrary set forth herein, no party shall be liable for any consequential damages, including, without limitation, loss of revenue, income or profits, loss in value of assets or securities, diminution in value, punitive, special or indirect damages, relating to any breach of this Agreement.

8.11        Waiver of Jury Trial.

Each party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  Each party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

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8.12        Jurisdiction and Venue.

Each of the parties (i) submits to the exclusive jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding (whether in contract or tort) arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), (ii) agrees that all such claims in respect of such action or proceeding shall be heard and determined in any such court and (iii) agrees not to bring any such action or proceeding in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 8.2.  Nothing in this Section 8.12, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.  Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

8.13        Remedies.

Except as otherwise expressly provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity, and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

8.14        Specific Performance.

Prior to Closing, each of the parties shall be entitled to an injunction or injunctions, without the necessity of posting bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity.  This right shall include (a) the right of any Seller to, at its election, prior to Closing, cause Purchaser to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions set forth in this Agreement and (b) the right of the Purchaser to, at its election, prior to Closing, cause any Seller to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions set forth in this Agreement.  In furtherance thereof, each party hereby waives (and agrees not to assert) (i) any defenses in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Laws to post a bond or other security as a prerequisite to obtaining equitable relief.

(Signature pages follow)

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

MARCO CAPITAL ACQUISITION, LLC

By:
Name:
Title:

SIMON PROPERTY GROUP, L.P.

By:
Name:
Title:

EWELL HOLDINGS, LLC

By:
Name:
Title:

MILL RUN L.L.C.

By:
Name:
Title:

[Signature Page to the Interest Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

RABAMG AND ASSOCIATES, L.L.C.

By:
Name:
Title:

[Signature Page to the Interest Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

BEECHDALE RPH LLC

By:
Name:
Title:

[Signature Page to the Interest Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

LISA K, LLC

By:
Name:
Title:

[Signature Page to the Interest Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

HARRY KLEINMAN

By:

Signature of Spouse

By:
Name:

[Signature Page to the Interest Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

HAROLD RUBIN

By:

Signature of Spouse

By:
Name:

[Signature Page to the Interest Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

WPRCO, LLC

By:
Name:
Title:

[Signature Page to the Interest Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

BINYOMIN GREENBAUM

By:

Signature of Spouse

By:
Name:

[Signature Page to the Interest Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

CEDAR ASSET MANAGEMENT, LLC

By:
Name:
Title:

[Signature Page to the Interest Purchase Agreement]

SCHEDULE 1

EXHIBIT B

FORM OF GUARANTY OF COLLECTION

THIS GUARANTY OF COLLECTION is made as of ____, 20__ (this “Agreement”) by [_______], a  [______] (the “Guarantor”), to and for the benefit of JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”), each of the Lenders (as such term is defined in the Credit Agreement (as defined below)), and any of their respective successors and assigns with respect to the obligations of Simon Property Group, L.P., a Delaware limited partnership (the “Borrower”), in respect of the Loans (as hereinafter defined), and is acknowledged by the Agent, as representative acting on behalf of the Lenders.

RECITALS:

WHEREAS, the Guarantor indirectly owns a limited partnership interest in the Borrower;

WHEREAS, pursuant to the Credit Agreement dated December __, 2009, by and among the Borrower, the Lenders party thereto and the Agent (the “Credit Agreement”) and the other Loan Documents (as defined in the Credit Agreement), the Lenders have agreed to provide to Borrower a revolving credit facility in an aggregate amount of  Three Billion and No 100/Dollars ($3,000,000,000) (the “Loans”);

WHEREAS, the Lenders are prepared to make certain Loans to the Borrower for the purpose described in Section 15.28 of the Credit Agreement (the “Section 15.28 Loan”) which shall be accompanied by the delivery of one or more Guarantees as defined and described in said Section 15.28; and

WHEREAS, the Guarantor will directly benefit from the Section 15.28 Loan being made to the Borrower;

NOW, THEREFORE, as an inducement to the Lenders to make the Section 15.28 Loan to the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1.        Guaranty.  Subject to the terms and conditions set forth in this Agreement, the Guarantor hereby irrevocably, unconditionally, absolutely and directly agrees to pay to the Agent (for the benefit of the Lenders) the principal amount of the Section 15.28 Loan (which, for the avoidance of doubt, shall include any Loans to Borrower in respect of amounts to be distributed or deposited pursuant to Sections 2.3(e)(i), 2.5, and 2.6(b) of the Contribution Agreement dated as of the date hereof, by and among Borrower, Simon Property Group, Inc., a Delaware corporation, Marco Capital Acquisition LLC, a Delaware limited liability company, Prime Outlets Acquisition Company LLC, a Delaware limited liability company, Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation, Guarantor, and other Contributors party thereto (the “Contribution Agreement”)), together with interest thereon, in each case to the extent provided for in the Loan Documents, (the “Guaranteed Obligations”); provided, however, that the Guarantor shall have no obligation to make a payment hereunder with respect to any other costs, fees, expenses, penalties, charges or similar items payable by the Borrower and any other person or entity (a “Person”) that has guaranteed any payment under the Loan Documents other than the Guarantor (collectively, the “Borrower Parties”) in respect of the Section 15.28 Loan or under the Credit Agreement.

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2.        Guaranty of Collection and Not of Payment.  Notwithstanding any other provision of this Agreement, this Agreement is a guaranty of collection and not of payment, and the Guarantor shall not be obligated to make any payment hereunder until each of the following is true: (a) Borrower shall have failed to make a payment due to the Lenders in respect of such Guaranteed Obligations and the Section 15.28 Loan shall have been accelerated, (b) the Lenders shall have exhausted all Lender Remedies (as defined below), and (c) the Lenders shall have failed to collect the full amount of the Guaranteed Obligations.  The term “Lender Remedies” shall mean all rights and remedies at law and in equity that the Agent or the Lenders may have against any Borrower Party, any collateral deposited in the Letter of Credit Collateral Account (as such term is defined in the Credit Agreement) (the “LC Collateral”) or any other Person that has provided credit support in respect of the applicable Guaranteed Obligations, to collect, or obtain payment of, the Guaranteed Obligations, including, without limitation, foreclosure or similar proceedings, litigation and collection on all applicable insurance policies, and termination of all commitments to advance additional funds to the Borrower under the Loan Documents.  For the avoidance of doubt, Lender Remedies shall not have been exhausted with respect to any LC Collateral unless and until the value thereof has been included in Section 3(a)(y)(ii).

3.        Cap.  Notwithstanding any other term or condition of this Agreement it is agreed that Guarantor’s maximum liability under this Agreement shall not exceed the sum of (a) the difference between (x) the sum of $[_________]1 plus any amounts to be received by the Guarantor pursuant to Sections 2.3(e)(i) and 2.6(b) of the Contribution Agreement, minus (y) the sum of (i) any payments of principal made by or on behalf of Borrower or any other Borrower Party to the Lenders (or any one of them) in respect of the Section 15.28 Loan following an Event of Default under the Credit Agreement, plus (ii) any amount of cash proceeds collected or otherwise realized (including by way of set off) by or on behalf of any Lender, pursuant to, or in connection with, the Section 15.28 Loan, including, but not limited to, any cash proceeds collected or realized from the exercise of any Lender Remedies (but excluding any cash payments of principal (to the extent such payment is already included in clause (i) above), premium or interest (it being understood that the paid premium or interest shall not be deemed to be unpaid for purposes of clause (b) below) received from the Borrower and any amount received as a reimbursement of expenses, indemnification payment or fees), plus (iii) the amount of principal or accrued and unpaid interest or accrued and unpaid premium otherwise owing by the Borrower Parties which is affirmatively discharged, forgiven or otherwise compromised by the Agent or the Lenders, plus (b) any unpaid premium on, or unpaid interest accruing under the Loan Documents on, the amount described in clause (a)(x) above.  For purposes of this Agreement, the Section 15.28 Loan will be deemed to be outstanding and not repaid until all other Loans under the Credit Agreement have been repaid and not reborrowed.

1	The figure in brackets will equal the Guarantor’s proportionate share of the Special Distribution Amount (as defined in the Contribution Agreement).

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4.        Notice.  As a condition to the enforcement of this Agreement, the Guarantor shall have received written notice of any failure by Borrower to pay any Guaranteed Obligations to the Lenders.  Except for the notice required under the preceding sentence, the Guarantor hereby waives notice of acceptance of this Agreement, demand of payment, presentment of this or any instrument, notice of dishonor, protest and notice of protest, or other action taken in reliance hereon and all other demands and notices of any description in connection with this Agreement.  Subject to the last sentence of Section 2, the Guarantor further waives and forgoes all defenses which may be available by virtue of any valuation, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets, and all suretyship defenses generally.

5.        Absolute Obligation. Subject to the provisions of Sections 1, 2, 3 and 4, the obligations of the Guarantor hereunder shall be absolute and unconditional and shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any setoff, counterclaim, deduction, diminution, abatement, suspension, reduction, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations.  Without limiting the generality of the foregoing, subject to the provisions of Sections 1, 2, 3 and 4, the obligations of the Guarantor hereunder shall not be released, discharged, impaired or otherwise affected by any circumstance or condition whatsoever (whether or not the Borrower, any other Borrower Party, the Guarantor, the Agent or any Lender has knowledge thereof) which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor as a matter of law or equity (other than the indefeasible payment in full of all of the Guaranteed Obligations), including, without limitation:

(a)         any amendment, modification, addition, deletion or supplement to or other change to any of the terms of the Loan Documents, or any assignment or transfer of any thereof, or any furnishing, acceptance, surrender, substitution, modification or release of any security for, or guaranty of, the Guaranteed Obligations;

(b)         any failure, omission or delay on the part of the Borrower or any other Borrower Party to comply with any term of any of the Loan Documents;

(c)         any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in the Loan Documents or any of them or any delay on the part of the Agent or the Lenders to enforce, assert or exercise any right, power or remedy conferred on the Agent or the Lenders in the Loan Documents;

(d)         any extension of the time for payment of the principal of or premium (if any) or interest on any of the Guaranteed Obligations, or of the time for performance of any other obligations, covenants or agreements under or arising out of the Loan Documents or any of them, or the extension or the renewal thereof;

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(e)         to the extent permitted by applicable law, any voluntary or involuntary bankruptcy, insolvency, reorganization, moratorium, arrangement, adjustment, readjustment, composition, assignment for the benefit of creditors, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to the Borrower, any other Borrower Party or the Guarantor or any other Person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding (including, without limitation, any automatic stay incident to any such proceeding);

(f)          any limitation, invalidity, irregularity or unenforceability, in whole or in part, limiting the liability or obligation of the Borrower or any other Borrower Party or any security therefor or guarantee thereof or the Agent’s or the Lenders’ recourse to any such security or limiting the Agent’s or the Lenders’ right to a deficiency judgment against the Borrower, any other Borrower Party, the Guarantor or any other Person; and

(g)         any other act, omission, occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense, release or discharge (including the release or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against the Borrower, any other Borrower Party, the Guarantor or any other Person, whether or not the Borrower, any other Borrower Party, the Guarantor, the Agent or any Lender shall have notice or knowledge of the foregoing).

6.        Subrogation.  To the extent that the Guarantor shall have made any payments under this Agreement, the Guarantor shall be subrogated to, and shall acquire, all rights of the Lenders against the Borrower Parties and the LC Collateral with respect to such payments, including without limitation, (a) all rights of subrogation, reimbursement, exoneration, contribution or indemnification, and (b) all rights to participate in any claim or remedy of any Lender or any trustee on behalf of any Lender against any Borrower Party or the LC Collateral, in each case, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower Parties, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right; provided, however, that the Guarantor shall not exercise any right of subrogation, contribution, indemnity or reimbursement or any other rights it may have now or hereafter have, and any and all rights of recourse to any Borrower Party or any of its assets with respect to any payment it makes under this Agreement until (x) all of the Obligations (as defined in the Credit Agreement) (other than contingent indemnification obligations not yet asserted by the Person entitled thereto) shall have been indefeasibly paid, performed or discharged in full in cash, and (y) no Person has any further right to obtain any loans, advances or other extensions of credit under any of the Loan Documents.  If any amount is paid to the Guarantor in violation of the foregoing limitation, then such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Agent (for the benefit of the Lenders) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.  Notwithstanding any other provision of this Agreement or applicable law, the Guarantor shall not have, with respect to any payments made by the Guarantor under this Agreement, any right of subrogation, contribution, indemnity, reimbursement or other right whatsoever, whether by contract at law, in equity or otherwise, against, and shall have no recourse whatsoever to, any Borrower Party other than the Borrower and its Subsidiaries; provided, that, (x) nothing in this sentence shall provide the Guarantor with greater rights or recourse with respect to the Borrower or its Subsidiaries than the Guarantor would otherwise have under applicable law, and (y) all such rights and recourse shall subject in all respects to the other provisions of this Section 6.  For the avoidance of doubt, this Agreement shall not limit the ability of the Guarantor or its subsidiaries to ask for, sue, demand, receive and retain payments and other consideration from the Borrower or any other Borrower Party in respect of obligations of such Persons to the Guarantor and/or its subsidiaries which do not arise under this Agreement.

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7.        Continuity of Guaranteed Obligations; Bankruptcy or Insolvency.  If all or any part of any payment applied to any Guaranteed Obligation is or must be recovered, rescinded or returned to the Borrower, the Guarantor or any other Person (other than the Lenders) for any reason whatsoever (including, without limitation, bankruptcy or insolvency of any party), such Guaranteed Obligation shall be deemed to have continued in existence and this Agreement shall continue in effect as to such Guaranteed Obligation, all as though such payment had not been made. For the avoidance of doubt, the bankruptcy, insolvency, or dissolution of, or the commencement of any case or proceeding under any bankruptcy, insolvency, or similar law in respect of, the Borrower or any other Borrower Party shall not require the Guarantor to make any payment under this Agreement until all of the conditions in Section 2 and Section 4 have been satisfied (including, without limitation, the exhaustion of all Lender Remedies).

8.        No Waiver.  No delay or omission on the part of the Agent or any Lender in exercising any rights hereunder shall operate as a waiver of such rights or any other rights, and no waiver of any right on any one occasion shall result in a waiver of such right on any future occasion or of any other rights; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

9.        Representations and Warranties.  The Guarantor represents and warrants that [(a) it is a [________] duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) the execution, delivery and performance by the Guarantor of this Agreement, and the consummation of the transactions contemplated hereby, are within its powers and have been duly authorized by all necessary action]2; (c) this Agreement has been duly executed and delivered by the Guarantor, and constitutes the Guarantor’s legal, valid and binding obligation enforceable in accordance with its terms; (d) the making and performance of this Agreement does not and will not violate the provisions of any applicable law, regulation or order applicable to or binding on the Guarantor, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which the Guarantor is a party or by which the Guarantor or any of its property may be bound or affected; (e) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority or regulatory body or other third party for the execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and are in full force and effect; and (f) by virtue of the Guarantor’s relationship with the Borrower, the execution, delivery and performance of this Agreement is for the direct benefit of the Guarantor and the Guarantor has received adequate consideration for this Agreement.

2	Delete representations (a) and (b) if the guarantor is an individual.

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10.      Enforcement Expenses.  The Guarantor hereby agrees to pay all out-of-pocket costs and expenses of the Agent and each Lender in connection with the enforcement of this Agreement (including, without limitation, the reasonable fees and disbursements of counsel employed by the Agent or any of the Lenders); provided that no payment shall be due and owing under this Section 10 during the pendancy of any good faith dispute between the Guarantor and the Agent or the Lenders regarding the enforcement of this Agreement against the Guarantor and such payment shall be due only if (A) Guarantor agrees to make such payment or (B) a court of competent jurisdiction has determined pursuant to a final non-appealable order that this Agreement may be enforced against the Guarantor.

11.      Fraudulent Conveyance.  Notwithstanding any provision of this Agreement to the contrary, it is intended that this Agreement, the Guarantor’s guarantee of the Guaranteed Obligations hereunder and any liens and security interests securing the Guarantor’s obligations under this Agreement, not constitute a Fraudulent Conveyance (as defined below).  Consequently, Guarantor agrees that if this Agreement, the Guarantor’s guarantee of the Guaranteed Obligations hereunder or any liens or security interests securing the Guarantor’s obligations under this Agreement, would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Agreement, such guarantee and each such lien and security interest shall be valid and enforceable only to the maximum extent that would not cause this Agreement, such guarantee or such lien or security interest to constitute a Fraudulent Conveyance, and this Agreement shall automatically be deemed to have been amended accordingly at all relevant times.  For purposes of this Section 11, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the Bankruptcy Code (as defined in the Credit Agreement) or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

12.      Exculpation of Lenders.  The Guarantor acknowledges and agrees, on behalf of itself and each of its Affiliates, that none of J.P. Morgan Chase Bank, N.A., J.P. Morgan Securities Inc., Bank of America, N.A., Bank of America Securities LLC or any of the other Lenders from time-to-time under the Credit Agreement, or any of their respective Affiliates, successors or assigns, or any officer, director, partner, trustee, equity holder, agent, employee, attorney, attorney-in-fact, advisor or controlling Person of any of the foregoing (collectively, the “Lender Parties”) shall have any duty (including any fiduciary duty or any other express or implied duty), liability, obligation or responsibility whatsoever to the Guarantor or any of its Affiliates arising from, in connection with or relating to (i) the Loans and other extensions of credit contemplated by the Credit Agreement and the other Loan Documents (the “Debt Financing”), or (ii) any of the transactions contemplated by this Agreement, the Credit Agreement or any of the other Loan Documents or any agreement, instrument certificate or instrument referred to in the Loan Documents, including, without limitation, any actual or alleged breach, misrepresentation or failure to perform any of their respective duties or obligations (including, but not limited to, any failure to fund or otherwise extend credit) under any Loan Document or any agreement, certificate or instrument related thereto (clauses (i) and (ii), collectively, the “Financing Matters”).  No Lender Party shall be liable to the Guarantor or any of its Affiliates for any action taken or not taken by such Lender Party in connection with any of the Financing Matters; provided, that, for the avoidance of doubt, the foregoing sentence shall not, in and of itself, operate as a waiver of defenses by the Guarantor to enforcement of this Agreement. The Guarantor hereby waives, releases and forever discharges each of the Lender Parties from any and all actions, causes of action, suits, debts, losses, costs, controversies, damages, liabilities, judgments, claims and demands whatsoever, in law or equity or otherwise, whether known or unknown (collectively, “Claims”) directly or indirectly arising out of or relating to any of the Financing Matters, that the Guarantor or any of its Affiliates ever had, now has or hereafter can, shall or may have against any of the Lender Parties, except to the extent arising as a result of (x) a demand for payment hereunder prior to the conditions in Section 2 and Section 4 being satisfied or (y) any act of gross negligence or willful misconduct committed by such Person at any time following the date hereof as determined by a court of competent jurisdiction pursuant to a final non-appealable order.  Furthermore, the Guarantor covenants not to sue any Lender Party in connection with or assert, and agrees to cause his Affiliates not to sue any Lender Party in connection with or assert, any Claims which they or any other party now or may hereafter have in connection with any Financing Matter, except to the extent arising as a result of (x) a demand for payment hereunder prior to the conditions in Section 2 and Section 4 being satisfied or (y) any act of gross negligence or willful misconduct committed by such Person at any time following the date hereof as determined by a court of competent jurisdiction pursuant to a final non-appealable order. Each of the Lender Parties shall be an intended third party beneficiary of this Section 12 and may enforce the terms of this Section 12 as if such Lender Party were a direct party to this Agreement, and this Section 12 may not be amended, supplemented, waived or otherwise modified without the prior written consent of each of JPMorgan Chase Bank, N.A. and Bank of America, N.A.

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13.      Miscellaneous.

(a)         This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

(b)         The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and the Agent hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in any such New York State court or, to the extent permitted by law, in such federal court.  The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party (other than the Guarantor) may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.  The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court.  The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(c)         This Agreement shall inure to the benefit of and be binding upon the Guarantor and its successors and assigns and the Agent, the Lenders and their respective successors and assigns.

(d)         This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties related thereto.

(e)         Each reference herein to the Guarantor shall be deemed to include the successors and assigns of the Guarantor, all of whom shall be bound by the provisions of this Agreement; provided, however, that the Guarantor shall not, without obtaining the prior written consent of the Lenders (which consent may be withheld or conditioned in the Lenders’ sole discretion), assign or transfer this Agreement or the Guarantor’s obligations and liabilities under this Agreement, in whole or in part, to any other Person (and any attempted assignment or transfer by Guarantor without such prior written consent shall be null and void). Upon the written request of the Lenders, the Guarantor shall assign this Agreement to any Person who acquires all or substantially all of the assets of Guarantor; provided, that the Lenders shall have no duty or obligation to make such request. Each reference herein to the Lenders shall be deemed to include the successors and assigns of the Lenders under the Credit Agreement; it being understood that this Agreement shall not be for the benefit of, or be assigned to, any refinancing or refunding source with respect to the Guaranteed Obligations (it being acknowledged that an amendment, restatement, waiver or other modification of the terms of the Credit Agreement or other Loan Documents shall not constitute a refinancing or refunding for purposes of this provision) without the prior written consent of the Guarantor, provided, that in no event shall the foregoing prevent or restrict any Lender from making an assignment, selling a participation in, pledging or granting a security interest in or otherwise transferring all or any portion of its interests in the Loans (and its corresponding interest in the guarantee provided for hereunder) under the applicable provisions of Section 15.1 of the Credit Agreement (as in effect on the date hereof, except to the extent the Guarantor consents to any subsequent amendment or other modification to such provisions) or impair any Lender’s rights under this Agreement as a result of any such assignment, participation, pledge, security interest or transfer made in accordance with such provisions.

(f)          This Agreement is for the benefit only of the Agent and the Lenders, shall be enforceable by them alone, is not intended to confer upon any third party any rights or remedies hereunder, and shall not be construed as for the benefit of any third party; provided, however, that (i) the Agent shall be permitted, in its sole discretion, to pay or to direct the Guarantor to pay any and all amounts payable pursuant to this Agreement to any Lender or any third party, and (ii) each of the Lender Parties may enforce the provisions of Section 12 of this Agreement.

9

(g)         EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF AND THEREOF. THE PARTIES AGREE THAT ANY SUCH ACTION OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

14.           Miscellaneous.

(a)         This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the parties hereto and, with respect to any amendment or modification of Section 11, each of JPMorgan Chase Bank, N.A. and Bank of America, N.A.

(b)         All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express or facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whim it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission (with confirmation of receipt), on the next business day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail:

If to the Guarantor:
[____________]

with a copy to:
[____________]

If to the Agent:

JPMorgan Chase Bank, N.A., as Agent
277 Park Avenue
New York, NY 10172
Attn:  Marc Costantino
Telecopy:  212-622-8167

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(c)           If any term or provision of this Agreement, or the application thereof to any Person or circumstance, shall to any extent be held invalid or unenforceable in any jurisdiction, then (i) as to such jurisdiction, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which such term or provision is held invalid or unenforceable in such jurisdiction, shall not be affected thereby, (ii) the court making such determination shall have the power to reduce the scope, duration, area or applicability of such provision, to delete specific words or phrases, or to replace any invalid or unenforceable provision with a provision that is valid and enforceable and comes closest to expressing the intention of the invalid or unenforceable provision, and (iii) each remaining term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d)           This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 14(d), provided that receipt of copies of such counterparts is confirmed.

[The next page is the signature page]

11

IN WITNESS WHEREOF, the Guarantor has executed this Agreement as of the date first above written.

[GUARANTOR]

By:
Name:
Title:

ACCEPTED AND AGREED TO:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

EXHIBIT C

NET WORKING CAPITAL LINE ITEMS

C-1

EXHIBIT D

NET OPERATING INCOME LINE ITEMS

EXHIBIT E

FORM OF LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT of Marco LP Units, LLC, a Delaware limited liability company (the “Company”), is made, entered into and effective as of [●] [●], 2009 (this “Agreement”), by and among LP Units Manager, LLC, a Delaware limited liability company (the “Manager”) and wholly owned subsidiary of Simon Property Group, L.P. (“Parent OP”) and the Persons whose names appear on the signature pages of this Agreement as members of the Company (each, a “Member”, and, collectively, the “Members”).

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended (the “Act”) by the filing of the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on December 4, 2009; and

WHEREAS, the Company was formed under the laws of the State of Delaware in connection with the closing of the transactions contemplated by the Contribution Agreement for the sole purpose of holding, owning, managing and disposing of the Parent OP Units issued pursuant to the terms of the Contribution Agreement which are being contributed to the Company, subject to the terms and conditions of this Agreement;

WHEREAS, the parties hereto desire to provide for the respective rights, obligations and interests of the Members and the Manager to each other and to the Company and the terms and conditions on which the Company will conduct business in this Agreement; and

WHEREAS, this Agreement shall apply to and govern the management and operation of the Company from the date hereof and shall bind each and every present and future Manager and Member of the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION

1.1.          Certain Definitions.  Unless otherwise indicated, capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in Annex A hereto, which is hereby incorporated into this Agreement as if set forth in full herein, notwithstanding any contrary or inconsistent definition contained in the Act.

1.2.          Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3.          Construction; Interpretation.  The term “this Agreement” means this Limited Liability Company Operating Agreement together with all Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including, without limitation, the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, (b) masculine gender shall also include the feminine and neutral genders, and vice versa, (c) words importing the singular shall also include the plural, and vice versa and (d) the word “contributed” includes anything that is contributed directly by a Person or anything that is contributed on behalf of, or for the benefit of, such person or is otherwise deemed to have been contributed by such Person pursuant to the Contribution Agreement or any other agreement.

ARTICLE 2
ORGANIZATION OF THE COMPANY

2.1.          Formation.  The Members hereby acknowledge the formation of the Company as a limited liability company pursuant to the Act by virtue of the filing of the Certificate with the Secretary of State of the State of Delaware.

2.2.          Term.  The Company commenced on the date of the filing of the Certificate with the Secretary of State of the State of Delaware.  The Company shall continue until dissolved pursuant to the provisions hereof.

2.3.          Name.  The business of the Company shall be conducted under the name “Marco LP Units, LLC”; provided, that such name shall be subject to change, from time to time, by the Members holding a majority of the outstanding Company Units and with the written consent of the Manager, which consent shall not be unreasonably withheld or delayed.

2.4.          Principal Place of Business.  The principal place of business of the Company shall be at 225 West Washington Street, Indianapolis, Indiana 46204 or such other place as the Manager shall determine.  The Company may maintain such other office or offices for the transaction of business at such other locations as the Manager may deem advisable.

2.5.          Registered Office and Registered Agent.  The street address of the initial registered office of the Company shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and the Company’s registered agent at such address shall be The Corporation Trust Company.  The Manager may hereafter change the registered agent and registered office and, if necessary, the Company shall amend the Certificate in accordance with the applicable requirements of the Act to reflect such change.

2.6.          Purpose.  The sole purpose of the Company is to hold the Parent OP Units in accordance with the terms and conditions of this Agreement and to otherwise comply with its obligations under this Agreement; provided, that the Company shall not, and the Manager shall cause the Company not to, without the consent of the Members holding a majority of the outstanding Company Units, sell, transfer, dispose of, hypothecate, convey, exchange or encumber, directly or indirectly, the Parent OP Units other than pursuant to Article 6 or Article 10 hereof.

2.7.        Single Purpose Limitations.  Notwithstanding any provision hereof or of any other document governing the formation, management or operation of the Company to the contrary, except to the extent expressly permitted hereunder, the Company shall not, and the Manager shall not cause or permit the Company to, in each case without the consent of the Members holding a majority of the outstanding Company Units:

(a)         incur or assume any Liability;

(b)         pledge any of its assets for the benefit of any other Person;

(c)         consolidate or merge with or into any other Person, convert into any other type of Person or convey or transfer any of its properties or assets;

(d)         to the fullest extent permitted by Law, be dissolved, liquidated or terminated; or

(e)         agree or otherwise commit to take any of the foregoing actions.

2.8.        Limitations on the Company’s Activities.  This Section 2.8 is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(a)         The Manager shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises, and the Manager also shall cause the Company to:

(i)           at all times hold itself out to the public as a legal entity separate from the Manager, the Members and any other Person;

(ii)          file its own tax returns, if any, as may be required under applicable Law, and pay any taxes so required to be paid under applicable Law;

(iii)         not commingle its assets with assets of any other Person;

(iv)        conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(v)         maintain an arm’s length relationship with any Affiliate upon terms that are commercially reasonable and that are no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated Person;

(vi)        not hold out its credit or assets as being available to satisfy the obligations of others, or Guarantee or otherwise obligate itself with respect to the Debts of any other Person;

(vii)       except as contemplated hereby, not make any loans or advances to any other Person; provided that it may invest its funds in interest bearing accounts held by any bank that is not its Affiliate;

(viii)      observe all limited liability company formalities;

(ix)         correct any known misunderstanding regarding its separate identity; and

(x)          maintain adequate capital in light of its contemplated business purpose, transactions and liabilities, if any.

(b)         The failure of the Company, or the Manager on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members.

(c)         Unless approved in writing by the Members holding a majority of the Company Units, the Manager also shall not cause or permit the Company to:

(i)           Guarantee any obligation of any Person, including, without limitation, any Affiliate of the Company;

(ii)          except to the extent expressly permitted hereunder, enter into any transaction with any Affiliate of the Company;

(iii)         engage in any business unrelated to the purpose stated in Section 2.6;

(iv)        have any assets other than the Parent OP Units and those related to the purpose stated in Section 2.6;

(v)         except to the extent expressly permitted hereunder, incur, create or assume any Debt;

(vi)        make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person other than the Parent OP Units and Securities, if any, issuable in respect thereof;

(vii)       except to the extent expressly permitted hereunder, execute or enter into any contract or agreement, whether oral or written (other this Agreement);

(viii)      hire any employee or adopt, enter into or agree to comply with any other agreement regarding the employment of any Person;

(ix)         commence, settle or compromise any Action;

(x)          issue any units or other securities of the Company other than pursuant to Section 5.1(d);

(xi)         enter into any joint venture or partnership or other similar agreement or arrangement;

(xii)        form, acquire or hold any Subsidiary; or

(xiii)       except to the extent expressly permitted hereunder, agree or otherwise commit to take any of the foregoing actions.

ARTICLE 3
MEMBERS

3.1.        Names.  The name and business or residence address of each Member of the Company are as set forth on Schedule I hereto, which shall be amended or otherwise modified by the Manager to the extent required.

3.2.        Action.  Any action permitted or required by applicable Law or this Agreement to be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by the Members necessary to approve any action at a meeting if one were called.  Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Members.

3.3.        Limited Power and Duties of the Members.  The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or as expressly required by the Act.  Unless expressly and duly authorized in writing to do so by the Manager, no Member, in its capacity as such, shall have any power or authority to bind or act on behalf of the Company in any way, to pledge the Company’s credit or to render the Company liable for any purpose.

ARTICLE 4
MANAGEMENT AND OPERATIONS OF THE COMPANY.

4.1.        Management of the Company’s Affairs.

(a)         The management of the Company shall be vested exclusively in LP Units Manager, LLC, which is hereby appointed as the Manager effective as of the date hereof.  Subject to the terms and conditions of this Agreement, the Manager shall have full and exclusive power and discretion to, and shall, manage the business and affairs of the Company only in accordance with this Agreement.  The Manager shall not resign, may not assign or delegate its responsibilities to any other Person, and shall serve as such until such time, if any, as the Manager is otherwise removed and replaced or the Company is dissolved in accordance with the terms of this Agreement.  The Manager shall devote such time to the affairs of the Company as is reasonably necessary to manage the Company as set forth in this Agreement.  Nothing in this Section 4.1 eliminates, limits or otherwise modifies any of the express terms of this Agreement or any liability, obligation or covenant of any Person hereunder.

(b)         The Manager shall have no authority to take or authorize the taking of any action in contravention of any express term of this Agreement.

(c)         No Member or Members shall have any power or authority to remove the Manager for any reason.

(d)         No Person dealing with the Company or the Manager shall be required to determine, and any such Person may conclusively assume and rely upon, the authority of the Manager to execute any instrument or make any undertaking on behalf of the Company.  No Person dealing with the Company or the Manager shall be required to determine any facts or circumstances bearing upon the existence of such authority.  Without limitation of the foregoing, any Person dealing with the Company or the Manager is entitled to rely upon a certificate signed by the Manager as to:

(i)           the identity of the Members;

(ii)          the existence or non-existence of any fact or facts that constitute a condition precedent to acts by the Manager or are in any other manner germane to the affairs of the Company;

(iii)         the identity of Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

(iv)        any act or failure to act by the Company or any other matter whatsoever involving the Company or the Members.

4.2.        Payment of Expenses.  The Manager shall, on behalf of the Company, pay for any and all costs, fees and expenses incurred or payable by the Company, including, without limitation, (i) any administrative expenses, including, without limitation, fees of accountants, auditors and attorneys, incurred by the Company and (ii) any franchise or similar taxes payable to the Secretary of State of the State of Delaware in order to maintain the good standing of the Company in the State of Delaware.

4.3.        Entry into Tax Matters Agreements.  Notwithstanding any other provision of this Agreement to the contrary, the Company is authorized to enter into the DL Tax Matters Agreement and the LVP Tax Matters Agreement and to perform all of the Company’s obligations, and to exercise all of the Company’s rights, pursuant to the DL Tax Matters Agreement and the LVP Tax Matters Agreement.

ARTICLE 5
COMPANY UNITS; CAPITAL CONTRIBUTIONS

5.1.        Capital Structure.

(a)         The Company is authorized to issue equity interests in the Company designated as “Company Units,” which shall constitute limited liability company interests under the Act (the “Company Units”).  As of the date hereof, the Company has no outstanding Company Units.  Pursuant to the terms of the Contribution Agreement, at the Closing the Company shall issue Company Units and Schedule I hereto shall be revised to reflect such issuance.  The Company Units will have the powers, preferences, rights, qualifications, limitations and restrictions as set forth herein.  Each Company Unit is intended to represent the same rights, powers, and obligations of the Parent OP Unit that will be deemed to be contributed by a Member to the Company (which will be set forth on Schedule I hereto), with the intention that the capital structure will represent, to the maximum extent possible, the same right to receive allocations of income, gain, loss, deduction and credit (for purposes of determining both Capital Accounts and for U.S. federal income tax purposes) and distributions that a Member would possess if the Member directly owned the Parent OP Units to be contributed to the Company.

(b)         The name of each Member and the number of Company Units held by each such Member as well as the Parent OP Units to be held by the Company for the benefit of such Member will be set forth on Schedule I hereto, as such schedule may be amended from time to time to reflect, among other things the admission of new Members, additional issuances of Company Units to the Members and transfers of Company Units.

(c)         The Company Units will not be certificated and will be represented solely by book-entry.  The Manager shall maintain a list of the holders of Company Units and the Parent OP Units to be contributed by such Member in the same manner as the Parent OP maintains a list of the holders of Parent OP Units.  The Manager shall maintain this list in a manner that shall separately track and identify the Company Units of a Member as corresponding to the Parent OP Units to be contributed by such Member.

(d)         In the event of any change in the outstanding number of Parent OP Units by reason of any share dividend, split, reverse split, recapitalization, merger, consolidation or combination by the Parent OP, the number of Company Units to be held by each Member shall be proportionately adjusted such that, to the extent possible, one Company Unit remains the equivalent of one Parent OP Unit without dilution or accretion.

5.2.        Capital Contributions.

(a)         Except as otherwise expressly provided in this Agreement or the Act, no Manager or Member shall be obligated to make any contribution of capital to the Company or have any liability for the debts and obligations of the Company.  This Section 5.2 is in furtherance of, and not in limitation of, Section 18-303(a) of the Act.

5.3.        Capital Accounts.

(a)         A separate account (each a “Capital Account”) shall be established and maintained for each Member, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv), which shall be increased by (i) the amount of any cash contributed to the Company by such Member (ii) the fair market value of any property contributed to the Company by such Member (as determined by in good faith by the Manager) and (iii) the amount of any income, gain or credit allocated to such Member pursuant to Article 7, and decreased by (i) the amount of any loss or deduction allocated to such Member pursuant to Article 7, (ii) the amount of any cash distributed to such Member and (iii) the fair market value of any asset distributed in kind to such Member (as determined by in good faith by the Manager) including any Parent REIT Shares.  The Manager’s determination of such Capital Accounts shall be binding upon all parties.  The Manager shall have authority to choose from all available tax accounting methodologies.

(b)         The Capital Accounts of the Members as of the date of this Agreement are set forth in Schedule I hereto which will be amended upon the Closing to reflect the contribution of the Parent OP Units pursuant to the Contribution Agreement.

(c)         Withdrawal of Contributions.  No Member shall be entitled to withdraw any cash or property or other sums from its Capital Account or to receive any distributions from the Company except as expressly provided in this Agreement.  Except as set forth in Article 6, no Member shall have the right to demand to receive any cash or assets for its Company Units or the Parent OP Units contributed by such Member.

(d)         No Interest.  No member shall be entitled to interest on any cash or property or other sums from its Capital Account and no such interest shall be accrued.

5.4.        Voting Rights.

(a)         Except as otherwise expressly provided in this Agreement or the Act, the Company Units shall not have any voting rights.

(b)         With respect to any matter put to a vote of holders of Parent OP Units or as to which the consent of the holders of Parent OP Units is sought, the Manager shall vote or provide its consent with respect to all of the Parent OP Units held by the Company in accordance with the vote or consent of a majority of the Parent OP Units not held by the Parent OP General Partner or by the Company voting or providing consent with respect to such matter; provided; however, that any amendments to the Parent OP Agreement requiring the consent of each holder of Parent OP Units shall not be consented to by the Manager unless the Member holding the Company Units consents with respect to the Parent OP Units it would have the right to receive from the Company upon the exercise of the Conversion Right, as defined in Section 6.1(a) below.

ARTICLE 6
CONVERSION OF COMPANY UNITS

6.1.        Conversion at the Option of the Members.

(a)         Each of the Members is hereby granted the right (the “Conversion Right”) to exchange all or any portion of such Member’s Company Units for the Parent OP Units that such Member contributed to the Company at any time or from time to time, on the terms and subject to the conditions and restrictions contained in this Section 6.1.  The Conversion Right may be exercised by a Member (a “Converting Member”) by delivery to the Manager of both (i) a notice in the form of Annex B hereto (a “Company Unit Exercise Notice”), which notice shall specify the whole number of such Member’s Company Units that are to be exchanged by such Converting Member (the “Converted Units” and (ii) a signed Notice of Conversion in the form attached to the Parent OP Agreement (a copy of which is attached to Annex B for the convenience of the Converting Member) pursuant to which the Converting Member elects to convert the Parent OP Units received in respect of the Converted Units into cash or Parent REIT Shares, as selected by Parent REIT pursuant to Article XI of the Parent OP Agreement.  Once delivered, the Company Unit Exercise Notice and such Notice of Conversion shall be irrevocable.

(b)         Promptly after receipt of a Company Unit Exercise Notice, the Manager shall effect, on behalf of the Converting Member, the conversion of each Parent OP Unit that such Member contributed to the Company and has elected to convert pursuant to Section 6.1(a) such that each Converting Member shall receive all or a portion of the Parent OP Units (and any securities issued by Parent OP in respect of such Parent OP Units) such Member contributed to the Company.  Upon receipt of the Parent OP Units pursuant to the preceding sentence of this Section 6.1(b), each Converting Member shall be obligated pursuant to the Notice of Conversion described in Section 6.1(a)(ii) to immediately exercise its rights pursuant to Article XI of the Parent OP Agreement to convert all of its Parent OP Units into Parent REIT Shares or cash (as selected by Parent REIT pursuant to Article XI of the Parent OP Agreement).

(c)         The closing of the exchange of the Converted Units and the conversion of the underlying Parent OP Units, which such Member contributed to the Company, shall be held at a location and on a date agreed to by the Manager and the Converting Members, which date shall be no later than the date specified for closing by such Converting Member in the Company Unit Exercise Notice.

(d)         At the closing of the exchange of the Converted Units and the conversion of the underlying Parent OP Units, the transfer of Parent OP Units, which such Member contributed to the Company, to the Converting Member shall be accompanied by proper instruments of transfer and assignment and by the delivery of representations and warranties of (A) the Converting Member with respect to its due authority to sell all of the right, title and interest in and to such Converted Units to the Company and with respect to the ownership by such Converting Member of such Converted Units, free and clear of all Liens, and (B) the Company with respect to its due authority to acquire such Converted Units.

6.2.        Redemption at the Option of the Company.

(a)         At any time, or from time to time, following the date hereof, the Company shall have the right (the “Redemption Right”) to redeem all, but not less than all, of the outstanding Company Units held by the Members in exchange for the Parent OP Units held by the Company which were contributed by such Members (and any securities issued by Parent OP with respect to such Parent OP Units) on the terms and subject to the conditions and restrictions contained in this Section 6.2.  The Redemption Right may be exercised by the Company upon delivery by the Manager to the Members of a notice in the form of Annex C hereto (a “Redemption Notice”), which notice shall state that all of such Member’s Company Units are to be redeemed by the Company in exchange for such Parent OP Units (the “Redeemed Units”).

(b)         Promptly after mailing a Redemption Notice, the Manager shall effect the exchange of the Redeemed Units held by the applicable Member for the Parent OP Units held by the Company which were contributed by such Member (and any securities issued by Parent OP with respect to such Parent OP Units) (the “Redemption Consideration”).

(c)         The closing of the redemption of the Redeemed Units shall be held at a location and on a date selected by the Manager, which date (the “Redemption Settlement Date”) shall between ten (10) and thirty (30) days after the date of the Redemption Notice.

(d)         At the closing of the redemption of the Redeemed Units, payment of the Redemption Consideration shall be accompanied by proper instruments of transfer and assignment and by the delivery of representations and warranties of (A) each of the Members with respect to its due authority to sell all of the right, title and interest in and to such Member’s Redeemed Units to the Company and with respect to the ownership by such Member of such Redeemed Units, free and clear of all Liens, and (B) the Company with respect to its due authority to acquire such Redeemed Units for the Redemption Consideration.

ARTICLE 7
DISTRIBUTIONS AND ALLOCATIONS

7.1.        Allocations of Profits and Losses.  Each Member shall be allocated each item of income, gain, loss, deduction or credit allocated by Parent OP with respect to the Parent OP Units that such Member contributed to the Company, as if such Member continued to directly own such Parent OP Units.  The Manager shall allocate any item of income, gain, loss, deduction or credit of the Company not attributable to the Parent OP Units pro rata in accordance with the number of Parent OP Units contributed by each Member.

7.2.        Distributions Generally.  Except as set forth in Article 6 and Section 7.3, distributions from the Company to the Members shall be made at such times as the Manager shall determine.

7.3.        Required Distributions.  Subject to Section 7.4, except as set forth in Article 6, (i) all cash dividends and other cash distributions received by the Company with respect to the Parent OP Units contributed by a Member; (ii) all dividends and distributions of securities issued by any Person other than Parent OP received by the Company with respect to the Parent OP Units contributed by a Member; and (iii) all dividends and distributions of securities issued by the Parent OP that are not Parent OP Units (as such term is defined in the Contribution Agreement), in each case, shall be promptly, and in any event within two Business Days of receipt of such dividend or distribution, distributed to the Member that contributed such Parent OP Units as if such Member continued to directly own such Parent OP Units.  For the avoidance of doubt, any Parent OP Units shall be received by the Company in compliance with Section 5.1(d).

7.4.        Withholding.   Each Member hereby authorizes the Company to withhold or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Manager determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Code Sections 1441, 1442, 1445, or 1446.  Any amount paid by the Company on behalf of or with respect to a Member will be deemed to have been actually distributed to such Member and paid by such Member to the applicable taxing authority. Nothing in this Section 7.4 shall create any obligation on the Manager to advance funds to the Company or to borrow funds from third parties in order to make payments on account of any liability of the Company under a withholding tax act; provided, however, the Manager may borrow funds for such purpose notwithstanding the limitations imposed on the Manger by Section 3.8.  If the Manager borrows funds from third parties in order to make payments to a taxing authority under this Section 7.4, the Member on whose behalf such taxes are paid will be required to reimburse the Manager for any and all interest payments made on such amount, which shall be repaid through withholding of subsequent distributions to such Member.

7.5.        Tax Matters Member.  The Company hereby designates the Manager as the tax matters partner of the Company as provided in the Treasury Regulations pursuant to Section 6231 of the Code (the “Tax Matters Member”).  The Manager shall pay all expenses incurred by it in connection with service as Tax Matters Member.  The Manager shall have all rights permitted to be granted to a tax matters partner.  Each Member shall, if necessary, execute any power of attorney to the Manager in its capacity as Tax Matters Member to fulfill its obligations with respect to tax matters on behalf of the Company.  The Manager shall at all times keep the Members reasonably informed of the commencement and progress of any audit or other proceeding with respect to Taxes and shall permit any Member, at its own expense, to participate in such proceeding.

ARTICLE 8
ACCOUNTING AND TAXATION

8.1.        Fiscal Year.  The Company shall keep appropriate books and records and the fiscal year of the Company shall commence on January 1 and end on December 31.

8.2.        Maintenance of Books and Records.  At all times during the continuance of the Company, the Manager shall keep or cause to be kept, at the principal place of business of the Company referred to in Section 2.4, full and complete books of account.  The books of account shall be maintained in a manner that provides sufficient assurance that:

(a)         transactions of the Company are executed in accordance with the general or specific authorization of the Manager consistent with the provisions of this Agreement; and

(b)         transactions of the Company are recorded in such form and manner as will permit preparation of federal, state and local income and franchise tax returns and information returns in accordance with this Agreement and as required by Law, permit preparation of the Company’s financial statements in accordance with GAAP and as otherwise set forth herein and the provisions of the reports required to be provided hereunder, and maintain accountability for the Company’s assets.

8.3.        Form W-9.  Each Member shall deliver to the Company at or prior to the Closing, a completed and executed Form W-8 or IRS Form W-9, as applicable, with respect to such Member. Notwithstanding anything to the contrary herein, in the event a Member has not executed and delivered to the Company the required IRS Form W-8 or IRS Form W-9, as applicable, Parent OP, pursuant to the Contribution Agreement, and the Company shall withhold taxes in any amount necessary to comply with applicable Law.

8.4.        Partnership Status.  The Members intend that the Company shall be treated as a partnership for U.S. federal income, state and local income tax purposes to the extent such treatment is available, and agree to take such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent thereof.

8.5.        Records Retention.  The Manager shall, upon reasonable advance notice and during normal business hours, make available to the Members for review and copying, at the Manager’s expense, all books and records of the Company and shall retain such books and records of a period of 3 years following the dissolution of the Company pursuant to Article 10 of this Agreement.

ARTICLE 9
TRANSFER OF COMPANY UNITS/ADMISSION OF NEW MEMBERS

9.1.        Transfers.  No Member may directly or indirectly, Transfer all or any portion of its Company Units or any of its rights or interests under this Agreement to any Person without the consent of the Manager, which consent may be withheld or granted subject to such conditions as may be determined by the Manager in its sole discretion.

(a)         Notwithstanding the foregoing, but subject to the provisions of Section 9.2 hereof, any Member may at any time, without the consent of the Manager, (i) Transfer all or a portion of its Company Units to an Affiliate of such Member, or (ii) other than LVP OP and Pro-DFJV, Pledge some or all of its Company Units to any Institutional Lender.  Any Transfer to an Affiliate pursuant to clause (i) and any Transfer to a pledgee of Company Units pursuant to clause (ii) may be made without the consent of the Manager but, except as provided in subsequent provisions of this Section 9.1, such transferee or such pledgee shall hold the Company Units so transferred to it (and shall be admitted to the Company as a Member) subject to all the restrictions set forth in this Section 9.1.  It is a condition to any Transfer otherwise permitted under any provision of this Section 9.1 that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Member under this Agreement with respect to such transferred Company Units, as the case may be, arising after the effective date of the Transfer and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of law) shall relieve the transferor Member of its obligations under this Agreement prior to the effective date of such Transfer.  Upon any such Transfer or Pledge permitted under this Section 9.1, the transferee or, upon foreclosure on the Company Units, as the case may be, each Institutional Lender which is the pledgee shall be admitted as a Member and shall succeed to all of the rights of the transferor Member under this Agreement in the place and stead of such transferor Member.  Any transferee, whether or not admitted as a Member, shall take subject to the obligations of the transferor hereunder.  No transferee pursuant to a Transfer which is not expressly permitted under this Section 9.1 or is not consented to by the Manager, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the right to receive such portion of the distributions and allocations of profits and losses made by the Company as are allocable to the Company Units, as the case may be, so transferred.

9.2.        Restrictions on Transfer.  In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Company Unit by any Member be made (i) to any Person which lacks the legal right, power or capacity to own a Company Unit; (ii) in violation of applicable Law; (iii) if such Transfer would immediately or with the passage of time cause the Parent OP General Partner to fail to comply with the REIT Requirements (as defined in the Parent OP Agreement), such determination to be made assuming that the Parent OP General Partner does comply with the REIT Requirements immediately prior to the proposed Transfer; (iv) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code); (v) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the underlying assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (vi) if such Transfer would result in a deemed distribution to any Member attributable to a failure to meet the requirements of Regulations Section l.752-2(d)(l), unless such Member consents thereto, (vii) if such Transfer would cause any lender to the Company to hold in excess of ten (10) percent of the Company Units that would, pursuant to the regulations under Section 752 of the Code or any successor provision, cause a loan by such a lender to constitute “Partner Nonrecourse Debt”, (viii) if such Transfer, other than to an Affiliate, is of Company Units the value of which would have been less than $20,000 when issued, (ix) if such Transfer would, in the opinion of counsel to the Company, cause the Company to cease to be classified as a partnership for U.S. federal income tax purposes or (x) if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704(b) of the Code.  Notwithstanding anything to the contrary in this Agreement, the issuance, sale, transfer or other disposition (whether by merger, consolidation or otherwise) of equity securities of LVP REIT or LVP OP shall not be a “Transfer” for purposes of this Agreement and shall not be subject to any restrictions hereunder.

9.3.        Effect of Transfer Not in Accordance with Agreement.  Any Transfer of any direct or indirect interest in the Company in violation of this Article 9 shall be null and void ab initio, and of no force and effect.

ARTICLE 10
DISSOLUTION AND WINDING-UP OF THE COMPANY

10.1.      Dissolution.  A dissolution of the Company shall take place upon the first to occur of the following:

(a)         the determination of the Manager to dissolve the Company at any time after there are no outstanding Company Units;

(b)         the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act; or

(c)         without limitation of clause (a) above, a Dissolution Event or an Insolvency Event occurs with respect to the Manager or a Person that Controls Manager.

10.2.      Winding-Up Procedures.  If a dissolution of the Company pursuant to Section 10.1 occurs, subject to the Company’s compliance with its obligation under the other terms and conditions of this Agreement, the Manager shall proceed as promptly as practicable to wind up the affairs of the Company in an orderly and businesslike manner.  A final accounting shall be made by the Manager.  As part of the winding up of the affairs of the Company, the following steps will be taken:

(a)         The assets of the Company, other than the Parent OP Units and any Required Distributions, shall be sold except to the extent that some or all of the assets of the Company are retained by the Company for distribution to the Members as hereinafter provided.

(b)         The Company shall comply with Section 18-804(b) of the Act.

(c)         Distributions of the assets of the Company after a dissolution of the Company shall be conducted as follows:

(i)           first, to creditors and Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Members under Section 18-601 of the Act;

(ii)          next, to the Members in satisfaction of liabilities (if any) for distributions under Section 18-601 of the Act; and

(iii)         finally, to the Members in proportion to their respective Percentage Interests, provided that, to the maximum extent possible, the Company shall distribute to each Member the Parent OP Units contributed to the Company by such Member.

ARTICLE 11
WITHDRAWAL

11.1.      Withdrawal.  No Member shall have the right to withdraw from the Company except with the consent of the Manager and upon such terms and conditions as may be specifically agreed upon between the Manager and the withdrawing Member.

ARTICLE 12
LIABILITY; EXCULPATION

12.1.      Liability of Manager.

(a)         The Manager may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)         The Manager may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the Manager reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)         The Manager shall not be liable to the Company or any Member for any loss, damage or claim (or any expenses or costs associated therewith) incurred by reason of any act or omission performed or omitted to be performed by the Manager other than as a result of the Manager’s gross negligence or willful misconduct.

(d)         The Manager’s obligations to the Company and to the Members are limited to the express obligations described in this Agreement.

(e)         The Members acknowledge and agree that the relationship of the Manager to the Company and the Members is, to the maximum extent permissible under the Act, contractual in nature and not fiduciary.  Accordingly, pursuant to Section 18-1101 of the Act, the Members agree that to the maximum extent permissible under the Act, the Manager shall not have any fiduciary or any other similar duties or obligations to any Member or any other Person by virtue of the Manager’s actions in its capacity as such (or, if complete elimination of such duties and obligations is deemed to be not permissible under the Act, then such duties and obligations shall be reduced to the maximum extent permissible).

(f)          The provisions of this Section 12.1 are for the benefit of the Manager.  This Section 12.1 may be amended, modified or repealed in the manner set forth in Section 14.6 of this Agreement, but any amendment, modification or repeal of this Section 12.1 or any provision hereof (including as a result of any amendment, modification or repeal of the Act) shall (unless the Manager shall expressly have consented to such amendment, modification or repeal) be prospective only and shall (unless the Manager shall expressly have consented to such amendment, modification or repeal) not in any way affect the limitations on liability under this Section 12.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

(g)         The limitations and exculpation afforded by each provision of this Section 12.1 are cumulative and not exclusive. Nothing in this Section 12.1 is intended, or shall be deemed, to permit conduct that would otherwise conduct that, even disregarding the terms hereof otherwise would be actionable by the Company or the Members.

12.2.      Liability of the Members.  Except as otherwise required in the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or participating in the management of the Company.  The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

ARTICLE 13
COVENANTS

13.1.      No Individual Authority.  Accept as otherwise expressly provided in this Agreement, no Member shall have any authority to act for, or undertake or assume any obligations or responsibility on behalf of the Company.

13.2.      Separateness.  The Company shall take all necessary actions to hold itself as an entity separate and distinct from any other person or entity (including Affiliates), including, without limitation, by: maintaining books, records and bank accounts separate and distinct from the books, records and bank accounts of any other person or entity; not commingling any of its assets or liability with the assets or liabilities of any other person or entity; paying its own liabilities and expenses only out of its own funds; not guaranteeing the indebtedness of any other person or entity; holding its assets in it own name; not pledging its assets for the benefit of any other person or entity; using its own letterhead and checks; causing its representatives, employees or agents to hold themselves out to third parties as representatives, employees or agents of the Company; not assuming the obligations of its Affiliates; and not holding out its credit as being available to satisfy the obligations of any other person or entity.

13.3.      Indemnification.  Each Member agrees to indemnify and hold harmless the other Members against all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments, awards, costs and expenses (including reasonable attorneys’ fees, disbursements and court costs) to the extent the same arise directly or indirectly from any material inaccuracy in or material breach of any covenant, representation or warranty, as applicable, of such Member made pursuant to this Agreement.

13.4.      Specific Performance.  Each of the Members and the Manager shall be entitled to an injunction or injunctions, without the necessity of posting bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity.  In furtherance thereof, each Member and the Manager waives (and agrees not to assert) (i) any defense in any action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

ARTICLE 14
MISCELLANEOUS

14.1.      Investment Representations.

(a)         Each Member acknowledges that it (i) has been given full and complete access to the Company and the Manager in connection with this Agreement and the transactions contemplated hereby, (ii) has had the opportunity to review all documents relevant to its decision to enter into this Agreement, and (iii) has had the opportunity to ask questions of the Company and the Manager concerning its investment in the Company and the transactions contemplated hereby.

(b)         Each Member acknowledges that it understands that the Company Units to be acquired by it hereunder will not be registered under the Securities Act in reliance upon the exemption afforded by Section 4(2) thereof for transactions by an issuer not involving any public offering, and will not be registered or qualified under any applicable state securities laws.  Each Member represents that (i) it is acquiring such Company Units for investment only and without any view toward distribution thereof, and it will not sell or otherwise dispose of such Company Units except in accordance with the terms hereof and in compliance with the registration requirements or exemption provisions of any applicable state securities laws, (ii) its economic circumstances are such that it is able to bear all risks of the investment in the Company Units for an indefinite period of time including the risk of a complete loss of its investment in the Company Units and (iii) it has knowledge and experience in financial and business matters sufficient to evaluate the risks of investment in the Company Units.  Each Member further acknowledges and represents that it has made its own independent investigation of the Company and the business conducted and proposed to be conducted by the Company, and that any information relating thereto furnished to the Member was supplied by or on behalf of the Company.

14.2.      Entire Agreement.  This Agreement, together with the Annexes and Schedules hereto (and any other agreements expressly contemplated hereby or thereby), constitutes the entire agreement and understanding, and supersedes all other prior agreements and understandings, both written and oral, between Member or its Affiliates or any of them and the Company with respect to the subject matter hereof.

14.3.      Governing Law; Jurisdiction.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.  In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control to the extent necessary to eliminate such direct conflict.  Nothing in this Agreement shall require any unlawful action or inaction by any Person.

14.4.      Third Party Beneficiaries.  Subject to Section 12.1, (i) this Agreement is for the benefit solely of, and shall inure solely to the benefit of, the Members, the Manager and the Company and (ii) this Agreement is not enforceable by any Person (including any creditor of the Company or of the Members) other than the Members, the Manager and the Company.

14.5.      Expenses.  Except as may otherwise be expressly provided herein, the Manager and the Members shall pay their own expenses (including legal, accounting investment banker, broker or finders fees) incident to the negotiation and execution of this Agreement and the performance of its obligations hereunder.

14.6.      Waivers and Amendments.  This Agreement may only be amended or modified (including by merger, consolidation or otherwise), and the terms hereof may only be waived, upon the prior written approval of the Manager and the Members holding a majority of the outstanding Company Units; provided that, (a) to the extent any such amendment (or series of amendments) disproportionately affects in any materially adverse manner the rights of any Member relative to the rights of any other Member (taking into account the rights and obligations of such Member prior to giving effect to such amendment), then such amendment shall not be effective against such Member without the prior written consent of such Member and (b) prior to the issuance of Company Units, no amendment, modification or waiver shall be made without the prior written approval of the Manager and the Representative (as defined in the Contribution Agreement).  Except where a specific period for action or inaction is provided herein, no failure on the part of the Manager or a Member to exercise, and no delay on the part of the Manager or a Member in exercising, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of the Manager or a Member of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.7.      Notices.  All notices, requests, demands, and other communications required or permitted to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given by certified or registered mail, postage prepaid, or, delivered by hand or by nationally recognized air courier service, directed to the address of such Person set forth below:

if to the Company or the Manager, to:

  Marco LP Units, LLC
  225 West Washington Street
  Indianapolis, Indiana 46204
Attention:	James M. Barkley
Facsimile:	317.685.7377

with a copy (which copy shall not constitute notice) to:

Fried, Frank, Harris, Shriver and Jacobson LLP
One New York Plaza
New York, New York 10004
Tel: 212.859.8980
Attention:	Peter S. Golden
John E. Sorkin
Facsimile:	212.859.4000

if to any Member, to such Member at the address set forth on Schedule I hereto:

with a copy (which copy shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:	Jeffrey D. Marell
Robert B. Schumer
Facsimile:	212.757.3990

Any such notice shall become effective when received (or receipt is refused) by the addressee, provided that any notice or communication that is received (or refused) other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient.  From time to time, any Person may designate a new address for purposes of notice hereunder by notice to such effect to the other Persons identified above.

14.8.      Counterparts; Facsimile Signatures.

(a)         This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.  It shall not be necessary for any counterpart to bear the signature of all parties hereto.

(b)         This Agreement and any amendments hereto, to the extent signed and delivered by facsimile or other electronic means, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No signatory to this Agreement shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such Person forever waives any such defense.

14.9.      Successors and Assigns.  Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of Members and the Company and their respective Successors and Assignees.

14.10.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (i) if such provision is prohibited or unenforceable in such jurisdiction only as to a particular Person or Persons and/or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons and/or under such particular circumstance or circumstances, as the case may be; (ii) without limitation of clause (i), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and (iii) without limitation of clauses (i) or (ii), such ineffectiveness shall not invalidate any of the remaining provisions of this Agreement.  Without limitation of the preceding sentence, it is the intent of the parties to this Agreement that in the event that in any court proceeding, such court determines that any provision of this Agreement is prohibited or unenforceable in any jurisdiction (because of the duration or scope (geographic or otherwise) of such provision, or for any other reason) such court shall have the power to, and shall, (x) modify such provision (including without limitation, to the extent applicable, by limiting the duration or scope of such provision and/or the Persons against whom, and/or the circumstances under which, such provision shall be effective in such jurisdiction) for purposes of such proceeding to the minimum extent necessary so that such provision, as so modified, may then be enforced in such proceeding and (y) enforce such provision, as so modified pursuant to clause (x), in such proceeding.  Nothing in this Section 14.10 is intended to, or shall, limit (1) the ability of any party to this Agreement to appeal any court ruling or the effect of any favorable ruling on appeal or (2) the intended effect of Section 14.4.

14.11.    Submission to Jurisdiction; Waivers.  Each of the Company, the Manager and each of the Members hereby irrevocably and unconditionally:

(a)         (i) agrees that any suit, action or proceeding against it or any of its Affiliates arising out of or relating to or in connection with this Agreement shall be instituted solely in the Chancery Court of the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Federal courts of the United States located in the State of Delaware, (ii) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it, and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law;

(b)         agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 14.11(a) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address for notices pursuant to Section 14.7 (with copies to such other Persons as specified therein), such service to become effective thirty (30) days after such mailing, provided that nothing contained in this Section 14.11(b) shall affect the right of any party to serve process in any other manner permitted by Law;

(c)         (i) waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court specified in Section 14.11(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (iii) agrees not to plead or claim either of the foregoing; and

(d)         WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

14.12.    Termination of Agreement.  If the Contribution Agreement is terminated in accordance with its terms, this Agreement shall be deemed terminated and of no further force or effect without any liability to any Member or the Manager.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MANAGER:

LP UNITS MANAGER, LLC

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written, and by such execution, the undersigned acknowledges that it has fully reviewed this Agreement.

MEMBERS:

LIGHTSTONE VALUE PLUS REIT, L.P.

By:
Name:
Title:

PRO-DFJV HOLDINGS LLC

By:
Name:
Title:

LIGHTSTONE HOLDINGS, LLC

By:
Name:
Title:

LIGHTSTONE PRIME, LLC

By:
Name:
Title:

BRM, LLC

By:
Name:
Title:

LIGHTSTONE REAL PROPERTY VENTURES LIMITED LIABILITY COMPANY

By:
Name:
Title:

PR LIGHTSTONE MANAGER, LLC

By:
Name:
Title:

ANNEX A

Certain Definitions

As used in the Agreement, the following terms have the following meanings (terms defined in the singular to include the plural and vice versa and references in this Annex A to sections constitute references to sections of the Agreement unless otherwise expressly indicated):

“Accountants” shall mean the independent certified public accountants of the Company.

“Act” shall have the meaning set forth in the recitals.

“Action” means any claim, action, suit, proceeding, arbitration, mediation, audit, inquiry, or other investigation by or before any Governmental Authority.

“Affiliate” shall mean, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under common control with such specified Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities, voting equity interests, or beneficial interests of the Person specified, (iii) any officer, director, general partner, managing member, trustee, employee or promoter of the Person specified or any Immediate Family Member of such officer, director, general partner, managing member, trustee, employee or promoter, (iv) any corporation, partnership, limited liability company or trust for which any Person referred to in clause (ii) or (iii) acts in that capacity, or (v) any Person who is an officer, director, general partner, managing member, trustee or holder of ten percent (10%) or more of the outstanding voting securities, voting equity interests or beneficial interests of any Person described in clauses (i) through (iv).

“Agreement” shall have the meaning set forth in the preamble.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City and Indianapolis, Indiana are open for the general transaction of business.

“Capital Account” shall have the meaning set forth in Section 5.3(a).

“Certificate” shall have the meaning set forth in the recitals.

“Closing” shall mean the closing of the transactions contemplated by the Contribution Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Units” shall have the meaning set forth in Section 5.1.

“Company” shall have the meaning set forth in the preamble.

“Company Unit Exercise Notice” shall have the meaning set forth in Section 6.1(a).

E-A-1

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of December 8, 2009, by and among Parent REIT, Parent OP, Marco Capital Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent OP, Lightstone Value Plus REIT, L.P., a Delaware limited partnership, Pro-DFJV Holdings LLC, a Delaware limited liability company, Lightstone Holdings, LLC, a Delaware limited liability company, Lightstone Prime, LLC, a Delaware limited liability company, BRM, LLC, a New Jersey limited liability company, Barceloneta Holding Company, a New Jersey limited liability company, Prime Outlets Acquisition Company LLC, a Delaware limited liability company, and Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation.

“control” (including the phrases “controlled by” and “under common control with”) when used with respect to any specified Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or interests, by contract or otherwise.

“Conversion Right” shall have the meaning set forth in Section 6.1(a).

“Converted Units” shall have the meaning set forth in Section 6.1(a).

“Converting Member” shall have the meaning set forth in Section 6.1(a).

“Debt” of any Person shall mean (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (excluding trade payables arising in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, or (vi) all indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above in respect of which such Person has entered into or issued any Guarantee.

“Dissolution Event” shall mean, with respect to any specified Person, (i) in the case of a specified Person that is a partnership or limited partnership or a limited liability company, the dissolution and commencement of winding up of such partnership, limited partnership or limited liability company, and (ii) in the case of a specified Person that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter and the expiration of 90 days after the date of notice to the corporation of revocation without a reinstatement of its charter.  For the avoidance of doubt, it is understood and agreed that a statutory conversion of a Person into another form of Person does not constitute a “Dissolution Event.”

“DL Tax Matters Agreement” shall have the meaning ascribed to such term in the Contribution Agreement.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

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“Governmental Authority” shall mean any United States or non-United States national, federal, state, local, municipal or provincial or international government or any political subdivision of any governmental, regulatory or administrative authority, agency or commission, or judicial or arbitral body.

“Guarantee” shall mean, with respect to any particular indebtedness or other obligation, (i) any direct or indirect guarantee thereof by a Person other than the obligor with respect to such indebtedness or other obligation or any transaction or arrangement intended to have the effect of directly or indirectly guaranteeing such indebtedness or other obligation, including without limitation any agreement by a Person other than the obligor with respect to such indebtedness or other obligation (A) to pay or purchase such indebtedness or other obligation or to advance or supply funds for the payment or purchase of such indebtedness or other obligation, (B) to purchase, sell or lease (as lessee or lessor) property of, to purchase or sell services from or to, to supply funds to or in any other manner invest in, the obligor with respect to such indebtedness or other obligation (including any agreement to pay for property or services of the obligor irrespective of whether such property is received or such services are rendered), primarily for the purpose of enabling the obligor to make payment of such indebtedness or other obligation or to assure the holder or other obligee of such indebtedness or other obligation against loss, or (C) otherwise to assure the obligee of such indebtedness or other obligation against loss with respect thereto, or (ii) any grant (or agreement in favor of the obligee of such indebtedness or other obligation to grant such obligee, under any circumstances) by a Person other than the obligor with respect to such indebtedness or other obligation of a security interest in, or other lien on, any property or other interest of such Person, whether or not such other Person has not assumed or become liable for the payment of such indebtedness or other obligation.

“Immediate Family Member” shall mean, with respect to any individual, his or her spouse, parents, parents-in-law, grandparents, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, children (whether natural or adopted), children-in-law, stepchildren, grandchildren and grandchildren-in-law.

“Insolvency Event” shall mean, with respect to any specified Person, the occurrence of any of the following events:

(1)           the specified Person makes an assignment for the benefit of creditors;

(2)           the specified Person files a voluntary petition for relief in any Insolvency Proceeding;

(3)           the specified Person is adjudged bankrupt or insolvent or there is entered against the specified Person an order for relief in any Insolvency Proceeding;

(4)           the specified Person files a petition or answer seeking for the specified Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(5)           the specified Person seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of the specified Person or of all or any substantial part of the specified Person’s properties;

E-A-3

(6)           the specified Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the specified Person in any proceeding described in clauses (1) through (5);

(7)           the specified Person becomes unable to pay its obligations as they become due, or the sum of such specified Person's debts is greater than all of such Person’s property, at a fair valuation; or

(8)           within 90 days of any proceeding against the specified Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law if the proceeding has not been dismissed, or within 90 days after the appointment of a trustee, receiver or liquidator for the specified Person or all or any substantial part of the specified Person’s properties without the specified Person’s agreement or acquiescence, which appointment is not vacated or stayed, or if the appointment is stayed, for 90 days after the expiration of the stay if the appointment is not vacated.

“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. §§101, et seq.) or any proceeding under the statues, laws or regulations of any jurisdiction involving any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief.

“Institutional Lender” shall mean a commercial bank or trust company, a savings and loan association or an insurance company.

“Law” means any statute, law, ordinance, code, regulation, rule, or other requirement of any Governmental Authority.

“Lien” shall mean any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, restrictions, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.

“Liabilities” shall mean any Debt, liability, obligation of any kind or nature (whether accrued or fixed, absolute or contingent or matured or unmatured), loss, damage, cost or expense, including reasonable attorneys’ fees and expenses and disbursements, including those arising under any Law, Action or Order and those arising under any contract.

“Lightstone REIT” shall mean Lightstone Value Plus REIT, L.P.

“LVP OP” shall mean Lightstone Value Plus REIT, L.P., a Delaware limited partnership.

“LVP OP Tax Matters Agreement” shall have the meaning ascribed to such term in the Contribution Agreement.

“Manager” shall have the meaning set forth in the preamble.

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“Member” shall have the meaning set forth in the preamble.  For the avoidance of any doubt, the Manager shall not be deemed a “Member” for any purpose under this Agreement.

“Order” means any decision, judgment, order, writ, injunction, decree, award or determination of any Governmental Authority.

“Parent OP” means Simon Property Group, L.P., a Delaware limited partnership.

“Parent OP Agreement” means the Eighth Amended and Restated Limited Partnership Agreement of the Parent OP, as amended, modified, supplemented or restated from time to time.

“Parent OP General Partner” means Simon Property Group, Inc., a Delaware corporation.

“Parent OP Units” shall mean (i) the interests in the Parent OP contributed to the Company pursuant to the Contribution Agreement which entitle the Company to allocations and distributions from Parent OP, and the rights of management, consent, approval, or participation, if any, as provided in the Parent OP Agreement and (ii) any interests in Parent OP issued in respect of a dividend or distribution on (i).

“Parent REIT” means Simon Property Group, Inc., a Delaware corporation.

“Parent REIT Shares” means the shares of Common Stock, par value $0.0001 per share, of the Parent REIT.

“Percentage Interest” means, in the case of any Member, such Member’s portion of all outstanding Company Units, expressed as a percentage, and adjusted from time to time in accordance with this Agreement.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

“Pledge” shall mean granting of a Lien on any Company Unit.

“Pro-DFJV” shall mean Pro-DFJV Holdings LLC, a Delaware limited liability company.

“Redeemed Units” shall have the meaning set forth in Section 6.2(a).

“Redemption Consideration” shall have the meaning set forth in Section 6.2(b).

“Redemption Notice” shall have the meaning set forth in Section 6.2(a).

“Redemption Right” shall have the meaning set forth in Section 6.2(a).

“Redemption Settlement Date” shall have the meaning set forth in Section 6.2(c).

“Required Distribution” shall mean any such securities, dividends or distributions described in subsection (i), (ii) or (iii) of Section 7.3.

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“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” shall mean, with respect to any specified Person, each of (i) any other Person not less than a majority of the overall economic equity in which is owned, directly or indirectly through one of more intermediaries, by such specified Person, and (ii) without limitation of clause (i), any other Person who or which, directly or indirectly through one or more intermediaries, is Controlled by such specified Person (it being understood with respect to each of clauses (i) and (ii) that a pledge for collateral security purposes of an equity interest in a Person shall not be deemed to affect the ownership of such equity interest by the pledgor or the Control of such Person so long as such pledgor continues to be entitled, in all material respects, to all the voting power and all the income with respect to such equity interest).

“Successor” shall mean, with respect to a Member, any future Member which is a direct or indirect transferee of the Company Units of such Member.

“Tax Matters Member” shall have the meaning set forth in Section 7.5

“Transfer” means any direct or indirect sale, assignment, alienation, gift, exchange, conveyance, transfer, pledge, encumbrance, hypothecation, granting of a security interest or other disposition or attempted disposition whatsoever, whether voluntary or involuntary of a Member’s Company Units.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal revenue Code of 1986, as amended, and all references to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, substitute, proposed or final Treasury Regulations.

“$” shall mean lawful currency of the United States of America.

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ANNEX B

Company Unit Exercise Notice

_________, 20___

Marco LP Units, LLC
225 West Washington Street
Indianapolis, Indiana 46204
Attn:	James M. Barkley

Re:	Marco LP Units, LLC Conversion Notice

Reference is hereby made to that certain Limited Liability Company Operating Agreement of Marco LP Units, LLC (the “Company”), dated as of December [●], 2009 (the “Agreement”).  All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

This letter constitutes a “Company Unit Exercise Notice” pursuant to Section 6.1(a) of the Agreement.  The undersigned Member hereby elects to exchange ______ of its Company Units for the same number of Parent OP Units (and any securities issued by Parent OP in respect of such Parent OP Units to the extent previously retained by the Company) that such Member contributed to the Company, pursuant to the Contribution Agreement (the “Conversion”).  The Member acknowledges that upon the Conversion, the Member shall be obligated to immediately exercise its right, pursuant to Article XI of the Parent OP Agreement, to convert Parent OP Units into Parent REIT Shares or cash, at the Parent REIT’s election.  The effective date of the Conversion shall be the date hereof, and once delivered this Company Unit Exercise Notice shall be irrevocable.

Sincerely,

[MEMBER]

By:

Name:
Title:

Acknowledged and Agreed:

MARCO LP UNITS, LLC

By:
Name:
Title:

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EXHIBIT F – FORM OF EXERCISE OF NOTICE
FORM OF EXERCISE NOTICE

[Limited Partner], as of [date of exercise], hereby irrevocably (except as set forth in the Agreement referred to below) elects, pursuant to the rights granted to it in Section 11.1 of the Agreement of Limited Partnership of Simon Property Group, L.P. (the “Agreement”) to convert of its Partnership units (as such term is defined in the Agreement) into shares of common stock of Simon Property Group, Inc. or cash, as selected by Simon Property Group, Inc.

Limited Partner:

By:

(Printed Name)

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ANNEX C

Redemption Notice

_________, 20__

[MEMBER]

Attn:

Re:	Marco LP Units, LLC Redemption Notice

Reference is hereby made to that certain Limited Liability Company Operating Agreement of Marco LP Units, LLC (the “Company”), dated as of December [●], 2009 (the “Agreement”).  All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

This letter constitutes a “Redemption Notice” pursuant to Section 6.2(a) of the Agreement.  The Company hereby elects to redeem all of your Company Units in exchange for the Parent OP Units held by the Company, which you contributed to the Company (and any securities issued by Parent OP in respect of such Parent OP Units, to the extent previously retained by the Company), pursuant to the Contribution Agreement (the “Redemption”).  The Company acknowledges that upon the Redemption, the Manager shall effect the exchange of the Company Units for Parent OP Units, pursuant to Section 6.2 of the Agreement.

Sincerely,

LP UNITS MANAGER, LLC

By:
Name:
Title:

Acknowledged and Agreed:

[MEMBER]

By:
Name:
Title:

E-C-1

SCHEDULE I

Members

Name and Address	Common Units	Parent OP Units	Property With Respect to Which the Parent Units Have Been Issued	Capital Account Balance as of [●], 2010

E-S-1

EXHIBIT F

FORM OF TAX MATTERS AGREEMENT

TMA for LVP Parties

EXHIBIT G

FORM OF TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”), dated as of __________________, is made by and among Simon Property Group, Inc., a Delaware corporation (“Parent REIT”), Simon Property Group, L.P., a Delaware limited partnership (“Parent OP”), Marco LP Units, LLC, a Delaware limited liability company (“New Company”), Prime Outlets Acquisition Company LLC, a Delaware limited liability company (the “Company”), Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation (“LVP REIT”), Lightstone Value Plus REIT, L.P., a Delaware limited partnership (“LVP OP”), and Pro-DFJV Holdings LLC, a Delaware limited liability company (“Pro-DFJV”), and solely for purposes of Section 14, Lightstone Prime, LLC, a Delaware limited liability company (“Lightstone”), Lightstone Holdings, LLC, a Delaware limited liability company (“Holdings”), BRM, LLC, a New Jersey limited liability company (“BRM”), Lightstone Real Property Ventures Limited Liability Company, a New Jersey limited liability company (“LRPV”), and David Lichtenstein, an individual with an address at 1985 Cedar Bridge Avenue, Lakewood, New Jersey (“Lichtenstein”).

WHEREAS, pursuant to the Contribution Agreement, dated as of the date hereof by and among Parent REIT, Parent OP, Marco Capital Acquisition, LLC, a Delaware limited liability company, Holdings, Lightstone, BRM, and LRPV, the Company, LVP REIT, LVP OP, and Pro-DFJV (the “Contribution Agreement”), Holdings, Lightstone, BRM, LRPV, LVP, and Pro-DFJV have agreed to contribute all of the outstanding membership interests in the Company, and membership interests in each of Ewell Holdings, LLC, a Delaware limited liability company, Mill Run, L.L.C., a New Jersey limited liability company, and PR Barceloneta LLC, a New Jersey limited liability company, to Parent OP (the “Contributions”);

WHEREAS, it is intended that the Contributions will be treated as tax-free contributions of property to Parent OP under Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Parties desire to set forth their rights and responsibilities with respect to certain tax matters arising in connection with the Contributions.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.  All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Contribution Agreement.

“Adjusted Spreadsheet” shall have the meaning set forth in Section 7.

“Allocable Share” shall mean, with respect to a given LVP Party, such Person’s economic interest in New Company, expressed as a percentage, as set forth on Schedule D.

“Applicable Spreadsheet” shall mean the Preliminary Spreadsheet, the Adjusted Spreadsheet or the Final Spreadsheet, as applicable.

“BRM” shall have the meaning set forth in the recitals.

“Built-In Gain” shall mean gain allocable under Section 704(c) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(4)(i) to the LVP Parties (or their Indirect Owners) with respect to the Properties, taking into account any special inside basis of the LVP Parties (or their Indirect Owners) under Section 743(b) of the Code with respect to the Properties.  Such Built-In Gain shall be the amount determined on the Applicable Spreadsheet and thereafter shall be adjusted from time to time pursuant to the principles set forth in the Code and the Regulations thereunder.  Built-In Gain shall be reduced by any Built-In Gain that is recognized for federal income tax purposes prior to or during the Protected Period.

“Capital Account” shall have the meaning set forth in the OP Agreement.

“Capital Contribution Agreements” shall have the meaning set forth in Section 4(d).

“Capital Contribution Obligations” shall have the meaning set forth in Section 4(d).

“CMBS Debt” shall mean the indebtedness of the Company and its Subsidiaries set forth on Schedule C (the “Original CMBS Debt”) and any indebtedness incurred in replacement thereof in whole or in part that (i) is secured only by one or more of the Properties and (ii) qualifies as both a “nonrecourse liability” for purposes of Treasury Regulations Section 1.752-1(a)(2) and “qualified nonrecourse financing” for purposes of Section 465(b)(6) of the Code.

“Code” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the recitals.

“Contribution Agreement” shall have the meaning set forth in the recitals.

“Contributions” shall have the meaning set forth in the recitals.

“Dispute Firm” shall have the meaning set forth in Section 6(c).

“Distributable Amount” means (a) the sum of the Special Distribution Amount plus (b) the amount described in Section 2.6(b) of the Contribution Agreement plus (c) the amount described in Section 2.3(e)(i) of the Contribution Agreement.

“Final Spreadsheet” shall have the meaning set forth in Section 7.

“General Partner” shall mean the general partner of Parent OP.

“Guaranties” shall mean the guaranties of collection by the LVP Parties in respect of the Section 15.28 Loan executed as of the Closing Date, which are substantially in the form attached as Exhibit B.

“Holdings” shall have the meaning set forth in the recitals.

“Indirect Owner” means, in the case of a LVP Party that is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any Person owning an equity interest in such LVP Party and, in the case of any Indirect Owner that itself is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any Person owning an equity interest in such entity.

“Lichtenstein” shall have the meaning set forth in the recitals.

"Lichtenstein Parties" shall mean Lightstone Holdings, BRM, Lichtenstein, and LRPV.

“LVP Guaranty Failure” shall have the meaning set fort in Section 4(e).

“Lightstone” shall have the meaning set forth in the recitals.

“LVP REIT” shall have the meaning set forth in the recitals.

“LVP Parties” shall mean LVP and Pro-DFJV.

“New Company” shall have the meaning set forth in the recitals.

“New Company Agreement” shall mean the limited liability company operating agreement of New Company, dated as of the date hereof.

“Non-Parent TPA Obligations” shall have the meaning set forth in Section 14.

“OP Agreement” shall mean the Eighth Amended and Restated Agreement of Limited Partnership of Parent OP, dated as of May 8. 2008, as it may be amended.

“Original CMBS Debt” shall have the meaning set forth the in the definition of CMBS Debt.

“Parent OP” shall have the meaning set forth in the recitals.

“Parent OP Debt” shall mean debt that is (i) indebtedness for U.S. federal tax purposes, (ii) either (x) indebtedness of Parent OP or (y) indebtedness of an entity that is disregarded as an entity separate from Parent OP for U.S. federal income tax purposes for which Parent OP has provided a full recourse guaranty of payment in respect of the entire principal amount, and (iii) not required to be registered at any time with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

“Parent REIT” shall have the meaning set forth in the recitals.

“Permitted Transfer” shall have the meaning set forth in Section 2(b).

“Preliminary Spreadsheet” shall have the meaning set forth in Section 7.

“Pro-DFJV” shall have the meaning set forth in the recitals.

“Properties” shall mean the properties transferred directly or indirectly by LVP and Pro-DFJV pursuant to the Contributions, or any entity in which Parent OP or any of its Subsidiaries subsequently holds a direct or indirect interest as “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to any of the Properties.

“Property” shall mean any one of the Properties.

“Protected Period” shall mean the period of time beginning on the Closing Date and ending on the date set forth on Schedule B in respect of each Property.

“Refinancing” shall mean debt that is (i) allocable under the rules of Treasury Regulations Section 1.163-8T to payments discharging the Section 15.28 Loan or an earlier Refinancing and (ii) that is owed by Parent OP (or an entity that is disregarded as an entity separate from Parent OP for U.S. federal income tax purposes) to a Person that is not related to any partner of Parent OP for purposes of Treasury Regulations Section 1.752-4(b).

“Refinancing Guaranty” shall have the meaning set forth in Section 4(b).

“Representative” shall mean Lightstone, acting as agent on behalf of each LVP Party, in its capacity as representative of the LVP Parties.

“Restricted Transfer” means any transaction or series of transactions involving the sale, conveyance, exchange, or other transfer of more than 50% of Parent OP’s gross assets, whether in a single transaction or a series of transactions, other than a  transaction entailing a transfer (i) to a Subsidiary of Parent OP, (ii) to a Person other than a Subsidiary of Parent OP for consideration having a fair market value approximately equal to that of the transferred assets, or (iii) in a transaction pursuant to which the full amount of the LVP Parties’ Built-In Gain is recognized, resulting in Parent OP making payment in full to the LVP Parties to the extent required hereunder.

“Section 15.28 Loan” shall mean the loan to Parent OP to be made in connection with the Closing pursuant to Section 15.28 of the Credit Agreement dated December 8, 2009 by and among Parent OP, the lenders party thereto, and JP Morgan Chase Bank, N.A., as administrative agent or any Alternate Financing.

“Section 752 Gain” shall mean without duplication (x) gain recognized under Section 731(a)(1) of the Code because of a deemed distribution under Section 752(b) of the Code or (y) gain recognized under Section 465(e) of the Code, in either case as a result of a reduction of the amount of liabilities allocable to the LVP Parties for purposes of Section 752 of the Code (including liabilities allocable to the LVP Parties with respect to their interests in New Company).

“Taking” shall have the meaning set forth in Section 2(b).

“Taxable Disposition” shall have the meaning set forth in Section 2(c).

“Taxable OP Unit Disposition” shall have the meaning set forth in Section 2(c).

“Taxable Property Disposition” shall have the meaning set forth in Section 2(a).

“TPAs” shall have the meaning set forth in Section 14.

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

2.           Restrictions on Dispositions of the Properties.

(a)         Subject to Section 2(b), at all times during the Protected Period, neither Parent OP nor any entity in which Parent OP holds a direct or indirect interest will consummate a sale, transfer, exchange, or other disposition of any Property (but excluding any Permitted Transfer), or engage in any other transaction, that would result in the recognition of all or any portion of the Built-In Gain by a LVP Party or its Indirect Owner(s) (a “Taxable Property Disposition”).

(b)         Section 2(a) shall not apply to (i) the condemnation or other taking of any Property by a governmental entity or authority in an eminent domain proceeding or otherwise (such event, a “Taking”), or (ii) a transfer of any of the Properties in an involuntary bankruptcy against Parent OP or any entity in which Parent OP holds a direct or indirect interest in any of the Properties (each, a “Permitted Transfer”); provided, however, that in the event that a Taking occurs with respect to a Property, Parent OP and Parent REIT shall use their commercially reasonable efforts to avoid recognition of gain with respect to such Taking by acquiring appropriate replacement property and making any required elections in accordance with Section 1033(a)(2) of the Code and the Regulations promulgated thereunder; provided, however, nothing herein shall be deemed to require that Parent OP, Parent REIT or the General Partner take any action to avoid or prevent a Permitted Transfer.

(c)         At all times that the LVP Parties hold direct or indirect interests in Parent OP, and so long as Parent OP or an Affiliate of Parent OP is the Manager, Manager shall not cause New Company to (and New Company shall not) consummate a sale, transfer, exchange, or other disposition of any Parent OP Common Units, or engage in any other transaction that would result in the recognition of all or any portion of the Built-In Gain by a LVP Party or its Indirect Owner(s) (a “Taxable OP Unit Disposition”, and together with a Taxable Property Disposition, a “Taxable Disposition”).

(d)         For the avoidance of doubt, a Taxable Disposition shall not include a sale, transfer, exchange, or other disposition of any New Company Units or Parent OP Common Units (including following a pledge of New Company Units or Parent OP Common Units) by a LVP Party (or an Indirect Owner) or any Affiliate thereof.

3.           Obligation to Maintain and Allocate Certain Debt.

(a)         Parent OP shall maintain the Section 15.28 Loan or the Refinancing with an outstanding principal balance of no less than the Distributable Amount until the fourth anniversary of the Closing Date, and shall not discharge the Section 15.28 Loan (other than through a Refinancing) or the Refinancing prior to such anniversary.

(b)         Parent OP, directly or indirectly, shall maintain the CMBS Debt at all times through the scheduled maturity dates listed on Schedule C, in the principal amounts set forth on Schedule C, as adjusted for regularly scheduled principal payments.

(c)         At all times up to and including the scheduled maturity of the Original CMBS Debt, Parent OP shall allocate “excess nonrecourse liabilities” (as described in Treasury Regulations Section 1.752-3(a)(3)) in respect of each Property subject to the CMBS Debt to each LVP Party (through its interest in New Company) up to the amount of such Person’s Allocable Share of the Built-In Gain with respect to each such Property, after taking into allocations described in Treasury Regulations Sections 1.752-3(a)(1) and 1.752-3(a)(2).

(d)         The CMBS Debt shall be allocated among the Properties in accordance with Treasury Regulations Section 1.752-3(b).  The allocation of the CMBS Debt among the Properties as of the Closing Date shall be set forth on Schedule F.

(e)         All tax returns filed by Parent OP shall report the outstanding principal amount of the Section 15.28 Loan and any Refinancing as a recourse liability allocable solely to the LVP Parties (through their interests in New Company) to the extent of the Guaranties or Refinancing Guaranties for purposes of Section 752 of the Code, except as required by a change in law or a determination under Section 1313 of the Code with respect to a LVP Party after the date hereof.

(f)         For federal, state and local tax purposes, the Section 15.28 Loan and any Refinancing with respect to which the LVP Parties provide Refinancing Guaranties shall be Parent OP Debt that satisfies the requirements for treatment as a “nonrecourse liability” for purposes of Treasury Regulations Section 1.752-1(a)(2), and would not constitute “partner nonrecourse debt” or a “partner nonrecourse liability” within the meaning of Treasury Regulations Section 1.704-2(b)(4) in the absence of any Guaranty or Refinancing Guaranty. For avoidance of doubt, any “significant modification” (within the meaning of Treasury Regulations Section 1.1001-3(e)) of the Section 15.28 Loan or a Refinancing occurring as a result of actions by Parent OP or any of its Affiliates shall itself be treated as the incurrence of new indebtedness for purposes of this Agreement and must satisfy the requirements set forth in the previous sentence.

4.           Guaranties; Capital Contribution Obligations.

(a)         At all times up to and including the maturity of the Section 15.28 Loan, Parent OP shall permit each LVP Party to maintain a Guaranty in an amount at least equal to such Person’s Allocable Share of the Distributable Amount, as determined from time to time.

(b)         Each LVP Party shall be given the opportunity to provide a guaranty of collection with respect to any Refinancing that is substantially identical to the Guaranty in all respects including the amount of the guaranty (the “Refinancing Guaranty”) contemporaneously with the consummation of each such Refinancing, and shall be permitted to maintain such Refinancing Guaranty at all times up to and including the maturity of each Refinancing in an amount at least equal to such LVP Party’s Allocable Share of Distributable Amount; provided, that Parent OP shall have no obligation to offer the LVP Parties the opportunity to provide Refinancing Guaranties with respect to any Refinancing consummated after the fourth anniversary of the Closing Date; provided further, at any time after the fourth anniversary of the Closing Date, Parent OP shall be permitted to repay or satisfy, in whole or in part, modify or otherwise take any actions with respect to the 15.28 Loan or any Refinancing without limitation.

(c)         Parent REIT shall not be an obligor with respect to the Section 15.28 Loan or any Refinancing with respect to which the LVP Parties provide Refinancing Guaranties.

(d)         At all times that the LVP Parties hold direct or indirect interests in Parent OP (other than through the ownership of stock of Parent REIT), Parent OP shall offer the LVP Parties the opportunity to enter into capital contribution agreements substantially in the form of Exhibit A (the “Capital Contribution Agreements”), pursuant to which the LVP Parties shall have capital contribution obligations in respect of indebtedness of Parent OP that would qualify as “nonrecourse liabilities” for purposes of Treasury Regulations Section 1.752-1(a)(2) in the absence of such agreements (the “Capital Contribution Obligations”).  The LVP Parties shall designate the initial amounts of the Capital Contribution Obligations on the Closing Date on Schedule E, and such amounts shall be increased from time to time pursuant to the terms of the Capital Contribution Agreements.1  Parent OP shall maintain sufficient amounts of indebtedness described in the first sentence of this paragraph in order to support the Capital Contribution Obligations, taking into account any other similar obligations of other direct or indirect owners of Parent OP, at all times that the LVP Parties hold direct or indirect interests in Parent OP.

(e)         If a LVP Party declines to execute a Refinancing Guaranty that Parent OP tenders to such LVP Party (a “LVP Guaranty Failure”), the loan to which such guaranty opportunity relates, and any refinancing of such loan, shall no longer be subject to the provisions of this Section 4 and, accordingly, Parent OP shall not be required at any point in the future to offer such LVP Party an opportunity to guaranty such Refinancing or any loan that refinances such Refinancing.

5.           Section 704(c) Method.  Parent OP and any other entity in which Parent OP has a direct or indirect interest shall use, to the extent permitted under the Code, the “traditional method” (without “curative allocations”) under Treasury Regulations Section 1.704-3(b) for purposes of making allocations under Code Section 704(c) with respect to each Property to take into account the book-tax disparities as of the Closing Date and with respect to any revaluation of such Property pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g), and 1.704-3(a)(6).

1
Capital Contribution Agreements to provide that the amount of the Capital Contribution Obligations will be increased as of (i) the fourth anniversary of the Closing, or, if later, the expiration of the Refinancing Guaranties and (ii) the repayment of the CMBS Debt.

6.           Indemnification.

(a)

(i)           In the event that Parent OP or New Company breaches its obligations under Section 2, Parent OP and Parent REIT shall indemnify and hold harmless each LVP Party from and against, and Parent OP and Parent REIT shall  be jointly and severally liable to each LVP Party for (x) the amount of Taxes deemed incurred by such LVP Party with respect to such LVP Party’s Allocable Share of the Built-In Gain that is recognized as a result of such Taxable Disposition and (y) a “gross-up” amount so that, after the hypothetical payment by such LVP Party of all Taxes on amounts received pursuant to this Section 6(a)(i), such LVP Party would retain from such payments hereunder an amount equal to its total deemed income tax liability incurred as a result of the Taxable Disposition and recognition of Built-In Gain.

(ii)          In the event that Parent OP breaches its obligations under Section 3 or Section 4, Parent OP and Parent REIT shall indemnify and hold harmless each LVP Party from and against, and Parent OP and Parent REIT shall be jointly and severally liable to each LVP Party for (x) the amount of Taxes deemed incurred by such LVP Party with respect to the Section 752 Gain or other gain recognized by such LVP Party as a result of such breach and (y) a “gross-up” amount so that, after the hypothetical payment by such LVP Party of all Taxes on amounts received pursuant to this Section 6(a)(ii), such LVP Party would retain from such payments hereunder an amount equal to its total deemed income tax liability incurred as a result of such breach and its recognition of Section 752 Gain or other gain.

(iii)         In the event that Parent OP breaches its obligations under Section 5, Parent OP and the REIT shall indemnify and hold harmless each LVP Party from and against, and Parent OP and the REIT shall be jointly and severally liable to each LVP Party for (x) the amount of Taxes deemed incurred by such LVP Party as a result of, or in connection with, such breach (taking into account all Taxes imposed with respect to items allocated to the LVP Party as a result of allocations not permitted by Section 5) and (y) a “gross-up” amount so that, after the hypothetical payment by such LVP Party of all Taxes on amounts received pursuant to this Section 6(a)(iii), such LVP Party would retain from such payments hereunder an amount equal to its total deemed income tax liability incurred as a result of such breach.

(b)         Notwithstanding anything herein to the contrary, it is the understanding and the intention of the parties hereto that Parent OP and Parent REIT shall have no liability under this Agreement as a result of (i) any actions or failure to take actions prior to the Closing, (ii) any change in Law or interpretation thereof after the date hereof, (iii) the structure and effectuation of the transactions contemplated by this Agreement, the Contribution Agreement or any other Transaction Document or (iv) any action taken by LVP OP or LVP REIT or any LVP Party (or Indirect Owner) or any Affiliate of any of the foregoing (regardless of when such action is taken).

(c)         For purposes of determining the amount of the deemed income Taxes incurred by each LVP Party and the amount of the indemnity under Section 6(a), (i) all income arising from a transaction or event that is taxable at ordinary income rates (including, without limitation, “recapture” under Code Sections 1245 or 1250 and net short-term capital gain) under the applicable provisions of the Code and allocable to a given LVP Party shall be treated as subject to federal, state and local income tax at the then applicable effective tax rate imposed on the income of corporations doing business in New Jersey, determined using the maximum federal rate of tax on ordinary income and the maximum state and local rates of tax on income then in effect in New Jersey and (ii) the benefits of the deductibility of state and local income taxes shall be taken into account.

7.           Determination of Built-In Gain.  Prior to Closing, the LVP Parties shall provide to Parent OP, on Schedule A, a spreadsheet (the “Preliminary Spreadsheet”) showing their good faith estimate of the amount of Built-In Gain with respect to the Properties as of the Closing Dating.  Promptly following the determination of the Actual Adjustment, the LVP Parties and Parent OP shall jointly prepare a spreadsheet showing the amount of the Built-In Gain with respect to the Properties as of the Closing Date, prepared on a basis consistent with the Preliminary Spreadsheet and updated to reflect the Actual Adjustment (the “Adjusted Spreadsheet”). Promptly following the disbursement of all amounts from the Escrow Account, the LVP Parties and Parent OP shall jointly prepare a spreadsheet showing the amount of the Built-In Gain with respect to the Properties as of the Closing Date, prepared on a basis consistent with the Adjusted Spreadsheet and updated to reflect the settlement of the Escrow (the “Final Spreadsheet”).

8.           Cooperation Regarding Post-Closing Tax Matters.  The LVP Parties agree to, and agree to cause their Affiliates to, cooperate and to provide such information and assistance as may be reasonably requested by Parent OP in connection with any tax reporting or compliance obligations of Parent OP or its Affiliates or any obligations of Parent OP under this Agreement.  Such cooperation shall include the provision of information required for Parent OP to properly prepare and file any U.S. federal or state tax returns or reports relating to the transactions contemplated in the Contribution Agreement or the Properties and any information reasonably relevant to the determination of any potential liability of Parent OP under Section 6.

9.           Reporting.

(a)         For Federal, state and local income tax purposes, the Contributions and the distribution of the Distributable Amount shall be reported by all parties hereto as follows:

(i)           The Contributions shall be treated as nontaxable contributions in exchange for Parent OP Common Units under Section 721(a) of the Code.

(ii)          The distribution of the Distributable Amount from the proceeds of the Section 15.28 Loan shall be treated as a nontaxable distribution to a partner pursuant to Section 731 of the Code and Treasury Regulations Section 1.707-5(b), without separate disclosure pursuant to Section 6662(d)(2)(B)(ii) or any other provision of the Code or Treasury Regulations or similar provisions of state and local law, except as required by a change in law after the date hereof; provided that, upon a reasonable request from Parent OP or its accountant, the LVP Parties shall provide (at Parent OP’s expense) to Parent OP, at the LVP Parties’ election, either (i) a letter from a nationally recognized accounting firm or law firm with expertise in U.S. federal income taxation of partnerships addressed to Parent OP or its accountant or (ii) an opinion letter from such a firm, which shall provide that Parent OP or its accountant is entitled to rely on it, in each case providing the required level of comfort to Parent OP or its accountant in order to sign the return or returns.

(iii)         Pursuant to Notice 89-35, 1989-1 C.B. 675, for purposes of applying the interest-tracing rules of Treasury Regulations Section 1.163-8T, the Company shall treat the distribution of the Distributable Amount as being made from the proceeds of the Section 15.28 Loan.

10.         No Limitations After Expiration of Term of the Agreement; Sole and Exclusive Remedy; No Representations or Warranties; Limitation on Rights.

(a)         After the expiration of the Protected Period with respect to any Property, (i) the restriction set forth in Section 2 with respect to such Property shall be of no force and effect, (ii) neither Parent OP nor the General Partner shall be under any restriction or limitation as to the actions it can take with respect to such Property, whether by reason of fiduciary duty or otherwise, regardless of the tax consequences that such action (or any failure to act) might have for the LVP Parties, and (iii) the Parent OP and the General Partner shall have no duty to consider the tax consequences to LVP Parties of any action (or failure to act) with respect to such Property.

(b)         The sole and exclusive remedy of LVP Parties against Parent OP and the General Partner and any affiliates thereof with respect to any breach or alleged or prospective breach of the covenants set forth in Sections 2, 3 or 4 shall be to receive the payment from the Parent OP provided in Section 6 hereof, it being intended by the parties that in no event shall any LVP Party have any right to specific performance or equitable relief with respect to any obligation of Parent OP under this Agreement or with respect to the breach of Section 2 any right to money damages of any nature, consequential or otherwise, for any breach under this Agreement, except for the specific payment provided for in Section 6(a) hereof.

(c)         Each of the LVP Parties acknowledges and agrees that none of the Parent OP, General Partner, any Affiliate of Parent OP or Parent REIT, or any employee or officer of any of the foregoing has made or hereby makes any representation or warranty to any LVP Party regarding the federal income tax treatment of Parent OP (other than to the extent set forth in the Contribution Agreement) or the federal income tax consequences of any of the transactions contemplated by the Contribution Agreement, including whether or not the transfer of the Properties to Parent OP as contemplated under the Contribution Agreement will be effective to avoid the recognition by any taxpayer of all or any portion of the gain that otherwise would be required to be recognized for federal income tax purposes upon a fully taxable disposition of the Properties, and in that event the LVP Parties shall bear the cost of all income taxes associated therewith. Each LVP Party further acknowledges and agrees that the transactions contemplated by the Contribution Agreement shall be treated as having occurred outside of this Agreement and, accordingly, are not intended to be, and shall not be, covered by this Agreement.

11.         Provision of Information to the LVP Parties.

(a)         At the time Parent OP and any entity in which Parent OP holds a direct or indirect interest enters into an agreement to consummate a Taxable Disposition that, if consummated, would result in the recognition by the LVP Parties of all or any portion of their Built-In Gain, and in any case not less than thirty (30) days prior to consummating such Taxable Disposition, Parent OP shall notify Representative in writing of such proposed Taxable Disposition and all details of the Taxable Disposition that are relevant to the calculation of the indemnities set forth herein including, but not limited to (i) the Property, or portion thereof disposed of, (ii) the amount and nature of the consideration to be received, and (iii) the expected amount of gain (including Built-In Gain) allocable to the LVP Parties (or their Indirect Owners, if applicable) as a result of such Taxable Disposition.  The failure to provide any such written notice shall not affect the amount, if any, of Parent OP’s indemnification obligation.

(b)         At the time Parent OP and any entity in which Parent OP holds a direct or indirect interest enters into an agreement to consummate a transaction that, if consummated, would result in the recognition by the LVP Parties of Section 752 Gain, and in any case not less than thirty (30) days prior to consummating such transaction, Parent OP shall notify Representative in writing of such proposed transaction and all details that are relevant to the calculation of the indemnities set forth herein including, but not limited to the expected amount of Section 752 Gain allocable to the LVP Parties (or their Indirect Owners, if applicable) as a result of such transaction.  The failure to provide any such written notice shall not affect the amount, if any, of Parent OP’s indemnification obligation.

(c)         Following a request by a LVP Party, Parent OP shall deliver to such LVP Party (or the direct or indirect owner of such LVP Party, if applicable) a good-faith estimate of such Person’s Capital Account and allocation of  Partnership liabilities pursuant to each of  Treasury Regulations Sections 1.752-2(a), 1.752-3(a)(1), (2), and (3).  Parent OP shall have no liability (and its indemnification obligation under this Agreement shall not be affected) if it fails to provide any such good faith estimate or if such estimate is not accurate.

12.         Contests.

(a)         Nothing in this Agreement shall be construed to prevent the General Partner from contesting in good faith, as the tax matters partner of Parent OP in accordance with the OP Agreement, any claim that, if successful, would result in an indemnity payment pursuant to Section 6.

(b)         The LVP Parties shall provide written notice to Parent OP promptly after learning of any audit or other proceeding involving a LVP Party for which Parent OP could have an indemnification obligation under Section 6 (a “Proceeding”).  Failure to provide prompt written notice of a Proceeding shall preclude any indemnity hereunder to the extent Parent OP is materially prejudiced thereby.

(i)           Upon receipt of notice of a Proceeding, Parent OP shall either (i) assume the conduct and control of the settlement or defense of such Proceeding, and the LVP Parties shall cooperate with Parent OP in connection therewith (including, for example, signing a power of attorney with respect to such Proceeding) or (ii) advise the LVP Parties that it does not wish to control such Proceeding, in which case Parent OP shall bear all costs and expenses of a nationally recognized law firm retained to represent the LVP Parties in such Proceeding, which counsel shall be reasonably acceptable to Parent OP. In either event, the party not controlling the Proceeding shall be given the right to participate in such Proceeding, at its own expense. So long as Parent OP is reasonably contesting any Proceeding, the LVP Parties (or their Indirect Owners) shall not pay or settle any such Proceeding without the consent of Parent OP, which consent may be withheld in Parent OP’s sole discretion.

(ii)          Subject to Section 12(b)(iii), (a) a final determination under Section 1313 of the Code of the claim underlying the Proceeding shall be binding on Parent OP and the LVP Parties and (b) if the LVP Parties are found liable for the Taxes that were the subject of the Proceeding, and it is determined that such Taxes were caused by Parent OP’s breach of this Agreement, Parent OP shall promptly pay the LVP Parties the amount payable pursuant to Section 6 of this Agreement.

(iii)         Notwithstanding the foregoing, if either Parent OP or the LVP Parties disputes the finding with respect to causation, Parent OP shall select a nationally recognized accounting firm or law firm experienced in tax protection matters and reasonably acceptable to Representative (the “Dispute Firm”) to review the indemnification claim and the applicable provisions of this Agreement.  The Dispute Firm shall have fifteen (15) business days (or such additional time as the Dispute Firm determines is reasonably necessary) to review such materials and deliver to Parent OP and Representative its determination of whether any amount is due under this Agreement.  The determination of the Dispute Firm shall be final and binding on the parties to this Agreement, and Parent OP shall promptly pay over to the LVP Parties such amounts determined by the Dispute Firm to be due under this Agreement and the LVP Parties shall have no further recourse against Parent OP for the indemnification claim with respect to which such amounts have been paid.  Parent OP shall bear all costs and expenses of the Dispute Firm; provided, the LVP Parties shall bear such costs if Parent OP is found to have no liability pursuant to this Agreement.

(c)         Subject to paragraphs (a) and (b) above, the LVP Parties shall have the right to participate in any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability, refund, or adjustment to the taxable income of any party hereto that could result in disallowance of the tax treatment set forth in Section 9 at its own expense.

13.         Transfer of Parent OP’s Assets.  For so long as the LVP Parties hold direct or indirect interests in Parent OP, neither Parent OP nor its Affiliates shall consummate a Restricted Transfer unless the transferee assumes the liabilities and obligations of Parent OP under this Agreement; provided, that Parent OP shall not be released from such liabilities and obligations as a result of such assumption.

14.         Assumption of Existing Tax Protection Agreements.  Parent OP and Parent REIT shall indemnify and hold harmless LVP OP, LVP REIT, each LVP Party, each Lichtenstein Party, or any of their Affiliates from and against, and Parent OP and Parent REIT shall be jointly and severally liable for all liabilities and obligations arising under the Tax Protection Agreements set forth on Schedule G (such Agreements, the “TPAs”)  solely as a result of Parent OP, Parent REIT or any of their Affiliates (including the Company) taking an action or failing to take an action after the Closing that triggers an indemnification obligation under a TPA (such liabilities and obligations, the “Parent TPA Obligations”).  For the avoidance of doubt, the Parent TPA Obligations shall not include any liabilities or obligations under the TPAs with respect to (a) the structure of the contributions and debt arrangements that are the subject of the TPAs, (b) any transactions occurring prior to the Closing, (c) the structure and effectuation of the transactions contemplated by the Contribution Agreement or any other Transaction Document, (d) any actions taken by any Member of the New Company, LVP OP or LVP REIT (regardless of when such action is taken), or (e) a change in Law or interpretation thereof after the date hereof.  The LVP OP and LVP REIT shall indemnify and hold harmless Parent OP from and against and LVP OP and LVP REIT shall be jointly and severally liable for any liability arising under the TPAs that is not a Parent TPA Obligation (“Non-Parent TPA Obligations”).  The Non-Parent TPA Obligations shall not be subject to any limitations, including without limitation, the limitations on indemnification described in Article 10 of the Contribution Agreement.

15.         Termination.  This Agreement shall terminate and shall become void, and there shall be no liability on the part of any party hereto, in the event that the Contribution Agreement shall terminate pursuant to its terms prior to the Closing.

16.         Miscellaneous Provisions.

(a)         Assignment.  No party shall assign this Agreement or its rights hereunder to any Person without the prior written consent of the other party, which consent such other party may grant or withhold in its sole discretion, and any such assignment undertaken without such consent shall be null and void.

(b)         Integration, Waiver.  This Agreement (including the Exhibits hereto) embodies and constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, representations and statements, whether oral or written.  Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by a party hereto of any failure or refusal by any other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

(c)         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws.

(d)         Captions Not Binding: Exhibits.  The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof.  All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

(e)         Binding Effect; No Third-Party Beneficiaries.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No Person, other than the parties hereto, shall have any rights against Parent OP as a result of this Agreement.  The parties hereto further acknowledge that there are no intended third-party beneficiaries to this Agreement.

(f)          Severability.  If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(g)         Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, scanned pages or telex, or by registered or certified mail (postage prepaid, return receipt requested) as follows:

To Parent REIT, Parent OP or Parent Sub:

Simon Property Group, Inc
225 West Washington Street
Indianapolis, Indiana 46204
Attention:	James M. Barkley
Facsimile:	317-685-7377

with a copy (which copy shall not constitute notice) to:

Fried, Frank, Harris, Shriver and Jacobson LLP
One New York Plaza
New York, New York 10004
Tel: 212.859.8980
Attention:	Peter S. Golden
Alan S. Kaden
Facsimile:	212.859.4000

To the Company (prior to the Closing):

Prime Outlets Acquisition Company LLC
217 East Redwood Street, 20th Floor
Baltimore, MD 21202
Attention:	Kelvin Antill, Esq.
Facsimile:	410.234.0275

with a copy (which shall not constitute notice) to:

Lightstone Prime, LLC
c/o The Lightstone Group
1985 Cedar Bridge Avenue
Lakewood, NJ  08701
Attention:	Joseph E. Teichman, Esq.
Facsimile:	732-612-1444

and, with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York  10019-6064
Attention:	Jeffrey D. Marell
Jeffrey B. Samuels
Facsimile:	212-757-3990

To the Representative:

Lightstone Prime, LLC
c/o The Lightstone Group
1985 Cedar Bridge Avenue
Lakewood, NJ  08701
Attention:	Joseph E. Teichman, Esq.
Facsimile:	732-612-1444

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York  10019-6064
Attention:	Jeffrey D. Marell
Jeffrey B. Samuels
Facsimile:	212-757-3990

or to such other address as any party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(h)         Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

(i)           Construction.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment or Exhibit hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, EACH PARTY HERETO HAS CAUSED THIS Agreement to be duly executed on its behalf on the date first above written.

Simon Property Group, Inc.

By:
Name:
Title:

Simon Property Group, L.P.

By:	Simon Property Group, Inc., its general
partner

By:
Name:
Title:

Prime Outlets Acquisition Company LLC

By:
Name:
Title:

Marco LP Units, LLC

By:
Name:
Title:

Lightstone Prime, LLC

By:
Name:
Title:

Lightstone Holdings, LLC

By:
Name:
Title:

[Signature page to LVP Tax Matters Agreement]

Pro-DFJV Holdings LLC

By:
Name:
Title:

BRM, LLC

By:
Name:
Title:

Lightstone Value Plus Real Estate Investment
Trust, Inc.

By:
Name:
Title:

Lightstone Value Plus REIT, L.P.

By:
Name:
Title:

David Lichtenstein

[Signature page to LVP Tax Matters Agreement]

SCHEDULE A

ESTIMATE OF BUILT-IN GAIN

Property

Calhoun

Naples

Florida City

Gaffney

Grove City

Gulf Coast

Gulfport

Huntley

Lebanon

Jeffersonville

Ohio

Pismo Beach

Pleasant Prairie

Pleasant Prairie II

Queenstown

San Marcos

San Marcos II

Birch Run

Hagerstown

Williamsburg

Mill Run Designer

Mill Run Orlando

Mazel

Barceloneta

St. Augustine	N/A

TOTAL

G-Schedules/Exhibits

SCHEDULE B

PROTECTED PERIODS

Property	End of Protected Period

Ellenton	Eighth anniversary of the Closing

San Marcos	Eighth anniversary of the Closing

Orlando	Eighth anniversary of the Closing

Grove City	Eighth anniversary of the Closing

Jeffersonville	Eighth anniversary of the Closing

Barceloneta	Eighth anniversary of the Closing

Pleasant Prairie I	Sixth anniversary of the Closing

Williamsburg	Sixth anniversary of the Closing

Pleasant Prairie II	Sixth anniversary of the Closing

Williamsburg Mazel	Sixth anniversary of the Closing

Queenstown	Sixth anniversary of the Closing

Lee	Sixth anniversary of the Closing

Hagerstown	Sixth anniversary of the Closing

Calhoun	June 26, 2013

Naples	June 26, 2013

Florida City	June 26, 2013

Gaffney	June 26, 2013

Gulfport	June 26, 2013

Huntley	June 26, 2013

Lebanon	June 26, 2013

Pismo Beach	June 26, 2013

Birch Run	June 26, 2013

St. Augustine	N/A

G-Schedules/Exhibits

SCHEDULE C

CMBS DEBT

Lender	Loan	Property	Amount Outstanding[2]	Maturity
Wachovia	Megadeal	Ellentown Florida City Grove City Gulfport Huntley Jeffersonville Lebanon Naples San Marcos Pleasant Prairie I	$[619.2 million]	January 11, 2016
Citigroup	2nd Horizon	Pismo Beach Queenstown	$[100.0 million]	November 6, 2016
CIBC	Bridge Portfolio	Calhoun Gaffney Lee	$[113.7 million]	September 1, 2016
Wachovia	Triple Outlet World Loans	Birch Run Hagerstown Williamsburg	$[312.7 million]	April 11, 2016
CIBC	Pleasant Prairie II	Pleasant Prairie II	$[38.1 million]	December 1, 2016
Wachovia	St. Augustine	St. Augustine	$[26.6 million]	April 11, 2016

2         To be updated to reflect amortization to date.

G-Schedules/Exhibits

SCHEDULE D

ALLOCABLE SHARES

LVP Party	Allocable Shares

Lightstone Value Plus REIT, L.P.	[_	]%

Pro-DFJV Holdings, LLC	[_	]%

G-Schedules/Exhibits

SCHEDULE E

CAPITAL CONTRIBUTION OBLIGATIONS

LVP Party	Amount of Capital Contribution Obligation as of the Closing Date

Lightstone Value Plus REIT, L.P.

Pro-DFJV Holdings, LLC

G-Schedules/Exhibits

SCHEDULE F

INITIAL ALLOCATION OF CMBS DEBT

Property	Initial Debt Allocation

Ellenton

San Marcos

Orlando

Grove City

Jeffersonville

Barceloneta

Pleasant Prairie I

Williamsburg

Pleasant Prairie II

Williamsburg Mazel

Queenstown

Lee

Hagerstown

Calhoun

Naples

Florida City

Gaffney

Gulfport

Huntley

Lebanon

Pismo Beach

Birch Run

St. Augustine

G-Schedules/Exhibits

SCHEDULE G

TAX PROTECTION AGREEMENTS

1.	Tax Protection Agreement, dated August 25, 2009, by and between Lightstone Value Plus REIT, L.P. and Central Jersey Holdings II LLC.

2.	Tax Protection Agreement, dated August 25, 2009, by and between Lightstone Value Plus REIT, L.P. and JT Prime LLC.

3.	Tax Protection Agreement, dated August 25, 2009, by and between Lightstone Value Plus REIT, L.P. and Trac Central Jersey LLC.

4.	Tax Protection Agreement, dated June 26, 2008, by and among Lightstone Value Plus REIT, L.P., the Company, and AR Prime Holdings, LLC.

5.	Series C Optional Tax Indemnification, attached as Exhibit H to Fourth Amended and Restated Agreement of Limited Partnership of Prime Retail, L.P.

6.	Tax Protection Agreement, dated June 26, 2008, by and between Lightstone Value Plus REIT, L.P. and Arbor National CJ, LLC.

7.	Tax Protection Agreement, dated June 26, 2008, by and between Lightstone Value Plus REIT, L.P. and Arbor Mill Run JRM LLC.

G-Schedules/Exhibits

EXHIBIT A

FORM OF CAPITAL CONTRIBUTION AGREEMENT

G-Schedules/Exhibits

EXHIBIT B

FORM OF GUARANTY OF COLLECTION

G-Schedules/Exhibits

Annex A

Owner	Percentage Owned in the Other Group Companies

Lightstone Holdings	84.015% interest in Ewell

Pro-DFJV	14.26% interest in Mill Run

BRM	55.199% interest in Mill Run

LVP OP	22.54% interest in Mill Run

LRPV	99% interest in Barceloneta

PR Manager	1% interest in Barceloneta

Annex B

Owner	Percentage Owned in the Company

Lightstone Prime	60%

LVP OP	25%

Pro-DFJV	15%

Annex C

Description of the St. Augustine Land

All that certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the City of St. Augustine, County of St. Johns, State of Florida.

A part of Section 6, Township 7 South, Range 29 East, St. Johns County, Florida, more particularly described as follows:

For a point of reference, commence at the Northeast corner of said Section 6; thence South 02 degrees 02 minutes 27 seconds East along the East line of said Section 6, a distance of 921.41 feet; thence departing said Section line, North 33 degrees 23 minutes 45 seconds West, a distance of 377.94 feet; thence South 56 degrees 36 minutes 15 seconds West, a distance of 994.41 feet; thence South 33 degrees 23 minutes 45 seconds East, a distance of 286.50 feet to the POINT OF BEGINNING;

Thence continue South 33 degrees 23 minutes 45 seconds East, a distance of 807.37 feet; thence South 22 degrees 44 minutes 16 seconds East, a distance of 218.65 feet; thence South 33 degrees 23 minutes 45 seconds East, a distance of 83.75 feet to a point on the Northwesterly right of way line of Outlet Centre Drive (a 90 foot private right of way); thence South 56 degrees 36 minutes 15 seconds West along said Northwesterly right of way line, a distance of 307.90 feet to a point on the Northeasterly limited access right of way line of Interstate 95, State Road No. 9 (a varying right of way as now established) and a point on a curve concave Southwesterly having a radius of 5879.58 feet; thence departing said Northwesterly right of way line, Northwesterly along said limited access right of way line and along the arc of said curve, an arc distance of 950.01 feet, said arc being subtended by a chord bearing of North 33 degrees 51 minutes 59 seconds West and a chord distance of 948.98 feet to the point of tangency of said curve; thence North 38 degrees 29 minutes 40 seconds West continuing along said limited access right of way line, a distance of 157.68 feet; thence departing said limited access right of way line, North 56 degrees 36 minutes 15 seconds East, a distance of 370.14 feet to the POINT OF BEGINNING.

TOGETHER WITH:

Development Agreement between St. Augustine Associates, Inc., a Florida corporation, as Trustee under Land Trust Agreement for St. Augustine Centre Land Trust dated June 15, 1998 and FOM St. Augustine Limited Partnership recorded July 13, 1998 in Official Records Book 1333, page 416; First Amendment recorded in Official Records Book 2495, page 1207, public records of St. Johns County, Florida.

Declaration of Reciprocal Easements, Rights and Maintenance Covenants for the St. Augustine Centre DRI/PUD, by St. Augustine Associates, Inc., a Florida corporation, as Trustee under Land Trust Agreement for St. Augustine Centre Land Trust dated June 15, 1998 recorded July 13, 1998 in Official Records Book 1333, page 347, public records of St. Johns County, Florida, and First Amendment recorded in Official Records Book 1333, page 384, public records of St. Johns County, Florida.

St. Augustine Centre Road and Utilities Improvements Construction Agreement between St. Augustine Associates, Inc.. a Florida corporation, as Trustee under Land Trust Agreement for St. Augustine Centre Land Trust dated June 15, 1998 and FOM St. Augustine Limited Partnership recorded July 13, 1998 in Official Records Book 1333, page 434, public records of St. Johns County, Florida.

Declaration of Drainage Easement by St. Augustine Associates. Inc., a Florida corporation, as Trustee under Land Trust Agreement for St. Augustine Centre Land Trust dated June 15, 1998, recorded July 13. 1998 in Official Records Book 1333, page 388, public records of St. Johns County, Florida.

Declaration of Restrictive Covenants and Easement Agreement made by FOM St. Augustine Limited Partnership dated September 23, 1999.

NOTE:  Being Parcel No. 087330-0000 of the City of St. Augustine. County of St. Johns.

NOTE:  Parcel No. shown for informational purposes only.

Annex D

Contributors	Applicable Percentage Interest

Lightstone Holdings	1.140%

Pro-DFJV	13.750%

BRM	15.274%

LVP OP	22.576%

LRPV	8.231%

PR Manager	0.083%

Lightstone Prime	38.946%

TOTAL	100%

Annex E

Annex F

Company Knowledge Parties

1.	Peyton H. Owen, Jr.

2.	Donna Brandin

3.	Joseph Teichman

4.	Robert A. Brvenik